Prospectus	Filed Pursuant to Rule 424(b)(3) Registration No. 333-276674

3,412,500 Ordinary Shares

iOThree Limited

This prospectus (the “Resale Prospectus,” or “this prospectus”) relates to the resale of up to 3,412,500 ordinary shares, par value $0.00625 per share (the “Ordinary Shares”) by the Reselling Shareholders (as defined and named herein). Currently, there is no public market for the Ordinary Shares. Since there is currently no public market established for our securities, the Reselling Shareholders will sell at the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part, which is $4.00 per Ordinary Share. Once, and if, our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) and there is an established market for the Reselling Shareholders’ Ordinary Shares, the Reselling Shareholders may sell their Ordinary Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Company will not receive any proceeds from the sale of any of the 3,412,500 Ordinary Shares sold by the Reselling Shareholders (the “Resale Shares”). The offering of the Resale Shares by the Reselling Shareholders will terminate at the earlier of such time as all of the Resale Shares have been sold pursuant to the registration statement and the date on which it is no longer necessary to maintain the registration of the Resale Shares as a result of such Resale Shares being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended, and the offering of the Resale Shares may extend for a longer period of time than the offering of the Ordinary Shares being sold in the Company’s initial public offering of securities. The Resale Shares will be resold from time to time by the Reselling Shareholders.

Prior to the Company’s initial public offering, there has been no public market for the Ordinary Shares. Our Ordinary Shares have been approved to list on Nasdaq under the symbol “IOTR”.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, will be subject to reduced public company reporting requirements for this and future filings. In addition, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. Additionally, following the offering, more than 50.0% of the voting power of our securities will be beneficially owned by our founder and Chief Executive Officer, Mr. Eng Chye Koh, and hence will be a “controlled company” within the meaning of Nasdaq’s listing rules and, as such, we will be eligible for exemptions from certain corporate governance requirements of the Nasdaq Listing Rules although we do not intend to avail ourselves of these exemptions. See the sections entitled “Risk Factors” and “Prospectus Summary — Implications of Being an Emerging Growth Company, a Foreign Private Issuer, and a Controlled Company” for additional information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our wholly-owned subsidiary in Singapore. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Ordinary Shares should be aware that they do not directly hold equity interests in the Singaporean operating entity, but rather are purchasing equity solely in iOThree Limited, our Cayman Islands holding company, which indirectly owns 100% equity interests in the Singaporean subsidiary.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any Ordinary Shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2025.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the Reselling Shareholders have not, authorized anyone to provide you with different information, and we and the Reselling Shareholders take no responsibility for any other information others may give you. We are not, and the Reselling Shareholders are not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or the sale of any Ordinary Shares.

Neither we nor the Reselling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus or any free writing prospectus outside the United States.

iO3 Three Limited is an exempted company incorporated under the laws of the Cayman Islands with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be subject to all of the disclosure requirements applicable to public companies organized within the United States, for example, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Until and including May 4, 2025 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

For the sake of undertaking a public offering of our Ordinary Shares, we were formed as a new exempted company in the Cayman Islands with limited liability on August 21, 2023. On October 6, 2023, the shareholders of iO3 Pte. Ltd., a Singapore corporation, exchanged their shares of iO3 Pte. Ltd. for our Ordinary Shares. Also for the sake of undertaking a public offering of its Ordinary Shares, on February 8, 2024, the Company completed a series of reorganization transactions resulting in the Company having a total of 15,000,000 Ordinary Shares outstanding. On August 22, 2024, the Company effected a share consolidation immediately followed by a share subdivision, as a result of which the total number of the Company’s outstanding Ordinary Shares increased from 15,000,000 to 24,000,000, with a par value of $0.00625 per share (the “Share Split”). Therefore, the information in this prospectus has been presented to reflect that the Company has 24,000,000 Ordinary Shares issued and outstanding prior to the completion of the offering. Unless otherwise indicated, all references to Ordinary Shares, share data, per share data, and related information, where applicable, in this prospectus reflect 24,000,000 Ordinary Shares issued and outstanding.

Financial Statements

The financial statements of the Company were prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company. Accordingly, the results of the Company include the results of its subsidiaries for the two-year period ended March 31, 2024 and the six months ended September 30, 2024. Such manner of presentation reflects the economic substance of the companies, which were under common control throughout the relevant period, as a single economic enterprise, although the legal parent-subsidiary relationships were not established. For the avoidance of doubt, the Company will be the financial reporting entity following the underwritten public offering.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the SEC.

Financial Information in U.S. Dollars

The reporting currency of the Company is United States Dollars, or “US$”, or “$”, and the accompanying consolidated financial statements have been expressed in United States Dollars. In addition, the Company and subsidiaries maintain their books and record in United States Dollars or “US$”, or “$”, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

Transactions denominated in currencies other than United States Dollars are translated into United States Dollars at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the date of the balance sheet dates. The resulting exchange differences arising on the settlement of monetary items or on translating monetary items at the date of the balance sheet dates are recorded in the statement of operations.

Trademarks

We currently are in the process of applying for a trademark for “JARVISS” (i) under the international registration governed exclusively by the Madrid Protocol covering jurisdictions including Malaysia, Thailand, Vietnam, the Philippines, Indonesia, China, Japan, European Union Intellectual Property Office (EUIPO), United Kingdom and Brunei, (ii) in Hong Kong, and (iii) in Taiwan. Other trademarks or service marks appearing in this prospectus are the property of their respective holders. As of the date of this prospectus, we have successfully registered the trademark for “JARVISS” with European Union Intellectual Property Office (EUIPO), United Kingdom, Brunei, Taiwan, Japan and the Philippines. Solely for the convenience of the reader, we refer to our brands in this prospectus without the ® symbol, but these references are not intended to indicate in any way that we will not assert our rights to these brands to the fullest extent permitted by law.

Market and Industry Data

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. In particular, we commissioned Frost & Sullivan Limited to carry out independent market research and prepare a research report in September 2024 (the “Frost & Sullivan Report”) in connection with our underwritten public offering. The market data and estimates used in this prospectus involve a number of assumptions and limitations. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. Furthermore, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, principally under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business and our market. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including:

•        unfavorable global and regional economic, political and health conditions, especially in Singapore and Asia;

•        environmental, social and governance matters, including global climate change;

•        current competition and the emergence of new market participants in our industry;

•        government regulation and changes in foreign currency exchange rates;

•        our expectations regarding the continued growth of our industry in Asia and globally;

•        failure to maintain and enhance our brand recognition;

•        our ability to maintain and expand our supplier relationships;

•        our reliance on technology;

•        being subject to warranty claims, product recalls and product liability claims;

•        our ability to attract, train and retain executives and other qualified employees;

•        our ability to successfully implement our growth strategies; and

•        the other factors discussed under section “Risk Factors” in this prospectus.

We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The words “believe,” “may,” “should,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “will,” “expect” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, capital expenditures, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur or come into existence and forward-looking statements are thus not guarantees of future performance. Considering these limitations, you should not make any investment decision in reliance on forward-looking statements contained in this prospectus.

DEFINITIONS

Unless the context suggests otherwise, references in this prospectus to the “Company,” “we,” “us” and “our” are to iOThree Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act, and its consolidated subsidiaries.

Furthermore, unless we indicate otherwise, all information in this prospectus reflects the following:

“5G” means the 5th generation mobile network, which is a global wireless standard.

“ASC” means FASB Accounting Standards Codification.

“AI” means artificial intelligence.

“AR” means augmented reality.

“British Virgin Islands” means the United Kingdom and Northern Ireland’s territory of the Virgin Islands.

“BVI” means British Virgin Islands.

“CAGR” means compound annual growth rate.

“Cayman Islands” means the Cayman Islands, a British overseas territory in the Western Caribbean islands.

“CCTV” means closed circuit television.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“COVID-19” means the novel Coronavirus Disease of 2019.

“ERP” means enterprise resource planning.

“EU” means the European Union.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“FASB” means the Financial Accounting Standards Board.

“GPS” means global positioning system.

“IoT” means Internet of Things.

“IRS” means the U.S. Internal Revenue Service.

“IP phone” means internet protocol phone.

“ISO” means International Organization for Standardization.

“IT” means information technology.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“LAN” means local area network.

“Nasdaq Listing Rules” means the Listing Rules adopted by The Nasdaq Stock Market LLC, as the same may be amended from time to time.

“OT” means operational technology.

“Reselling Shareholders” means, collectively, Ace Smart Global Limited (a company controlled and wholly owned by Tsang Nga Kwok) with respect to 437,500 Ordinary Shares, One Investment and Consultancy Limited with respect to 250,000 Ordinary Shares, Sakal Capital Pte. Ltd. with respect to 250,000 Ordinary Shares, All Wealthy International Limited (a company wholly-owned and controlled by our Chairman and Chief Executive Officer, Mr. Eng Chye Koh) with respect to 2,037,500 Ordinary Shares, and Shao Qi Limited with respect to 437,500 Ordinary Shares.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated from time to time thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations promulgated by the SEC thereunder.

“Selling Shareholders” means, collectively, Tsang Nga Kwok with respect to 250,000 Ordinary Shares, One Investment and Consultancy Limited with respect to 100,000 Ordinary Shares, and Sakal Capital Pte. Ltd. with respect to 100,000 Ordinary Shares.

“Singapore Dollars” or “S$” means Singapore dollars.

“Singapore Companies Act” means the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.

“Singapore Stock Exchange” means the Singapore Exchange Securities Trading Limited.

“United States” or “U.S.” means the United States of America, including the states, the District of Columbia and its territories and possessions.

“U.S. Dollars”, “US$” or “$” means U.S. dollars.

“U.S. Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act 1977, as amended.

“USB” means universal serial bus.

“VSAT” means very small aperture terminal.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Ordinary Shares. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Business” in this prospectus before making an investment decision.

Overview

We are a leading provider of maritime digital technologies including satellite connectivity and digitalization solutions in Singapore focused on facilitating the maritime industry towards digital transformation. Based on the Frost & Sullivan Report, as of March 31, 2024, we ranked fifth in the Singaporean market based on revenue from the provision of maritime connectivity and digital solutions with a market share of approximately 6.2%. Our company was established to adopt an innovative approach towards the management of solutions accustomed to contemporary needs and drive the digital evolution in the maritime industry.

We have two operating segments: (i) satellite connectivity solution, and (ii) digitalization and other solutions. In the satellite connectivity solution segment, we offer integrated satellite connectivity solution through the provision of satellite connectivity services and the sales and/or lease of satellite network equipment and devices for shipboard network management. In the digitalization and other solutions segment, we are involved in designing digital solutions, providing IT support, and providing shipboard support services for IT and OT applications enablement.

Our digitalization platform — “Just A Really Very Intelligent System” (“JARVISS”) — has been specifically designed to support enhanced integrated solutions, asset optimization and delivery of secured critical applications globally. It hosts a fleet of native applications developed by us as well as third party applications, consolidating essential functions such as IoT and vessel management. Our unique platform seamlessly integrates these applications, simplifying maritime operations and fostering unprecedented efficiency and leads us to be a pioneer of integrated maritime connectivity and digital solution providers. For further details regarding JARVISS, see the section entitled “Business — Our flagship solution — JARVISS”. In addition to JARVISS, our portfolio of digital solutions also encompasses our “V.Suite” solutions, which currently consist of V.SIGHT AI camera surveillance, V.SION AR smart glasses, V.IoT shipboard monitoring and analytics, V.SECURE cybersecurity, and V.WEATHER route optimization, as well as a new ERP system — “Future Ready Intelligent Digital Assistant System” (“FRIDAY”). For details, see the sections entitled “Business — V.Suite” and “Business — FRIDAY”.

Our Competitive Strengths

As a maritime connectivity and digital solutions provider, our goal is to offer a blend of extensive functionality, adaptable scalability, and a user-friendly interface, all designed to enhance and streamline our customers’ maritime experiences and voyages.

We are committed to providing our customers with a wide range of technology options, ensuring consistency, top-notch quality, and dependable services. Our diversified portfolio of solutions is fully customizable and designed to meet our customers’ individual requirements. We believe that our array of competitive advantages positions us to not only maintain but also strengthen our position in the industry. Our competitive strengths include:

Committed and experienced management team

Since our establishment, our management team has been committed to excellence and focused on supporting the maritime industry towards digital transformation. We have a wealth of experience collectively in the maritime and satellite connectivity space.

Our Chief Executive Officer and Chairman, Mr. Eng Chye Koh, has over 20 years of experience in the satellite technology and maritime industries. He is passionate about facilitating the maritime industry towards digital transformation through technology-led solutions. With his enriched background and interest in technology including data-driven insights, Mr. Koh built his first satellite communication company in 2004 and later exited in 2018. He is able to leverage his first-hand experience in satellite communication and strengthen the growth of our business. Having gained a wide array of experiences and skills from the technology and maritime industry, he is committed to taking our company to great heights with his effective leadership and in-depth knowledge.

Our Chief Commercial Officer and director, Ms. Joanna Hui Cheng Soh, has an impressive track record of sales experience within the satellite communication industry for over 20 years. She has experience in various functions including marketing communications, sales and account management in the maritime sector. With an excellent sales track record and industry reference, she has deep expertise in selling to clientele within the shipping industry. With years of close interaction with the customers and industry contacts, Ms. Soh’s professional experience and connections allow her to lead and strengthen our sales and marketing team to bolster our marketing efforts.

Our Chief Technology Officer, Mr. Wei Meng See has over 20 years of experience in marine engineering, navigation, communication and automation systems. He is a firm believer in committing oneself to fully understand core issues and developing solutions. With a keen interest in business analytics and information sciences, Mr. See supports all technical related functions within our company, helping to grow our software development and marine electronics team.

Our Chief Financial Officer, Ms. Fui Chu Lo, has extensive experience in providing accounting and financial-related advice to public companies. She also has experience in advising companies on their restructuring plans and internal control systems and procedures. She is currently an independent director cum chairman of audit committee of a listed company in Singapore Stock Exchange. With her extensive knowledge in finance and accounting alongside her experience working with public companies, Ms. Lo is committed to leveraging her knowledge and experience to support the financial functions of our Company.

Loyal networks of customers and partners

By leveraging our management team’s deep experience in our industry, we have developed long-term relationships and a broad network of customers and suppliers, allowing us to integrate cutting-edge technical developments into satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY. Our management team has successfully formed and expanded their professional networks with not only end users and customers, but also regional distribution partners in Asia such as Indonesia, Thailand and Malaysia.

Since 2019, we have developed stable and loyal long-term relationships with our major customers. We believe that our industry expertise and ability to design, develop and innovate to meet our customers’ requirements and specifications, and our ability to integrate these solutions has been the key drivers for the customers to continue utilizing our solutions. Looking forward, our stable and loyal relationships within our extensive network of customers will help strengthen our brand and reputation, thereby attracting further interests from renowned companies from international destinations to broaden our customer base.

We also benefit from a broad network of customers that provides referrals of new customers to us, which helps us to expand our customer base. For instance, we have connections with a few local agents who help market our products and solutions to potential customers in Taiwan and Vietnam. These local agents provide first level support and trouble-shooting services to our customers using our products and services. With the help of these networks, we hope to bring the Company closer to exerting a dominant market position in relation to maritime digital applications in the Asian market.

Proven track record in the industry and extensive industry experience

We have been providing maritime connectivity to our customers since 2019 and have accumulated extensive industry experience. Our strong research and development and engineering capabilities enable us to design, develop, customize, and integrate satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY to meet each of our customers’ needs. We also benefit from extensive data accumulated since inception, which are critical in revamping our software and algorithms to continuously optimize and improve our solutions.

In 2022, we were named by Thetius, a maritime innovation consultancy company based in the United Kingdom, as one of the 50 most innovative startups and scaleups in the maritime industry. We were also one of the 15 finalists for the OCBC (Oversea-Chinese Banking Corporation) Emerging Enterprise Award 2022.

We believe our achievements and strong track record in providing maritime connectivity and digital solutions will facilitate the promotion and demand for our products and solutions with both existing and new customers, as well as the expansion of our business. We have grown organically from inception to a company with approximately $8.6 million in gross revenue for the year ended March 31, 2024 in a span of five years. For the last two fiscal years ended March 31, 2024 and 2023, we recorded revenue of $8.6 million and $7.5 million, respectively, and recorded net loss of approximately $4,000 for the year ended March 31, 2024 and net income of approximately $0.9 million for the year ended March 31, 2023. For the six months ended September 30, 2024, we recorded revenue of $5.3 million and net income of $31,000. For more information on our financial performance, please see sections titled “Summary

Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements included elsewhere in this prospectus. We pride ourselves on developing an all-in-one platform for maritime ships that we believe can handle all the different digital applications and services needed by shipowners, ship managers and operators, ports and terminals so that our customers only have to interact with one single operating system. Our customers can elect to utilize our V.Suite native applications and FRIDAY ERP system exclusively whereas customers who require a bespoke and customized digital solution can also integrate third-party software onto JARVISS, giving them access to both native and third-party applications all in one place. We believe that this housing of multiple, diversified products all on a single platform significantly differentiates us from our competitors, whose sole focus is on one aspect of each of the multiple solutions our platform offers. In turn our unified platform composed of multiple products enables us to accommodate the different needs of our customers, which we believe gives us a competitive edge which could lead to further business opportunities.

Culture of Growth and Innovation

We believe that our entrepreneurial culture of innovation and collaboration is an essential driver of our growth. This entrepreneurial culture of innovation and collaboration is deep-rooted and integral to our management team. Our management team brings a breadth of experience from a variety of fields, including automation, IT, connectivity, software development, AI and marine electronics.

With our culture of innovation, we have been able to develop and improve JARIVSS over the past four years and we are close to bringing JARVISS to full maturity. Recently, we have launched FRIDAY, a new maritime ERP system with customizable dashboard, intuitive navigation, and real-time data updates. This is a comprehensive and integrated hybrid software solution (on-cloud and on-premises) specifically designed to streamline and optimize the operational processes of ship management, providing real-time visibility into critical data. It serves as a central hub efficiently managing and coordinating various aspects such as vessel operations, fleet management, supply chain logistics, financial transactions, crewing, and maintenance.

In addition, professional development and training are key components of our culture and in developing our talent. We have half-yearly equipment and software upgrade courses available to our employees and we occasionally send our engineers to attend workshops at external sites for their continuing professional development. This on-the job training provides us with an additional talent pipeline for research and development specialists who can continue to drive our growth.

Our Growth Strategies

We plan to expand our business and strengthen our market position in the maritime industry by implementing the following business strategies and future plans.

Broaden and enhance our current solution offerings

We will continue to enhance and broaden our maritime connectivity and digital solutions offerings by developing and integrating new functionalities and features to address and fulfil our customers’ navigation needs at the sea. We believe that advancing our technologies using our research and development capabilities and engineering expertise are vital in maintaining our long-term competitiveness and driving our business growth. Continued development of our technological capabilities in areas such as satellite communications, connectivity, data analytics, AI analytics, will improve our user experience and engagement. Ongoing updates to our satellite communication and software technologies will provide an enhanced user experience in V.Suite and FRIDAY by ensuring higher video quality, lower latency, faster transmission speed and better transmission stability under various network conditions. In addition, improvements to our technology capabilities will bring us closer to fully transforming JARVISS into a truly unified digital platform, which serves as a one-stop shop for our customers for a comprehensive user experience. We will also scale up and enhance our network and satellite infrastructure as the amount of data generated and stored by JARVISS continues to grow. The combination of the aforementioned efforts will help us retain existing customers, attract new customers, increase user engagement, and provide a better overall user experience.

Increase our geographical presence

We believe there is significant need for digital solutions such as JARVISS on a global basis and, accordingly, opportunity for us to grow our business through international expansion. We are expanding our global footprint and intend to establish a presence in additional international markets such as Asia and the Middle East in the next three years.

Pursue mergers and acquisitions

We are looking to acquire small businesses complementary to our own in Southeast Asia in the next 12 to 24 months to enhance our software and technology capabilities. We intend to pursue targeted acquisitions that further complement our solution portfolio or provide us access to new markets. We will carefully evaluate acquisition opportunities to assess whether they will be compatible within our business model and whether they will assist us with achieving our strategic objectives. We believe that through our informed and selective acquisition strategy, we will be able to effectively integrate targeted companies or assets into our offerings and grow our business successfully.

Adapt to digitalization and changing market conditions

We believe that the maritime industry is still in its infancy with respect to digital transformation. With the advent of new technologies and as the maritime industry gradually moves towards digitalization to respond to the rising demand, we believe that this presents a huge opportunity for us. We believe that if we continue to adapt to digitalization and changing market conditions arising from increased global dependency on technological solutions, there will be significant opportunities for us to expand our penetration into multiple aspects within the maritime industry, providing a unified platform offering our customers a more seamless and consistent experience. This will allow us to quickly and easily address every aspect of the customer experience on one unified platform (i.e., JARVISS) instead of asking our customers to navigate across different platforms for different services by third parties.

Broaden our partner ecosystem by forming strategic alliances

To facilitate our organic growth, we will continue to selectively pursue strategic alliances that can strengthen our technological capabilities, and broaden our customer base and solution offerings, as well as our partner ecosystem generally. We have a large and expanding network of partnerships that consists of third-party solution partners and third-party satellite providers who offer complementary capabilities as well as third-party technicians who provide installation of maritime equipment and other related services to our customers. These partners help us grow our business more efficiently by enhancing our sales force through co-marketing efforts and improving our profile and scale to service our customers. We intend to expand our network of partners who are able to drive meaningful collaborations and bring our solutions to new markets. We will continue to seek out potential strategic alliances that are complementary to and have synergies with our current business and that will help us attract and retain customers. By expanding our partner ecosystem, we will continue to grow our business and further provide value to our customers by offering them more diverse and improved solutions.

Summary of Key Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Ordinary Shares. These risks are discussed more fully in “Risk Factors.” These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors — Risks Related to Our Business and Industry” beginning on page 11 of this prospectus)

•        We are an early stage company which has not demonstrated a sustained ability to generate predictable revenues or cash flows. If we do not generate revenue as expected, our financial condition will be materially and adversely affected.

•        Our operating results are difficult to predict.

•        Loss of key employees and the inability to continuously recruit and retain qualified employees could hurt our competitive position.

•        The markets in which we compete are highly competitive and our competitors may have greater resources than us.

•        Our competitors may develop products that are less expensive, are safer or more effective, and thus may diminish or eliminate the commercial success of any potential products that we may commercialize.

•        The emergence of a competing maritime digital shipboard platform or other similar product and service could reduce the competitive advantage we believe we currently enjoy with JARVISS, which offers an open, participative infrastructure for a diversified portfolio of applications to be transmitted efficiently, with built-in cybersecurity protection.

•        Any failure to maintain our brand recognition and value may adversely affect our business.

•        Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

•        We generate a significant percentage of our revenue from certain key customers, and anticipate this concentration will continue for the foreseeable future, and the loss of one or more of our key customers could negatively affect our business and operating results.

•        As we rely on a small number of suppliers, supplier concentration may expose us to significant financial credit or performance risk.

•        Deterioration of the financial condition of our customers could adversely affect our operating results.

•        Some of our customers may require our products and systems to undergo a demonstration process that does not assure future sales or customer contracts.

•        Our estimates, including market opportunity estimates and market growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm our reputation and negatively affect our business.

•        Fluctuations in our net sales and results of operations could depress the market price of our Ordinary Shares

•        Defects, errors or other performance problems in our software or hardware, or the third-party software or hardware on which we rely, could harm our reputation, result in significant costs to us, impair our ability to sell our systems and subject us to substantial liability.

•        Acquisitions and strategic relationships may disrupt our operations or adversely affect our results.

•        We depend on our main facility in Singapore and are susceptible to any event that could adversely affect its condition or the condition of our other facilities.

•        We may not be able to raise equity and debt financing sufficient to meet our capital and operating needs and to comply with the covenants that we expect will be contained in our debt agreements, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•        We are devoting significant resources to research and development efforts that may be unsuccessful. If we are unable to improve our existing products and services and develop new, innovative products and services, our sales and market share may decline.

•        Our reliance on distributors could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

•        Because we cannot exert the same level of influence or control over our independent distributors as we could were they our own employees, our distributors could fail to comply with our distributor policies and procedures, which could result in claims against us that could harm our financial condition and operating results.

Risks Related to Litigation, Laws and Regulation and Governmental Matters (for a more detailed discussion, see “Risk Factors — Risks Related to Litigation, Laws and Regulation and Governmental Matters” beginning on page 18 of this prospectus)

•        Unfavorable global and regional economic, political and health conditions could adversely affect our business, financial condition or results of operations.

•        Most of the registrant’s operations are carried out in Singapore. As a result, our operations are subject to various political, economic, and other risks and uncertainties.

•        It will be difficult to obtain jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

•        Risks associated with environmental, social and governance matters, including global climate change, and legal, regulatory or market responses to these matters could harm our reputation and business.

•        We could incur additional legal compliance costs associated with our international operations and could become subject to legal penalties if we do not comply with certain regulations.

•        Changes in foreign currency exchange rates may negatively affect our financial condition and results of operations.

•        Potential liability claims relating to our products or services could have a material adverse effect on our business.

•        We are subject to warranty claims, product recalls and product liability claims and may be adversely affected by unfavorable court decisions or legal settlements.

Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity (for a more detailed discussion, see “Risk Factors — Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity” beginning on page 20 of this prospectus)

•        A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business.

•        We depend on cloud-based data services operated by third parties, and any disruption in the operation of these services could harm our business.

•        Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which would cause our business and reputation to suffer.

•        We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

•        We use open source software in our systems, which could negatively affect our ability to offer our systems and subject us to litigation and other actions.

•        We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

•        We may be subject to claims by third parties alleging that we infringe intellectual property owned by them. We may be required to commence litigation to protect our intellectual property rights. Any intellectual property litigation may continue for an extended period and may materially adversely affect our business, financial condition and operating results.

Risks Related to our Tax and Accounting (for a more detailed discussion, see “Risk Factors — Risks Related to Tax and Accounting” beginning on page 24 of this prospectus)

•        U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

•        Changes in our effective tax rate may adversely impact our results of operations.

Risks Related to Being a Public Company (for a more detailed discussion, see “Risk Factors — Risks Related to Being a Public Company” beginning on page 25 of this prospectus)

•        Public company compliance may make it more difficult to attract and retain officers and directors.

•        We have no experience operating as a public company.

•        We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

•        We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        In addition to being a foreign private issuer, we are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, will be eligible for exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

•        As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

•        Our Amended and Restated Memorandum and Articles of Association, to become effective immediately prior to the completion of the underwritten public offering, designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by our shareholders and the United States District Court for the Southern District of New York as the exclusive forum for litigation arising under the federal securities laws of the United States, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

•        Certain judgments obtained against us, the Selling Shareholders, or our auditor by our shareholders may not be enforceable.

Risks Related to Ownership of Our Securities (for a more detailed discussion, see “Risk Factors — Risks Related to Ownership of Our Securities” beginning on page 29 of this prospectus)

•        Investors in the underwritten public offering will experience immediate and substantial dilution in net tangible book value.

•        Substantial future sales of our Ordinary Shares or the anticipation of future sales of our shares in the public market could cause the price of our Ordinary Shares to decline.

•        Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

•        Our Ordinary Shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of Nasdaq.

•        There has been no prior public trading market for our Ordinary Shares and an active trading market may not develop or be sustained following the underwritten public offering.

•        The market price of our equity securities may be volatile, and your investment could suffer or decline in value.

•        Sales of a substantial number of our securities in the public market by the Reselling Shareholders could potentially cause the price of our Ordinary Shares to fall.

•        Our share price could fall and we could be delisted in which case broker-dealers may be discouraged from effecting transactions in our Ordinary Shares because they may be considered penny stocks and thus be subject to the penny stock rules.

•        We may issue preferred shares, the terms of which could adversely affect the voting power or value of Ordinary Shares.

•        If securities analysts were to downgrade our shares, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our share price and trading volume could decline.

•        The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

•        Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness in the future, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.

•        Our officers, directors and principal shareholders currently own a substantial number of our Ordinary Shares and have, and following the offering will continue to have, the power to significantly influence the vote on all matters submitted to a vote of our shareholders.

•        Management will have broad discretion over the use of our proceeds from the underwritten public offering.

•        For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer, and a Controlled Company

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements, and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer (“CEO”) pay ratio disclosure;

•        may present only two years of audited financial statements; and

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until the last day of our fiscal year following the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

•        we are not required to provide certain Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        our insiders are not required to comply with Section 16 of the Exchange Act requiring such individuals and entities to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of Nasdaq. Following the underwritten public offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq.

Controlled Company Status

Upon the completion of the underwritten public offering, our founder, Chairman and Chief Executive Officer, Eng Chye Koh, will beneficially own more than 50.0% of the voting power of the Company’s issued share capital, assuming no exercise of the underwriters’ over-allotment option. As a result, we will be a “controlled company” within the meaning of Nasdaq Listing Rules and therefore we are eligible for certain exemptions from the corporate governance listing requirements of Nasdaq, including:

•        our board of directors is not required to be comprised of a majority of independent directors;

•        our board of directors is not subject to the compensation committee requirement; and

•        we are not subject to the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemption. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Risk Factors — Risks Related to Our Ordinary Shares,” for more information.

Corporate Information

Our principal executive offices are located at 140 Paya Lebar Road #07-02, AZ @ Paya Lebar, Singapore 409015 and our registered address in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168. Our website can be found at https://io3.sg/. We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

The Offering

Securities being offered by the Reselling Shareholders:	3,412,500 Ordinary Shares.
Number of Ordinary Shares outstanding before this offering:	24,000,000 Ordinary Shares.
Number of Ordinary Shares outstanding after this offering:(1)(2)	24,000,000 Ordinary Shares.
Term of this offering:	The Reselling Shareholders will determine when and how they will sell the Ordinary Shares offered in this prospectus.
Use of proceeds:	We will not receive any proceeds from the sale of the Ordinary Shares being offered by the Reselling Shareholders.
Transfer Agent:	The U.S. transfer agent and registrar for the Ordinary Shares is Broadridge Financial Solutions, Inc.
Risk factors:

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 11 of this prospectus.

____________

(1)      Based on 24,000,000 Ordinary Shares issued and outstanding prior to and after the sale of our Resale Shares in this offering, and excludes Ordinary Shares to be offered by us in the underwritten public offering concurrently herewith.

(2)     Excludes up to 164,325 Ordinary Shares underlying the Representative’s Warrants (as defined in the public offering prospectus (the “Public Offering Prospectus”) filed concurrently herewith in connection with our underwritten public offering).

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are an early stage company which has not demonstrated a sustained ability to generate predictable revenues or cash flows. If we do not generate revenue as expected, our financial condition will be materially and adversely affected.

Since inception, we have devoted substantially all of our resources to designing, developing and manufacturing our systems and technology, enhancing our engineering capabilities, building our business and establishing relations with our customers, raising capital and providing general and administrative support for these operations. We have not demonstrated a sustained ability to generate predictable or sustained revenue or cash flows from our solutions or convert sufficient leads into commercial engagements. Our ability to generate predictable revenue and operating cash flows sufficient to fund our working capital requirements continues to be negatively impacted by these factors and we expect these factors to continue to negatively impact our operations for the foreseeable future. Consequently, any assessment you make about our current business or future success or viability may not be as accurate as it could be if we had a longer operating history or an established track record in generating predictable revenues or operating cash flows sufficient to fund our working capital requirements. Further, our limited financial track record, without meaningful revenue from our expected future principal business, is of limited reference value for your assessment of our business and future prospects.

Although we have several customer contracts, we have limited insight into trends that may emerge and affect our business, including our ability to attract and retain customers, the amount of revenue we will generate from our customers and the competition we will face. If our revenue grows slower than we anticipate or we otherwise fall materially short of our forecasts and expectations, we may not be able to achieve profitability and our financial condition will be materially and adversely affected which could cause our share price to decline and investors to lose confidence in us.

Our operating results are difficult to predict.

Our operating results have varied significantly from quarter to quarter in the past and may continue to do so in the future. Factors that cause our operating results to be unpredictable include other factors described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Performance and Related Trends” of this prospectus. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, financial condition and results of operations that could adversely affect our share price.

Loss of key employees and the inability to continuously recruit and retain qualified employees could hurt our competitive position.

We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe our success depends to a significant degree on our ability to attract and retain highly skilled engineers to facilitate the enhancement of our existing technologies and the development of new systems. In order to compete effectively, we must:

•        hire and retain qualified professionals;

•        continue to develop leaders for key business units and functions; and

•        train and motivate our employee base.

The competition for qualified personnel is intense, and the number of candidates with relevant experience, particularly in radio-frequency device and satellite communications systems development and engineering, integrated circuit and technical pre- and post-sale support, is limited. Changes in employment-related laws and regulations may also result in increased operating costs and less flexibility in how we meet our changing workforce needs. Additionally, we may in the future decide to dismiss, certain personnel in order to save on costs and focus on our core competencies, which may have an adverse effect on our reputation and our ability to retain additional qualified personnel in the future. We cannot assure that we will be able to attract and retain skilled personnel in the future, which could harm our business and our results of operations.

The markets in which we compete are relatively competitive and our competitors may have greater resources than us.

Although we have not encountered any direct competitors as there is no one company that operates and provides both business segments, the markets in which we compete are still relatively competitive and competition is increasing. In addition, because the markets in which we operate are constantly evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies, products or services may be introduced into our markets. Currently, we face competition in each of our segments. See “Business — Competition” of this prospectus for a discussion of the competitive environment in each of our segments. Many of our competitors have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources and access to technologies not available to us. Many of our competitors are also substantially larger or more specialized than we are and may have more extensive engineering, manufacturing and marketing capabilities than we do. As a result, these competitors may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products. Our ability to compete in each of our segments may also be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share.

Our competitors may develop products that are less expensive, are safer or more effective, and thus may diminish or eliminate the commercial success of any potential products that we may commercialize.

Our competitors may develop products that are less expensive, are safer or more effective, and thus may diminish or eliminate the commercial success of any potential products that we may commercialize. If there are competitors’ market products that are less expensive, safer or more effective than our future products developed from our product candidates, or that reach the market before our product candidates, we may not achieve commercial success. The market may choose to continue utilizing the existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of any of our product candidates to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition and results of operations. We expect to compete with several companies and our competitors may:

•        Develop and market products that are less expensive or more effective than our future products;

•        Commercialize competing products before we can launch any products developed from our product candidates;

•        Operate larger or more specialized research and development programs or have substantially greater financial resources than we do;

•        Initiate or withstand substantial price competition more successfully than we can;

•        Have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;

•        More effectively negotiate third-party licenses and strategic relationships; and

•        Take advantage of acquisition or other opportunities more readily than we can.

The emergence of a competing maritime digital shipboard platform or other similar product and service could reduce the competitive advantage we believe we currently enjoy with JARVISS, which offers an open, participative infrastructure for a diversified portfolio of applications to be transmitted efficiently, with built-in cybersecurity protection.

JARVISS is a unified digital shipboard platform that encompasses the full spectrum end-to-end from shipboard edge device to cloud services for operational efficiencies and safer voyages. JARVISS provides a diversified portfolio of digital solutions and is fully customizable and designed to meet our customers’ individual requirements. We believe that our array of competitive advantages position us to not only maintain but also strengthen our position in the industry. Due to our unique business offering, we have not encountered and are unaware of any direct competitors as there is no one company that operates and provides both business segments (i.e., connectivity and digitalization and other solutions), but any introduction of such a product or company could adversely impact our success. In addition, other companies could replicate some of the distinguishing features of our products, which could potentially reduce the appeal of our solution, increase price competition, and adversely affect sales. We do, however, face different competitors in each of the business segments. Our main competitors are Navarino, Marlink and Inmarsat for satellite connectivity solution; and Alpha Ori, Zero North and Storm Geo for the ‘digitalization’ segment under ‘digitalization and other solutions’, and Navarino, Radio Holland, and DNV for the ‘other solutions’ segment under ‘digitalization and other solutions’. Moreover, our current and future competitors vary in size and in the breadth and scope of the products and services they offer. They may have longer operating histories or have greater available financial, technical, sales, marketing and other resources than we do. Future competitors such as venture backed startups that are purely software focused may be able to benefit from more capital being injected into the research and development of their products as well as business development efforts.

Any failure to maintain our brand recognition and value may adversely affect our business.

We believe our strong market positions have contributed to the Company’s strong brand recognition and value. Maintaining and developing our brand recognition and value will depend largely on the success of our marketing efforts and our ability to provide consistent, high-quality customer service. In addition, brand recognition and value is based in large part on perceptions of subjective qualities, and even isolated incidents can erode trust and confidence, particularly if they result in adverse publicity, governmental investigations or litigation. Our Company, including our brand recognition and value, could be adversely affected if our public image or reputation is tarnished by negative publicity. Any loss of confidence on the part of customers in our brand or brand image would be difficult and costly to overcome and could have a material adverse effect on our business, financial condition and results of operations.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

Our solutions utilize satellites to provide our customers with stable communications and other technological capabilities. Satellites utilize highly complex technology, operate in the harsh environment of space and are subject to significant operational risks while in orbit. These risks include malfunctions (commonly referred to as anomalies), such as malfunctions in the deployment of subsystems and/or components, interference from electrostatic storms, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies can occur as a result of various factors, including satellite manufacturer error, problems with the power or control sub-system of a satellite or general failures caused by the harsh space environment. Our satellite providers may experience anomalies in the future. Any single anomaly or other operational failure or degradation on the satellites we use could have a material adverse effect on our business, financial condition and results of operations. Although the satellite operators we use have redundant or backup systems and components that operate in the event of an anomaly, operational failure or degradation of primary critical components, these redundant or backup systems and components are subject to risk of failure similar to those experienced by the primary systems and components. The occurrence of a failure of any of these redundant or backup systems and components could materially affect our business, financial condition and results of operations.

We generate a significant percentage of our revenue from certain key customers, and anticipate this concentration will continue for the foreseeable future, and the loss of one or more of our key customers could negatively affect our business and operating results.

We derive a significant portion of our revenue from a limited number of customers. For the six months ended September 30, 2024, our top five customers contributed approximately 47.6% of the total revenue of our company. For the years ended March 31, 2024 and 2023, our top five customers contributed approximately 34.1% and 39.7% of the total revenue of our company, respectively. If we fail to deliver upon contracts with these five customers, or upon the contracts of other large customers, or if demand by these customers for our products decreases substantially, our revenues and operating results could be materially adversely affected. Any slowdown or a disruption in the growth of these customers’ markets could adversely affect our financial condition and results of operations.

As we rely on a small number of suppliers, supplier concentration may expose us to significant financial credit or performance risk.

Our solutions rely on the supply of services, equipment, or software which we may purchase from a small number of third-party suppliers. Purchases from our five largest suppliers contributed approximately 56.5% and 47.5% of our total cost of sales for the six months ended September 30, 2024 and 2023, respectively. Purchases from our five largest suppliers contributed approximately 49.8% and 60.7% of our total cost of sales for the year ended March 31, 2024 and 2023, respectively. As we continue to grow our business, we may need to establish a more diverse supplier network, while attempting to continue to leverage our purchasing power to obtain favorable pricing and delivery terms. The failure to diversify our supplier network could have an adverse effect on our results of operations, financial condition and cash flows.

Furthermore, despite our efforts to maintain good relationships with our existing suppliers, we could lose one or more of our existing suppliers at any time. The loss of one or more key suppliers could increase our reliance on higher cost or lower quality supplies, which could negatively affect our profitability. Any interruptions to, or decline in, the amount or quality of our supplies could materially disrupt our operations and adversely affect our business, financial condition and financial prospects.

Deterioration of the financial condition of our customers could adversely affect our operating results.

Deterioration of the financial condition of our customers could adversely impact our collection of accounts receivable and may result in delays in product orders or contract negotiations. For the six months ended September 30, 2024 and 2023, our top five customers contributed approximately 47.6% and 34.3% of the total revenue of our company, respectively. As of September 30, 2024 and 2023, accounts receivable with these customers were approximately $347,000 and $295,000, respectively. For the years ended March 31, 2024 and 2023, our top five customers contributed approximately 34.1% and 39.7% of the total revenue of our company, respectively. As of March 31, 2024 and 2023, accounts receivable with these customers were approximately $118,000 and $422,000, respectively. We regularly review the collectability and creditworthiness of our customers to determine an appropriate allowance for credit losses. Based on our review of our customers, we currently have no reserves for uncollectible accounts. If our accounts receivable become uncollectible, our operating results would be negatively impacted. Further, recent global inflationary trends and financial markets volatility have resulted in funding constraints that may affect the timing and scale of investments in new communications technologies by some of our existing and prospective customers. The effects of recent macroeconomic uncertainties on our customers have also resulted in delays to contract negotiations or customer orders, and may result in further delays. Any new or further delays in new contracts or customer orders could materially adversely affect our financial condition and operating results.

Some of our customers may require our products and systems to undergo a demonstration process that does not assure future sales or customer contracts.

Prior to purchasing our satellite communications systems, some of our customers may require that products undergo extensive demonstration processes, which may involve the testing of our products in the customers’ systems or via a prototype demonstration. We may also undertake to commit resources to prepare a demonstration for a prospective customer, in which case we would bear the expenses of the demonstration. The demonstration process varies by the customer and the product, and may take several months. The demonstration of our products to a customer does not assure any sales of such product to that customer. Despite these uncertainties, we may devote substantial resources, including design, engineering, sales, marketing and management efforts, to demonstrate our products to customers in anticipation of sales and without an expectation of reimbursement of these costs or generating future revenues and gross profits from the projected sale of our systems.

Our estimates, including market opportunity estimates and market growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm our reputation and negatively affect our business.

We track certain key metrics and market data, including, among others, our estimated demand for maritime digital technology, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies or the assumptions on which we rely. Our methodologies for tracking these data may change over time, which could result in changes to our metrics, including the metrics we publicly disclose. While our key metrics and market data are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring our performance. For example, the accuracy of our projected potential contract revenue pipeline could be impacted by developments outside of our control, such as changes in customers’ plans, supply chain difficulties and the availability of alternative products. In addition, limitations with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our estimates of operating metrics and market data are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our business, financial condition, results of operations and prospects could be materially and adversely affected. Additionally, industry data, forecasts, estimates and projections included elsewhere in this prospectus are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which we compete have been derived from various public data sources, including third-party industry reports and analyses. Accordingly, our use of the terms referring to our markets and industries may be subject to interpretation, and the resulting industry data, projections and estimates are inherently uncertain. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. Furthermore, our industry data and market share data should be interpreted in light of the defined markets in which we operate. Any discrepancy in the interpretation thereof could lead to varying industry data, measurements, forecasts and estimates. Further, the sources on which such industry and market data and estimates are based were prepared as of a certain point in time, and any changes in global macroeconomic conditions, including recent global inflationary trends and financial markets volatility, could also lead to changes in these data, measurements, forecasts and estimates. Furthermore, we do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of our future performance, revenue, financial condition or other results.

Fluctuations in our net sales and results of operations could depress the market price of our Ordinary Shares.

Our future net sales and results of operations could continue to vary significantly due to a number of factors, many of which are outside our control. Accordingly, you should not rely on year-to-year comparisons of our results of operations as an indication of future performance. It is possible that our net sales or results of operations in a quarter will fall below the expectations of securities analysts or investors. If this occurs, the market price of our Ordinary Shares could fall significantly. Our results of operations in any financial year can fluctuate for many reasons, including changes in demand for our products and services; delays in order fulfillment; the mix of products and services we sell; our ability to test and deliver products in a timely and cost-effective manner, including the availability of components from our suppliers; our success in winning competitions for orders; the timing of new product introductions by us or our competitors; the scope and success of our investments in research and development; expenses incurred in pursuing acquisitions and investments; expenses incurred in expanding, maintaining, or improving our global network; market and competitive pricing pressures; unanticipated charges or expenses, such as increases in warranty claims; expenses incurred in responding to shareholder activism; general economic climate; and the impact of supply chain disruptions. A large portion of our expenses, including expenses for network infrastructure, facilities, equipment, and personnel, are relatively fixed. Accordingly, if our net sales decline or do not grow as much or as quickly as we anticipate, we might be unable to maintain or improve our operating margins. Any failure to achieve anticipated net sales could therefore significantly harm our operating results for a particular fiscal period.

Defects, errors or other performance problems in our software or hardware, or the third-party software or hardware on which we rely, could harm our reputation, result in significant costs to us, impair our ability to sell our systems and subject us to substantial liability.

Our software and hardware, and those of third parties on which we rely, is complex and may contain defects or errors when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Despite our testing, from time to time we have discovered and may in the future discover defects or errors in our software and hardware. Any performance problems or defects in our software or hardware, or those of third parties on which we rely, could materially and adversely affect our business, financial condition and results of operations. Defects, errors or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could be costly for us, damage our customers’ businesses, harm our reputation and result in reduced sales or a loss of, or delay in, the market acceptance of our systems. In addition, if we have any such errors, defects or other performance problems, our clients could seek to terminate their contracts, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations.

Acquisitions and strategic relationships may disrupt our operations or adversely affect our results.

We evaluate opportunities to acquire other businesses and pursue other strategic relationships as they arise. The expenses we incur evaluating and pursuing acquisitions and strategic relationships could have a material adverse effect on our results of operations. If we acquire a business, we may be unable to manage it profitably or successfully integrate its operations with our own. Moreover, we may be unable to realize the strategic, financial, operational and other benefits we anticipate, and any acquisition or strategic relationship may increase our operating expenses. Further, our approach to acquisitions and strategic relationships may involve a number of special financial and business risks, such as entry into new and unfamiliar lines of business or markets, which may present challenges or risks that we did not anticipate; entry into new or unfamiliar geographic regions, including exposure to additional tax and regulatory regimes; increased expenses associated with the amortization of acquired intangible assets; increased exposure to fluctuations in foreign currency exchange rates; charges related to any abandoned acquisition; diversion of our management’s time, attention, and resources; loss of key personnel; increased costs to improve or coordinate managerial, operational, financial, and administrative systems, including internal control over financial reporting; dilutive issuances of equity securities; the assumption of legal liabilities; and losses arising from impairment charges associated with goodwill or intangible assets.

We depend on our main facility in Singapore and are susceptible to any event that could adversely affect its condition or the condition of our other facilities.

We depend on our main facility in Singapore and are susceptible to any event that could adversely affect its condition or the condition of our other facilities. A material portion of our operational capacity, our principal offices and principal research and development facilities for the principal part of our business are concentrated in a single location in Singapore. We also have business arrangements with a few local agents in Taiwan and Vietnam. Fire, natural disaster, lockdowns, or any other cause of material disruption in our operations in any of these locations could have a material adverse effect on our business, financial condition and operating results.

We may not be able to raise equity and debt financing sufficient to meet our capital and operating needs and to comply with the covenants that we expect will be contained in our debt agreements, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to raise equity and debt financing sufficient to meet our capital and operating needs and to comply with the covenants that we expect will be contained in our debt agreements, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We cannot assure you that the net proceeds from any future equity offering or debt financing would be sufficient to satisfy our capital and operating needs and enable us to comply with various debt covenants that we expect will be contained in future debt agreements. In such case, we may not be able to raise additional equity capital or obtain additional debt financing or refinance our existing indebtedness, if necessary. If we are not able to comply with the covenants that we expect will be contained in future debt agreements and our lenders choose to accelerate our indebtedness and foreclose their liens, we could be required to sell any vessels we may own and our ability to continue to conduct our business would be impaired.

We are devoting significant resources to research and development efforts that may be unsuccessful. If we are unable to improve our existing products and services and develop new, innovative products and services, our sales and market share may decline.

The market for maritime connectivity and digital solutions is characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. For example, we are starting to face competition from other maritime communication companies. For instance, our main competitors are Navarino, Marlink and Inmarsat for satellite connectivity solution; and Alpha Ori, Zero North and Storm Geo for the ‘digitalization’ segment under ‘digitalization and other solutions’, and Navarino, Radio Holland, and DNV for the ‘other solutions’ segment under ‘digitalization and other solutions’. If we fail to make innovations in our existing products and services and reduce the costs of our products and services in a timely way, our market share may decline. Products or services using new technologies, or emerging industry standards, could render our products and services obsolete. If our competitors successfully introduce new or enhanced products or services that outperform our products or services, or are perceived as doing so, we may be unable to compete successfully in the markets affected by these changes. Research and development in our industry is inherently complex and uncertain, and our current and anticipated research and development projects may not achieve the results we seek. The financial resources that we can devote to our research and development efforts may be insufficient to achieve our goals. Our efforts may not result in any viable products or may result in products whose performance, features, price or availability may not be attractive to customers or that we cannot manufacture and sell profitably.

Our reliance on distributors could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors strategically positioned to serve those areas. Such distributors may sell and distribute competing products, and our products may represent a small portion of their businesses. There is a risk that such distributors may not adequately perform their functions by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other companies who have greater resources than we do. To the extent that our distributors are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing, and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors will depend on a number of factors, some of which are outside our control. Some of these factors include:

•        the level of demand for our brands and products in a particular distribution area;

•        our ability to price our products at levels competitive with those of competing products; and

•        our ability to deliver products in the quantity and at the time ordered by distributors.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

Because we cannot exert the same level of influence or control over our independent distributors as we could were they our own employees, our distributors could fail to comply with our distributor policies and procedures, which could result in claims against us that could harm our financial condition and operating results.

Our distributors are independent and, accordingly, we are not in a position to directly provide the same direction, motivation and oversight as we would if distributors were our own employees. As a result, there can be no assurance that our distributors will participate in our marketing strategies or plans, accept our introduction of new products, or comply with our distributor policies and procedures.

Extensive national and local laws regulate our business and products. Although we have implemented distributor policies and procedures designed to govern distributor conduct and to protect the goodwill associated with our trademarks and tradenames, it can be difficult to enforce these policies and procedures because of the large number of distributors and their independent status. Violations by our independent licensed distributors of applicable law or of our policies and procedures in dealing with customers could reflect negatively on our products and operations and harm our business reputation.

Risks Related to Litigation, Laws and Regulation and Governmental Matters

Unfavorable global and regional economic, political and health conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by global or regional economic, political and health conditions. A global financial crisis or global or regional political and economic instability (including changes in inflation, interest rates and overall economic conditions and uncertainties), wars, terrorism, civil unrest, outbreaks of disease (for example, COVID-19), and other unexpected events, such as supply chain constraints or disruptions, could cause extreme volatility, increase our costs and disrupt our business. Business disruptions could include, among others, disruptions to our commercial activities, including due to supply chain or distribution constraints or challenges, as well as temporary closures of our facilities and the facilities of suppliers or contract manufacturers in our supply chain. For example, these macroeconomic factors could affect the ability of our current or potential future manufacturers, sole source or single source suppliers, licensors or licensees to remain in business, or otherwise manufacture or supply components, materials or services relevant to our products. Any failure by any of them to remain in business could affect our ability to manufacture products or meet demand for our products. In addition, if inflation or other factors were to significantly increase our business costs, we may be unable to pass through price increases to our customers. Interest rates and the ability to access credit markets could also adversely affect the ability of our customers to purchase our products. Also, as a result of the current geopolitical tensions and conflict between Russia and Ukraine, the governments of the United States, EU, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia and certain impacted regions, as well as enhanced export controls on certain products and industries. Furthermore, ongoing violence between Israel and the Palestinians, as well as tension between Israel and neighboring Syria and Lebanon, may have a material adverse effect on our business, financial condition and results of operations. The responses to these global conflicts (such as any additional sanctions and export controls), as well as any counter responses by the governments of Russia, the Palestinian Authority, or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of raw materials and components, as well as the on global financial markets and financial services industry. We are impacted by inflationary increases in wages, benefits and other costs. In all countries in which we operate, wage and benefit inflation, whether driven by competition for talent, or ordinary course pay increases and other inflationary pressure, may increase our cost of providing services and reduce our profitability. Furthermore, as a result of our global operations, wage increases in emerging markets may increase at a faster rate than wages in developed markets, which increases our exposure to inflation risks. If we are not able to pass increased wage and other costs resulting from inflation onto our clients our profitability may decline.

Most of the registrant’s operations are carried out in Singapore. As a result, our operations are subject to various political, economic, and other risks and uncertainties.

Our main operations are in Singapore. Our operations are subject to various political, economic, and other risks and uncertainties inherent to the country. Among other risks, the registrant’s operations are subject to the risks of political conditions and governmental regulations. If there are any changes to government regulations that affect our ability to operate, we may face significant losses.

It will be difficult to obtain jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

All of our assets are currently located outside of the United States. Additionally, our directors and officers reside outside of the United States. Additionally, our key management and operations are primarily based in Singapore. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws in Singapore or the Cayman Islands. Moreover, we have been advised that Singapore and Cayman Islands do not have a treaty providing for the reciprocal recognition and enforcement of judgments of courts with the United States. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforcement of Liabilities”.

Risks associated with environmental, social and governance matters, including global climate change, and legal, regulatory or market responses to these matters could harm our reputation and business.

Increasing shareholder environmental, social and governance (ESG) expectations, physical and transition risks associated with climate change, emerging ESG regulation, contractual requirements and policy requirements present short, medium and long-term risks to our business and financial condition. Changes in environmental and climate change laws or regulations could lead to additional operational restrictions and compliance requirements upon us. Compliance with current and future environmental laws and regulations may require significant operating and capital costs. Our suppliers may face similar business interruptions and incur additional costs that may be passed on to us. In addition, customers, shareholders and institutional investors continue to increase their focus on ESG, including our environmental sustainability practices and commitments with respect to our business and operations. If our responses to new or evolving legal and regulatory requirements or other sustainability concerns are unsuccessful or perceived as inadequate for the U.S. or our international markets, we also may suffer damage to our reputation, which could have a material adverse impact on our business, financial condition and results of operations.

We could incur additional legal compliance costs associated with our international operations and could become subject to legal penalties if we do not comply with certain regulations.

As a result of our international operations, we are subject to a number of legal requirements, including the U.S. Foreign Corrupt Practices Act and the customs, export, trade sanctions and anti-boycott laws of the United States, including those administered by the U.S. Customs and Border Protection, the Bureau of Industry and Security, the Department of Commerce, the Department of State, and the Office of Foreign Assets Control of the Treasury Department, as well as those of other nations in which we do business. In addition, many of the countries where our customers use our products and services have licensing and regulatory requirements for the importation and use of satellite communications and reception equipment, including the use of such equipment in territorial waters, the transmission of satellite signals on certain radio frequencies, the transmission of voice over the internet services using such equipment, and, in some cases, the reception of certain video programming services. These laws and regulations are continually changing, making compliance complex. We incur costs identifying and maintaining compliance with applicable licensing and regulatory requirements. In addition, our training and compliance programs and our other internal control policies may be insufficient to protect us from acts committed by our employees, agents or third-party contractors. Any violation of these requirements by us or our employees, agents or third-party contractors may subject us to significant criminal and civil liability.

Changes in foreign currency exchange rates may negatively affect our financial condition and results of operations.

The reporting currency of the Company is U.S. Dollars, to date the majority of the Company’s revenues and costs are denominated in US$ and S$, a majority of the Company’s assets are denominated in US$ and S$ and a significant portion of the Company’s liabilities are denominated in S$. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and S$. For example, during 2022 and 2023, the U.S. dollar strengthened against certain foreign currencies and this may cause a decrease in some of our monetary assets which are denominated in foreign currencies and lead to the recognition of foreign exchange losses. Moreover, certain of our products and services are sold internationally in U.S. dollars; if the U.S. dollar continues to strengthen, the relative cost of these products and services to customers located in foreign countries would increase, which could adversely affect export sales. In addition, most of our financial obligations must be satisfied in U.S. dollars. Our exposures to changes in foreign currency exchange rates may change over time as our business practices evolve and could result in increased costs or reduced revenue and could adversely affect our cash flow. Changes in the relative values of currencies occur regularly and may have a significant impact on our operating results. We cannot predict with any certainty changes in foreign currency exchange rates or the degree to which we can cost-effectively mitigate this exposure.

Potential liability claims relating to our products or services could have a material adverse effect on our business.

We may be subject to liability claims relating to the products we sell or services we provide. Potential liability claims could include, among others, claims for debts and for breaching service level availability obligations. We endeavor to include in our agreements with our business customers provisions designed to limit our exposure to potential claims. However, we may fail to include limitations of our liability in our contracts, or our contractual limitations of liability maybe rejected or limited in certain jurisdictions. Additionally, our insurance does not cover all relevant claims, such as claims for force majeure, and does not provide sufficient coverage. To date, we have not been subject to any material product liability claim. Our business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by our insurance or exceed our coverage.

We are subject to warranty claims, product recalls and product liability claims and may be adversely affected by unfavorable court decisions or legal settlements.

From time to time, we may be subject to warranty or product liability claims as a result of defects in our products and systems that could lead to significant expense. If we or one of our suppliers recalls any of our products, we may incur significant costs and expenses, including replacement costs, direct and indirect product recall-related costs, diversion of technical and other resources and reputational harm. Our customer contracts typically contain warranty and indemnification provisions, and in certain cases may also contain liquidated damages provisions related to product delivery obligations. The potential liabilities associated with such provisions are significant, and in some cases, including in agreements with some of our largest customers, are potentially unlimited. Any such liabilities may greatly exceed any revenue we receive from the sale of the relevant products. Costs, payments or damages incurred or paid by us in connection with warranty and product liability claims and product recalls could materially and adversely affect our financial condition and results of operations.

Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity

A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business.

A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business. Our information technology networks and related systems are essential to our ability to conduct our day to day operations. As a result, we face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the internet, malware, computer viruses, attachments to emails, persons who access our systems from inside or outside our organization and other significant disruptions of our information technology networks and related systems. A security breach or other significant disruption involving our information technology networks and related systems or those of our vendors could: disrupt our operations; result in the unauthorized access to, and the destruction, loss, theft, misappropriation or release of, proprietary, personally identifiable, confidential, sensitive or otherwise valuable information including tenant information and lease data, which others could use to compete against us or which could expose us to damage claims by third parties for disruptive, destructive or otherwise harmful outcomes; require significant management attention and resources to remedy any damages that result; subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or damage our business relationships or reputation generally. Any or all of the foregoing could materially and adversely affect our business and the value of our shares.

We depend on cloud-based data services operated by third parties, and any disruption in the operation of these services could harm our business.

Some of our content services and business records are hosted by various cloud-based data services operated by third parties. Any failure or downtime in one of these services could affect a significant percentage of our customers. Although we control and have access to the components of our network that are located in our internal facilities and certain of our external data facilities, we do not control the operation of external facilities. The providers of our data management services have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one or more of our data management service providers is acquired, closes, suffers financial difficulty or is unable to meet our growing capacity needs, we may be required to transfer our data to other services, and we may incur significant costs and service interruptions in connection with doing so, which could harm our reputation with our customers and adversely affect our revenues and results of operations.

Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how and other unpatented confidential and proprietary information relating to our product development and production activities to provide us with competitive advantages. We also collect, maintain and otherwise process certain sensitive and other personal information regarding our employees, as well as contact information of our customers and service providers, in the ordinary course of business. One of the ways we protect this information is by entering into confidentiality agreements with our employees, consultants, customers, suppliers, strategic partners and other third parties with which we do business. We also design our computer networks and implement various procedures to restrict unauthorized access to dissemination of our confidential and proprietary information. We, and our service providers which may have access to any such information, face various internal and external cybersecurity threats and risks. For example, current, departing or former employees or other individuals or third parties with which we do business could attempt to improperly use or access our computer systems and networks, or those of our service providers, to copy, obtain or misappropriate our confidential or proprietary information, including personal information, or otherwise interrupt our business. Additionally, like others, we and our service providers are subject to significant system or network or computer system disruptions from numerous causes, including cybersecurity breaches, attacks or other similar incidents, facility access issues, new system implementations, human error, fraud, energy blackouts, theft, fire, power loss, telecommunications failure or a similar catastrophic event. Moreover, computer viruses, worms, malware, ransomware, phishing, spoofing, malicious or destructive code, social engineering, denial-of-service attacks, and other cyber-attacks have become more prevalent and sophisticated in recent years. Attacks of this nature may be conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” terrorists, nation states, nation state-supported actors, and others. We have been subject to attempted cyberattacks in the past, including attempted phishing attacks, and may continue to be subject to such attacks in the future. While we defend against these threats and risks on a daily basis, we do not believe that any such incidents to date have caused us any material damage. Because the techniques used by computer hackers and others to access or sabotage networks and computer systems constantly evolve and generally are not recognized until launched against a target, we and our service providers may be unable to anticipate, detect, react to, counter or ameliorate all of these techniques or remediate any incident as a result therefrom. Further, the COVID-19 pandemic has increased cybersecurity risk due to increased online and remote activity. As a result, our and our customers’ and employees’ confidential and proprietary information, including personal information, may be subject to unauthorized release, accessing, gathering, monitoring, loss, destruction, modification, acquisition, transfer, use or other processing, and the impact of any future incident cannot be predicted. While we generally perform cybersecurity diligence on our key service providers, because we do not control our service providers and our ability to monitor their cybersecurity is limited, we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Due to applicable laws and regulations or contractual obligations, we may be held responsible for cybersecurity breaches, attacks or other similar incidents attributed to our service providers as they relate to the information we share with them. We routinely implement improvements to our network security safeguards and we are devoting increasing resources designed to protect the security of our information technology systems. We cannot, however, assure that such safeguards or system improvements will be sufficient to prevent or limit a cybersecurity breach, attack or other similar incident or network or computer system disruption, or the damage resulting therefrom. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities, breaches, attacks or other similar incidents. Any cybersecurity incident, attack or other similar incident, or our failure to make adequate or timely disclosures to the public, regulators, or law enforcement agencies following any such event, could harm our competitive position, result in violations of applicable data privacy or cybersecurity laws or regulations, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident or defend legal claims, subject us to additional regulatory scrutiny, expose us to civil litigation, fines, damages or injunctions, cause disruption to our business activities, divert management attention and other resources or otherwise adversely affect our internal operations and reputation or degrade our financial results. The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified by others. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident. We do not currently maintain cybersecurity insurance, and therefore the successful assertion of one or more large claims against us in connection with a cybersecurity breach, attack or other similar incident could adversely affect our business and financial condition.

We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of our business, we collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information regarding our employees, and contact information of our customers and service providers, that is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that our collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by us or a third party with which we are affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to our reputation, disruption of our business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims. Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which we may need to comply. For example, the California Consumer Protection Act of 2018, as amended by the California Privacy Rights Act (collectively, the “CCPA”), applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Other states where we do business, or may in the future do business, or from which we otherwise collect, or may in the future otherwise collect, personal information of residents have enacted or are considering enacting similar laws, with at least four such laws (in Virginia, Colorado, Connecticut and Utah) having taken effect or scheduled to take effect in 2023. In addition, laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. Certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid, and may be interpreted and applied in a manner that is inconsistent with our data practices. Further, while we strive to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, we cannot ensure that our privacy policies and other statements regarding our practices will be sufficient to protect us from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although we endeavor to comply with our privacy policies, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject us to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Any failure or perceived or inadvertent failure by us to comply with our privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against us by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

We use open source software in our systems, which could negatively affect our ability to offer our systems and subject us to litigation and other actions.

We rely on some open source in the development of our products for the purpose of activating and operating JARVISS, and may continue to rely on similar licenses. Third parties may assert a copyright claim against us regarding our use of such software or libraries, including asserting its ownership of, or demanding release of, the open source software or derivative works that we have developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. We may also be forced to purchase a costly license or cease offering the implicated systems unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully. Like any other intellectual property claim or litigation, such claims could lead to the adverse results listed above. However, the terms of many open source licenses have not been interpreted by the courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our systems. In addition, some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. As a result, use of such software or libraries by us may also force us to provide third parties, at no cost, the source code to our systems. Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. While we monitor our use of open source software and do not believe that our use of such software would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. Any of these risks could be difficult to eliminate or manage and may decrease revenue and lessen any competitive advantage we have due to the secrecy of its source code.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

Our business is based mainly on our proprietary technology and related products and services. In the future, we may establish and protect proprietary rights and technology used in our products by the use of patents, trade secrets, copyrights and trademarks. Because of the rapid technological changes and innovation that characterize the maritime connectivity and digital solutions industry, our success will depend in large part on our ability to protect and defend our intellectual property rights. We do not have any registered contractual intellectual property rights and currently are in the process of applying for a trademark for JARVISS (i) under the international registration governed exclusively by the Madrid Protocol covering jurisdictions including Malaysia, Thailand, Vietnam, the Philippines, Indonesia, China, Japan, European Union Intellectual Property Office (EUIPO), United Kingdom and Brunei, (ii) in Hong Kong, and (iii) in Taiwan. Our actions to protect our proprietary rights in our JARVISS and V.Suite as well as other products may be insufficient to protect our intellectual property rights and prevent others from developing products similar to our products. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the U.S., or we may have failed to enter into non-disclosure and intellectual property assignment agreements with certain persons, or the agreements we entered into may be found inadequate or we may encounter difficulties in enforcing our legal or contractual rights. If we are unable to protect our intellectual property, our ability to operate our business and generate expected revenues may be harmed.

We may be subject to claims by third parties alleging that we infringe intellectual property owned by them. We may be required to commence litigation to protect our intellectual property rights. Any intellectual property litigation may continue for an extended period and may materially adversely affect our business, financial condition and operating results.

There are numerous patents, both pending and issued, in the maritime connectivity and digital solutions industry. We may unknowingly infringe on a patent. We may from time to time be notified of claims that we are infringing on patents, copyrights or other intellectual property rights owned by third parties. While we do not believe that we have infringed in the past or are infringing at present on any intellectual property rights of third parties, we cannot assure you that we will not be subject to such claims or that damages for any such claim will not be awarded against us by a court. In addition, we may be required to commence litigation to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third-party claims of invalidity or infringement. An adverse result of any litigation could force us to pay substantial damages, stop designing, manufacturing, using or selling related products, spend significant resources to develop alternative technologies, discontinue using certain processes, obtain licenses or compensate our customers. We may also not be able to develop alternative technology, and we may not be able to find appropriate licenses on reasonably satisfactory terms. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and operating results.

Risks Related to Tax and Accounting

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders. A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Based on our prior method of operations, we do not believe that we will be a PFIC with respect to any taxable year as a result of any income that we may earn. In this regard, we intend to treat the gross income we derive or are deemed to derive from our service activities as services income. Accordingly, we believe that income from our service activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute assets that produce, or are held for the production of, “passive income.” However, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature of our operations. If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless those U.S. shareholders make an election available under the Code (which election could itself have adverse consequences for such U.S. shareholders), such U.S. shareholders would be liable to pay U.S. federal income tax at the then prevailing U.S. federal income tax rates on ordinary income plus interest upon “excess distributions” and upon any gain from the disposition of our Ordinary Shares, as if such “excess distribution” or gain had been recognized ratably over the U.S. shareholder’s holding period of our Ordinary Shares.

Changes in our effective tax rate may adversely impact our results of operations.

Our effective tax rate is subject to fluctuations, as it is impacted by a number of factors, including the following:

•        changes in our overall profitability and the amount of profit determined to be earned and taxed in jurisdictions with differing statutory tax rates;

•        the resolution of issues arising from tax audits with various tax authorities;

•        the impact of transfer pricing policies;

•        changes in the valuation of either our gross deferred tax assets or gross deferred tax liabilities;

•        changes in expenses not deductible for tax purposes;

•        changes in available tax credits; and

•        changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles.

Any significant increase in our future effective tax rates could reduce net income for future periods.

Risks Related to Being a Public Company

Public company compliance may make it more difficult to attract and retain officers and directors.

Public company compliance may make it more difficult to attract and retain officers and directors. The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2025 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

We have no experience operating as a public company.

We have no experience conducting our operations as a public company. After we become a public company, we may face enhanced administrative and compliance requirements, which may result in substantial costs. The majority of our directors and executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

Following the underwritten public offering, we will be subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the SEC and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We are a foreign private issuer and, as a result, are not subject to U.S. proxy rules but are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because we qualify as a foreign private issuer under the federal securities laws and although we follow Cayman Islands laws and regulations with regard to such matters, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F within four months after the end of each fiscal year, while U.S. domestic issuers that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are contractually obligated and intend to make interim reports available to our shareholders, copies of which we are required to furnish to the SEC on a Form 6-K, and even though we are required to file reports on Form 6-K disclosing whatever information we have made or are required to make public pursuant to the laws of the Cayman Islands or distribute to our shareholders and that is material to our company, you may not have the same protections afforded to shareholders of companies that are U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents, and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

In addition to being a foreign private issuer, we are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, will be eligible for exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Listing Rules because our founder, Mr. Koh, will beneficially own more than 50% of our total voting power immediately after the completion of the underwritten public offering. As a result, Mr. Koh will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders. In addition, for so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors and the requirements regarding compensation and nominating committees. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we rely on a provision in the Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

•        have a majority of the board of directors consist of independent directors;

•        require independent directors to meet on a regular basis without management present;

•        adopt a formal written compensation committee charter and nominating and corporate governance committee charter;

•        have a compensation committee of at least two members, each of whom must be an independent director. and/or to have a nominating and corporate governance committee each of whom must be an independent director;

•        nominate directors in a vote in which only independent directors participate, or a nominations committee comprised constituting a majority of the board of director’s independent directors;

•        for any meeting of the holders of common stock have a quorum of more than 33 1/3% of the outstanding shares of the company’s common voting stock;

•        seek shareholder approval in certain circumstances prior to an issuance of securities in connection with the acquisition of the stock or assets of another company;

•        seek shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company; and

•        seek shareholder approval for the implementation of certain equity compensation plans and dilutive issuances of Ordinary Shares, such as transactions, other than a public offering, involving the sale of 20% or more of our Ordinary Shares for less than the Minimum Price of the shares as such term is defined in Nasdaq Listing Rules.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. However, we do not intend to avail ourselves of some of these “home country practice” exemptions. For instance, a majority of our board are independent directors, and we have a compensation committee and a nominating and corporate governance committee consisted of independent directors only. However, our audit committee is required to comply with the provisions of Rule 10A-3 of the Exchange Act, which is applicable to U.S. companies listed on Nasdaq. If we rely on such home country practice exemptions, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. After the closing of the offering, our corporate affairs will be governed by our amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than as set forth in our Amended and Restated Memorandum and Articles of Association) or to obtain copies of lists of shareholders of these companies. Our directors are not required under our Amended and Restated Memorandum and Articles of Association to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as U.S. states. Currently, we plan to rely on home country practice with respect to any corporate governance matter. Accordingly, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see the section entitled “Description of Securities — Differences in Corporate Law.”

Our Amended and Restated Memorandum and Articles of Association, to become effective immediately prior to the completion of the underwritten public offering, designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by our shareholders and the United States District Court for the Southern District of New York as the exclusive forum for litigation arising under the federal securities laws of the United States, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Amended and Restated Memorandum and Articles of Association designate the courts of the Cayman Islands as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Amended and Restated Memorandum and Articles of Association, including but not limited to any purchase or acquisition of our Ordinary Shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time). This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

However, our Amended and Restated Memorandum and Articles of Association contains a provision which provides that, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring our securities cannot waive compliance with the federal securities laws of the United States and the rules and regulations thereunder with respect to claims arising under the Securities Act and shall be deemed to have notice of and consented to the same.

The forum selection provisions in our Amended and Restated Memorandum and Articles of Association may increase a shareholder’s cost and limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings, and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find these provisions in our Amended and Restated Memorandum and Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business, financial conditions and results of operations.

Certain judgments obtained against us, the Selling Shareholders, or our auditor by our shareholders may not be enforceable.

We are a Cayman Islands exempted company. Our operating subsidiary was incorporated and is located in Singapore. Substantially all of our assets are located outside of the United States. In addition, the Selling Shareholders, as well as all of our current Directors and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. Furthermore, our auditor, Audit Alliance LLP, is headquartered in Singapore and substantially all of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us, our Directors and officers, or our auditor judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore may render you unable to enforce a judgment against our assets or the assets of our Directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforcement of Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us, our officers, Directors or major shareholders, the Selling Shareholders, or our auditor than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Risks Related to Ownership of Our Securities

Investors in the underwritten public offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price per Ordinary Share is substantially higher than the net tangible book value per Ordinary Share of our outstanding ordinary shares. As a result, investors in the underwritten public offering will incur immediate dilution of $3.76 per share, based on the initial public offering price of $4.00 per share. Investors in the underwritten public offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the Representative’s Warrants are exercised, you will experience further dilution.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after the underwritten public offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. Resales of our Ordinary Shares in the public market, including resales by the Reselling Shareholders pursuant to this Resale Prospectus, may cause the market price of our Ordinary Shares to decline. The Ordinary Shares sold in the underwritten public offering and all of the Resale Shares will be freely tradable without restriction or further registration under the Securities Act, and certain Ordinary Shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. An aggregate of 24,000,000 Ordinary Shares are outstanding before the consummation of the underwritten public offering and 25,650,000 Ordinary Shares will be outstanding immediately after the consummation of the underwritten public offering if the underwriters do not exercise their over-allotment option, and 25,897,500 Ordinary Shares will be outstanding immediately after the consummation of the underwritten public offering if the underwriters exercise their over-allotment option in full. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after the underwritten public offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands and Singapore law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Our Ordinary Shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of Nasdaq.

We have been approved to list our Ordinary Shares on Nasdaq, under the ticker symbol “IOTR”. Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to sell our securities and more difficult to obtain accurate price quotations on our securities. This could have an adverse effect on the price of our Ordinary Shares. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our shares are not traded on a national securities exchange.

There has been no prior public trading market for our Ordinary Shares and an active trading market may not develop or be sustained following the underwritten public offering.

Prior to the underwritten public offering there has been no prior public trading market for our Ordinary Shares. We cannot assure you that an active trading market for our Ordinary Shares will develop or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our ordinary shares when desired or the prices that you may obtain for your shares of our Ordinary Shares. Even if an active market for our Ordinary Shares does develop, the market price of such securities may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our securities.

The market price of our equity securities may be volatile, and your investment could suffer or decline in value.

The stock markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Ordinary Shares, the market price of our Ordinary Shares may be volatile and could decline significantly. If our securities become delisted from Nasdaq, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on Nasdaq or another national securities exchange. In addition, the trading volume in our Ordinary Shares may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        Sales of a significant number of our securities, including the Resale Shares, or that we may in the future register for sale or for resale on behalf of our securityholders, could materially adversely affect the trading prices of our securities;

•        the realization of any of the risk factors presented in this prospectus;

•        actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

•        failure to comply with the requirements of Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        variance in our financial performance from the expectations of market analysts;

•        announcements by us or our competitors of significant business developments, changes in service provider relationships, acquisitions or expansion plans;

•        changes in the prices of our products and services;

•        commencement of, or involvement in, litigation involving us;

•        future issuances, sales, repurchases or anticipated issuances, sales, resales or repurchases, of our securities including due to the expiration of contractual lock-up agreements;

•        publication of research reports about us;

•        failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

•        new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to us;

•        market conditions in our industry;

•        changes in key personnel;

•        speculation in the press or investment community;

•        changes in the estimation of the future size and growth rate of our markets;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        actual, potential or perceived control, accounting or reporting problems;

•        changes in accounting principles, policies and guidelines; and

•        other events or factors, including those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events.

Sales of a substantial number of our securities in the public market by the Reselling Shareholders could potentially cause the price of our Ordinary Shares to fall.

The Reselling Shareholders can sell, under this Resale Prospectus, an aggregate of 3,412,500 Ordinary Shares, representing approximately 13.3% of our outstanding Ordinary Shares after the completion of the underwritten public offering. Accordingly, the Ordinary Shares being registered for resale on this Resale Prospectus are anticipated to be significant, relative to our likely public float. While the sale from time to time of Ordinary Shares by the Reselling Shareholders will increase our public float, we are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares. Sales of Ordinary Shares in the public market by Reselling Shareholders, or the perception that those sales might occur, could potentially have negative impact on the market price of Ordinary Shares. Despite such a potential decline in the public trading price, some of the Reselling Shareholders may experience a positive rate of return on the securities they purchased due to the differences in the prices at which they purchased or acquired the Ordinary Shares and the market price of our Ordinary Shares. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the then trading price.

Our share price could fall and we could be delisted in which case broker-dealers may be discouraged from effecting transactions in our Ordinary Shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities may in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Ordinary Shares, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Shareholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer, (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases, (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons, (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers, and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We may issue preferred shares, the terms of which could adversely affect the voting power or value of Ordinary Shares.

Our Amended and Restated Memorandum and Articles of Association will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designations, preferences, limitations and relative rights, including preferences over our Ordinary Shares respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred shares could adversely impact the voting power or value of our Ordinary Shares. For example, we might grant holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred shares could affect the residual value of our Ordinary Shares.

If securities analysts were to downgrade our shares, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our share price and trading volume could decline.

The trading market for our Ordinary Shares will, to some extent, depend on the research and reports that securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities analysts. If no or few securities analysts commence coverage of us, the trading price of our shares would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us should downgrade our shares or publish negative research or reports, cease coverage of our company or fail to regularly publish reports about our business, our competitive position could suffer, and our share price and trading volume could decline.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, the Exchange Act, related regulations of the SEC and the requirements of Nasdaq, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

•        institute a more comprehensive compliance function;

•        comply with rules promulgated by Nasdaq;

•        continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•        establish new internal policies, such as those relating to insider trading; and

•        involve and retain to a greater degree outside counsel and accountants in the above activities.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness in the future, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.

After the completion of the underwritten public offering, we will be subject to a requirement, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control over financial reporting and furnish a report by management on, among other things, our assessment of the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, because we are an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the earlier of the fifth year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. Ensuring that we have adequate internal control over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that must be evaluated frequently. Establishing and maintaining these internal controls will be costly and may divert management’s attention.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we do not adequately implement or comply with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences, including penalties for violation of Nasdaq Listing Rules. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. A loss of confidence in the reliability of our financial statements also could occur if we or our independent registered public accounting firm were to report one or more material weaknesses in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system, including the costs of the hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our Ordinary Shares.

Our officers, directors and principal shareholders currently own a substantial number of our Ordinary Shares and have, and following the offering will continue to have, the power to significantly influence the vote on all matters submitted to a vote of our shareholders.

Upon the completion of the underwritten public offering, our founder, Chairman and Chief Executive Officer, Eng Chye Koh, will beneficially own approximately 74.89% of the voting power of the Company’s issued share capital, assuming no exercise of the underwriters’ over-allotment option. As a result, we will be a “controlled company” within the meaning of Nasdaq Listing Rules and therefore we are eligible for certain exemptions from the corporate governance listing requirements of Nasdaq. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from Mr. Koh. Therefore, you should not invest in reliance on your ability to have any control over our company.

Management will have broad discretion over the use of our proceeds from the underwritten public offering.

The principal purposes of the underwritten public offering include increasing our capitalization and financial flexibility, creating a public market for our shares, thereby enabling access to the public equity markets by our employees and shareholders, obtaining additional capital and increasing our visibility in the marketplace. Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of the underwritten public offering, we plan to use the net proceeds of the underwritten public offering for: (i) solution development to expand and enhance our current solution offerings for JARVISS; (ii) obtaining class approval from major maritime organization for our range of digital applications; (iii) marketing and branding, including expanding commercial sales team with dedicated marketing staff, and investing in marketing and promotional activities to further expand our customer base and strengthen our brand; and (iv) working capital and general corporate purposes. We have not allocated specific amounts of net proceeds for any of these purposes and we cannot specify with certainty the particular uses of the net proceeds to us from the underwritten public offering. Accordingly, we will have broad discretion in using these proceeds and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in the underwritten public offering will need to rely upon the judgment of our management with respect to the use of our proceeds. We will not receive any of the proceeds from the sale of the Ordinary Shares by the Selling Shareholder nor any of the proceeds from the sale of the Resale Shares by the Reselling Shareholders. If we do not use the net proceeds that we receive in the underwritten public offering effectively, our business, operating results and financial condition could be harmed.

For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.

We are an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosures regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation and any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We will remain an emerging growth company for up to five full fiscal years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates (and have been a public company for at least 12 months and have filed one annual report on Form 20-F), or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict if investors will find our Ordinary Shares less attractive because we will rely on these exemptions. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares being offered by the Reselling Shareholders. Instead, the Reselling Shareholders will receive all of the proceeds from the sale of any Ordinary Shares offered by them under this prospectus. The Reselling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Reselling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Reselling Shareholders in disposing of their Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus.

DIVIDEND POLICY

For the years ended March 31, 2024 and 2023, our subsidiary, iO3 Singapore (as defined below), paid dividends of approximately $293,000 and $79,000 to its shareholders of record as of September 25, 2023 and August 31, 2022, respectively. For the year ended March 31, 2024, iO3 Singapore declared interim exempt (one-tier) dividends on iO3 Singapore’s ordinary shares of $1.98 per share, which in the aggregate, amounted to approximately $293,000. For the six months ended September 30, 2024, iO3 Singapore did not declare any dividends.

However, as of the date of this prospectus, iO3 Cayman (as defined below) has not declared or paid any dividends on our Ordinary Shares since our inception on August 21, 2023. We currently intend to retain all of our future earnings, if any, for the operations and expansion of our business and do not anticipate declaring or paying any further dividends.

The declaration and payment of future dividends to holders of our Ordinary Shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. See “Risk Factors — Risks Related to Ownership of Our Securities — Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment,” and for a discussion of taxation of any dividends, see “Material Income Tax Considerations.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023, and as of September 30, 2024 and for the six months ended September 30, 2024 and 2023, have been derived from our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements, respectively, included elsewhere in this prospectus. The summary financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our aforementioned consolidated financial statements and notes thereto included elsewhere in this prospectus. Our aforementioned consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future period.

Consolidated Balance Sheets

	As of September 30, 2024	As of March 31,
		2024	2023
	(US$)	(US$)	(US$)
Current assets	3,904,090	4,434,608	3,871,616
Non-current assets	1,470,279	1,418,343	1,167,198
Total assets	5,374,369	5,852,951	5,038,814

Current liabilities	3,006,512	3,505,586	2,255,146
Long-term liabilities	360,368	371,369	510,726
Total liabilities	3,366,880	3,876,955	2,765,872
Shareholders’ equity	2,007,489	1,975,996	2,272,942
Total liabilities and shareholders’ equity	5,374,369	5,852,951	5,038,814

Consolidated Statements of Operations

	Years ended March 31,		Six months ended September 30,
	2024	2023	2024	2023
	(US$)	(US$)	(US$)	(US$)
Revenues, net	8,570,070	7,487,564	5,253,753	4,245,487
Cost of revenue	(6,724,479)	(5,231,836)	(4,228,027)	(3,302,987)
Gross profit	1,845,591	2,255,728	1,025,726	942,500

Operating cost and expenses:
Sales and marketing expenses	(406,870)	(348,786)	(260,279)	(168,613)
General and administrative	(1,453,282)	(853,462)	(723,839)	(513,157)
Other operating expenses	(18,588)	(4,106)	(3,332)	(13,174)
Total operating cost and expenses	(1,878,740)	(1,206,354)	(987,450)	(694,944)

(Loss)/Income from operations	(33,149)	1,049,374	38,276	247,556
Finance income	20,743	14,110	11,875	9,460
Finance cost	(35,830)	(23,951)	(18,658)	(13,691)

(Loss)/Income before income taxes	(48,236)	1,039,533	31,493	243,325
Income tax credit/(expense)	43,790	(115,373)	—	—

NET (LOSS)/INCOME	(4,446)	924,160	31,493	243,325

Consolidated Statements of Cash Flows

	Year ended March 31,		Six months ended September 30,
	2024	2023	2024	2023
	(US$)	(US$)	(US$)	(US$)
Net cash (used in)/provided by operating activities	1,631,420	725,952	(111,679)	745,200
Net cash used in investing activities	(491,365)	(119,182)	(329,139)	(266,529)
Net cash used in financing activities	(539,194)	(410,337)	(238,873)	(181,500)
Effect on exchange rate change on cash and cash equivalents	(7,317)	(6,634)	7,228	(6,243)
Net change in cash and cash equivalents	593,544	189,799	(672,463)	290,928

MARKET INFORMATION

Prior to the underwritten public offering, there has been no public market for our Ordinary Shares. We cannot assure that an active trading market will develop for our Ordinary Shares, or that our Ordinary Shares will trade in the public market subsequent to the offering at or above the initial public offering price.

CORPORATE HISTORY AND STRUCTURE

Corporate History

On February 19, 2019, iO3 Pte. Ltd. (“iO3 Singapore”) was incorporated under the Singapore Companies Act as an exempt private company limited by shares.

On August 21, 2023, we incorporated iOThree Limited (“iO3 Cayman”) as a holding company under the laws of the Cayman Islands as an exempted company with limited liability. iO3 Cayman has no substantive operations other than holding all of the issued share capital of iO3 BVI (defined below).

On August 21, 2023, our founder, Chairman and Chief Executive Officer, Eng Chye Koh, incorporated iOThree Maritime Technologies Limited (“iO3 BVI”), a holding company incorporated under the laws of the British Virgin Islands, which has no substantial operations in the British Virgin Islands. On September 4, 2023, iO3 Cayman acquired 100% of the equity interests of iO3 BVI from Mr. Koh.

On October 6, 2023, as part of a reorganization for the purpose of the underwritten public offering and listing on Nasdaq, iO3 BVI (at the direction of iO3 Cayman), acquired the entire equity interest in iO3 Singapore from its shareholders, namely Eng Chye Koh, Joanna Hui Cheng Soh, Zhenhua Yin, Wei Meng See, Loo Koon Goh and Tsang Nga Kwok, and as consideration, iO3 Cayman allotted and issued 45,010 shares to Tsang Nga Kwok and 4,990 shares to iO3 Strategic Investments Limited, which is owned by Eng Chye Koh, Joanna Hui Cheng Soh, Zhenhua Yin, Wei Meng See and Loo Koon Goh (i.e., iO3 Cayman allotted and issued an aggregate of 50,000 Ordinary Shares, par value $0.01 per share, of iO3 Cayman credited as fully paid to Tsang Nga Kwok and iO3 Strategic Investments Limited for a consideration of $1,630,695 determined based on the net assets of iO3 Singapore as at March 31, 2023 which was settled by the transfer of an aggregate of 147,360 shares of iO3 Singapore to iO3 BVI). After the reorganization, iO3 Singapore became a wholly-owned subsidiary of iO3 BVI, which in turn, is our wholly-owned subsidiary.

On January 19, 2024, iO3 Cayman increased its authorized share capital from $50,000 divided into 5,000,000 Ordinary Shares, at par value of $0.01 per share to $500,000 divided into 50,000,000 Ordinary Shares, at par value of $0.01 per share.

On February 8, 2024, as of the final step in the series of reorganization transactions for the purpose of the underwritten public offering and listing on Nasdaq, each shareholder of iO3 Cayman (i.e., iO3 Strategic Investments Limited, All Wealthy International Limited, Tsang Nga Kwok, One Investment and Consultancy Limited, Sakal Capital Pte. Ltd. and Shao Qi Limited) was allotted and issued shares in iO3 Cayman that were in proportion to their existing shareholdings, credited as fully paid up at par value out of the share premium account of iO3 Cayman. After such allotment and issuance, the total number of issued and outstanding shares of iO3 Cayman increased from 100,000 Ordinary Shares to 15,000,000 Ordinary Shares.

On August 22, 2024, iO3 Cayman conducted a consolidation of its issued and authorized but unissued shares at a ratio of 5 for 1. As such, iO3 Cayman’s authorized share capital changed from $500,000 divided into 50,000,000 Ordinary Shares, at par value of $0.01 per share to $500,000 divided into 10,000,000 Ordinary Shares, at par value of $0.05 per share. The total number of iO3 Cayman’s issued and outstanding Ordinary Shares accordingly decreased from 15,000,000 to 3,000,000 shares. On the same day, iO3 Cayman further conducted a subdivision of its issued and unissued shares at a ratio of 1 for 8. As a result, iO3 Cayman’s authorized share capital changed from $500,000 divided into 10,000,000 Ordinary Shares, at par value of $0.05 per share, to $500,000 divided into 80,000,000 Ordinary Shares, at par value of $0.00625 per share. The total number of iO3 Cayman’s issued and outstanding Ordinary Shares thus increased from 3,000,000 to 24,000,000 shares. The ownership percentages of the Company’s shareholders remained the same after the Share Split. We have retrospectively reflected the Share Split in all financial periods presented in this prospectus.

Structure

We are a Cayman Islands holding company and primarily conduct our operations through our Singapore subsidiary. The chart below summarizes our corporate structure as of the date of this prospectus:

____________

*        Tsang Nga Kwok’s beneficial ownership is comprised of 947,600 Ordinary Shares held through Ace Smart Global Limited, a company controlled and wholly owned by Tsang Nga Kwok, and 250,000 Ordinary Shares directly held by him. Tsang Nga Kwok is offering and selling the 250,000 Ordinary Shares directly held by him in the underwritten public offering. As a result, he will only beneficially own 947,600 Ordinary Shares, through Ace Smart Global Limited, immediately following the underwritten public offering.

The chart below summarizes our corporate structure immediately after the underwritten public offering of 1,650,000 Ordinary Shares by us and 450,000 Ordinary Shares by the Selling Shareholders, assuming no exercise of the over-allotment option by the underwriters, without giving effect to the sale of Resale Shares by the Reselling Shareholders in this offering:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended March 31, 2024 and 2023, and for the six months ended September 30, 2024 and September 30, 2023, and should be read in conjunction with the information included under “Business” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus, which were prepared in accordance with U.S. GAAP, and presented in United States dollars, which is the Company’s functional currency. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Forward-Looking Statements.”

All shares and per share amount set forth in this section have been presented on a retrospective basis to reflect the Share Split implemented on August 22, 2024.

Overview

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands. As a holding company with no material operations of our own, we conduct all of our operations through our operating entity incorporated in Singapore, iO3 Singapore. This is an offering of the Company’s Ordinary Shares, and you are not investing in iO3 Singapore, the Company’s operating entity.

We are a leading provider of maritime digital technologies including satellite connectivity and digitalization solutions in Singapore focused on facilitating the maritime industry towards digital transformation. Based on the Frost & Sullivan Report, as of March 31, 2024, we ranked fifth in the Singaporean market based on revenue from the provision of maritime connectivity and digital solutions with a market share of approximately 6.2%. Our company was established to adopt an innovative approach towards the management of solutions accustomed to contemporary needs and drive the digital evolution in the maritime industry.

We generate revenue from our two operating segments: (i) satellite connectivity solution, and (ii) digitalization and other solutions. In the satellite connectivity segment, we offer integrated satellite connectivity solutions through the provision of satellite connectivity services and the sales and/or lease of satellite network equipment and devices for shipboard network management. In the digitalization and other solutions segment, we are involved in designing digital solutions, providing IT support, and providing shipboard support services for IT and OT applications enablement.

Our digitalization platform — “Just A Really Very Intelligent System” (“JARVISS”) — has been specifically designed to support enhanced integrated solutions, asset optimization and delivery of secured critical applications globally. It hosts a fleet of native applications developed by us as well as third party applications, consolidating essential functions such as IoT and vessel management. Our unique platform seamlessly integrates these applications, simplifying maritime operations and fostering unprecedented efficiency and leads us to be the pioneer of integrated maritime connectivity and digital solution providers. In addition to JARVISS, our portfolio of digital solutions encompasses our V.Suite solutions and our new maritime ERP system FRIDAY.

Factors Affecting Our Performance and Related Trends

We believe that the key factors affecting our performance and financial performance include:

Impact of the overall economic conditions and oil prices

The current overall economic conditions, including but not limited to interest rates, inflation, supply chain disruptions, freight rates and labor shortages, may affect the probability of the maritime transport sectors, hence the results of our operations. As the global economy has emerged and gradually recovered from the COVID-19 pandemic, rising inflation and oil prices have led to rapidly rising interest rates which is increasing the cost of capital, slowing economic growth and creating uncertainty among our customer base. The above factors all contributed to the uncertainty in the market regarding macroeconomic conditions, which may affect our financial performance. In addition, during sluggish economic growth, businesses can face severe liquidity constraints. We may be exposed to any one or a combination of the above deteriorating conditions. In this connection, our business, financial condition and results of operations could be adversely affected.

Maritime regulations impacting our services and offerings

Maritime regulations that facilitate or limit our ability to provide our offerings impact our financial performance. For example, our operations may benefit from the changes to the regulatory requirements applicable to the shipping and maritime industry including but not limited to stricter requirements adopted by international organizations, such as the International Maritime Organization, or by individual countries or charterers and actions taken by regulatory authorities for safety and environmental compliance. Compliance with such laws, regulations and standards, where applicable, may require installation of new equipment or implementation of operational changes and may create new business opportunities to the Company. On the other hand. these costs could have a material adverse effect on the costs of maintaining our customers’ vessels, which in turn affects their financial ability to subscribe to our services or offerings. In addition, a failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of operations of our customers’ vessels, which in turn affects our business operations since the customers would have to cease operating their vessels, and hence terminating our services and their subscriptions to our services.

Our ability to expand into other jurisdictions

We intend to expand our business operations in terms of the services and solutions we offer by establishing offices in Asia and the Middle East in order to increase and diversify revenue channels and further engage our customers. As such, we plan to scale up our services in terms of sales and lease of equipment and devices, and solution offerings. Entering new geographic markets requires us to invest in personnel, marketing, and infrastructure, including additional offices and distribution networks. Our international expansion may result in increased costs and is subject to a variety of risks, including low initial brand awareness, local competition, inventory risks and compliance with foreign laws and regulations. While we expect our operating expenses to increase as we continue to expand our business, we expect such expenses to decrease as a percentage of revenue over time as we continue to streamline our business and benefit from economies of scale. We believe that our ability to successfully expand our business operations, both geographically and through our offerings, is paramount to our ability to achieve and maintain long-term profitability.

Impact of fluctuations in costs of revenue

We are sensitive to price movements in equipment for satellite connectivity solution and digitalization and other solution. Our material purchases are for electronics equipment and satellite connectivity such as antenna, satellite phone, modem, IP handsets, wireless access points etc. for satellite connectivity solution, and hardware/software components and shipboard equipment for digitalization and other solutions. Prices for these products, along with costs for transportation and delivery, fluctuate with market conditions, and have generally increased over time with inflation. We may be unable to offset the impact of price increases on a timely basis due to outstanding commitments to our customers, and our financial performance could be adversely impacted. A failure by our suppliers to continue to supply us with component parts and equipment for satellite connectivity at reasonable prices could have a material adverse effect on us. To the extent there are material fluctuations in the prices of electronics equipment and satellite connectivity, our margins could be materially adversely impacted.

Impact of shortage of chips

Chips are integral to our equipment and digital solutions. An on-going shortage of chips could materially affect our operations and business. After the COVID-19 pandemic, there was a shortage of chips and they have become much more expensive than those before the COVID-19 pandemic. If such chip shortage persists, we may encounter higher prices of electronic equipment such as modems, routers, and antennas. This would significantly increase our cost of sales, and thereby affecting our profitability and financial performance. In addition, as satellite connectivity forms a substantial part of our revenues, should the satellite operators increase their bandwidth pricing, it may have a significant impact to our service costs, and hence increasing our cost of sales.

Components of Results of Operations

Revenue

Satellite Connectivity Solution

There are two main categories of revenue generated through satellite connectivity solution:

(i)     Subscription income — Monthly subscription fee is charged to customer for the satellite connection service in relating to the airtime, bandwidth subscription plan and value-added service subscribed. The contracts with customers are normally within five years and are generally non-cancellable; and

(ii)    Sales and lease of satellite network equipment and devices.

We sell or lease the satellite network equipment and devices to customers. We provide engineering and installation service to our customers. The revenue generated, inclusive of shipping and handling fees charged to customers, are as below:

(a)     Sales of equipment and devices;

(b)    Sales-type lease of equipment and devices; and

(c)     Operating lease of equipment and devices.

Digitalization and Other Solutions

Our revenue generated from digitalization and other solutions are as below:

(i)     Subscription income from JARVISS digital platform — JARVISS digital platform was launched in early 2022. We provide customers access to the digital platform to help their daily operation management. Monthly subscription fee is charged to the customers based on the number of user access and number of service elements subscribed.

(ii)    Revenue generated from IT support services — Customers specify their IT support requirements in the contracts, which may include purchase of IT equipment, purchase and installation of software in certain IT equipment and devices. We charge customers the equipment cost and service fee. We also provide IT help desk service and technical support and charge customers a monthly fee.

(iii)   Revenue generated from shipboard support services — At the customers’ request, we supply and install shipboard equipment as per customer’s specification. We charge customers the equipment cost, installation fee, shipping and handling fee.

Cost of Revenue

Satellite Connectivity Solution

Our cost of revenue for satellite connectivity solution consists primarily of:

(i)     Costs of satellite subscription services payable to satellite operators in relating to airtime consumed, bandwidth subscription plan, and value-added service subscribed.

(ii)    Costs of satellite network equipment and devices such as antenna, satellite phone, modem, IP handsets, wireless access points, etc.

(iii)   Other costs include staff costs, subcontractor costs, depreciation and shipping and handling costs.

Digitalization and Other Solutions

Our cost of revenue for digitalization and other solutions consists primarily of:

(i)     Costs of IT software and hardware, including network infrastructure related devices, firewalls and security appliances, computer and servers, printer and scanning equipment etc.;

(ii)    Costs of shipboard equipment; and

(iii)   Other costs include staff costs, subcontractor costs, amortization and shipping and handling costs.

Operating Cost and Expenses

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of (i) staff costs of our sales and marketing personnel which include salaries, central provident funds, staff bonus and other employee benefits, (ii) commission to our agents, and (iii) marketing and advertising fee.

General and Administrative Expenses

Our general and administrative expenses consist primarily of wages and salaries, travelling expenses, general office expenses, depreciation expenses, IT expenses, repairs and maintenance and entertainment expenses.

Other Operating (Expenses)/Income, Net

Our other operating income consists primarily of government grants, foreign exchange gains, commission received and others. Our other operating expenses consist primarily of foreign exchange losses and others such as withholding tax for overseas customers.

Finance Income

Our finance income consists of interest income from sales-type lease of satellite network equipment.

Finance Costs

Our finance costs consist primarily of interest expenses relating to finance lease and bank borrowing.

Results of Operations

	For the year ended March 31,		Six months ended September 30,
	2024 (US$)	2023 (US$)	2024 (US$)	2023 (US$)
Revenue, net	8,570,070	7,487,564	5,253,753	4,245,487
Cost of revenue	(6,724,479)	(5,231,836)	(4,228,027)	(3,302,987)
Gross profit	1,845,591	2,255,728	1,025,726	942,500
Operating cost and expenses:
Sales and marketing expenses	(406,870)	(348,786)	(260,279)	(168,613)
General and administrative	(1,453,282)	(853,462)	(723,839)	(513,157)
Other operating expenses	(18,588)	(4,106)	(3,332)	(13,174)
Total operating cost and expenses	(1,878,740)	(1,206,354)	(987,450)	(694,944)
(Loss)/Income from operations	(33,149)	1,049,374	38,276	247,556
Finance income	20,743	14,110	11,875	9,460
Finance cost	(35,830)	(23,951)	(18,658)	(13,691)
(Loss)/Income before income taxes	(48,236)	1,039,533	31,493	243,325
Income tax credit/(expense)	43,790	(115,373)	—	—
NET (LOSS)/INCOME	(4,446)	924,160	31,493	243,325

Revenue

We derive our revenue from our two operating segments: (i) satellite connectivity solution, and (ii) digitalization and other solutions. The following table sets out the breakdown of our revenue for the periods indicated:

	For the year ended March 31,		Six months ended September 30,
	2024 (US$)	2023 (US$)	2024 (US$)	2023 (US$)
Revenue from external customers
Satellite connectivity solution
Subscription	3,678,354	3,605,177	2,223,690	1,677,391
Sales and lease of equipment and devices	1,933,744	1,381,085	1,253,059	1,024,126
	5,612,098	4,986,262	3,476,749	2,701,517
Digitalization and other solutions
Subscription	369,179	84,770	206,532	160,121
Equipment and engineering services	2,588,793	2,416,532	1,570,472	1,383,849
	2,957,972	2,501,302	1,777,004	1,543,970
Revenue from external customers	8,570,070	7,487,564	5,253,753	4,245,487

Comparison of the Six Months Ended September 30, 2024 and 2023

Revenue

Our total revenue increased by approximately $1.1 million or 26.2% from approximately $4.2 million for the six months ended September 30, 2023 to approximately $5.3 million for the six months ended September 30, 2024. The increase mainly was due to the increase in the number of vessels subscribing for our solutions. Our total number of vessels served increased from 347 for the six months ended September 30, 2023 to 407 for the six months ended September 30, 2024. Furthermore, we expanded and committed more resources to provide internet connection service in open sea as and when the customer requested which resulted in more revenue generated from this service. The increase in revenue was mainly contributed by customers from Singapore of approximately $0.7 million, and Israel of approximately $0.3 million.

Our revenue generated from our satellite connectivity solution increased by approximately $0.8 million or 29.6% from approximately $2.7 million for the six months ended September 30, 2023 to approximately $3.5 million for the six months ended September 30, 2024, due to the increase in satellite network subscription of approximately $0.6 million and sales and lease of satellite network equipment, device and services of approximately $0.2 million. The increase in satellite network subscription was mainly due to (i) increasing in the commitment of our resources to provide internet connection service in open sea as mentioned above. The increase in revenue generated from this service was approximately $0.3 million, and (ii) the expansion of Starlink internet connection service to our existing customers due to its competitive priced service. This generated approximately $0.2 million of revenue for the six months ended September 30, 2024.

Our revenue generated from digitalization and other solutions increased by approximately $0.3 million or 20.0% from approximately $1.5 million for the six months ended September 30, 2023 to approximately $1.8 million for the six months ended September 30, 2024, mainly due to the increase in the revenue generated from sales of IT equipment, device and support services of approximately $0.2 million.

Cost of Revenue

Our cost of revenue for our satellite connectivity solution increased by approximately $0.6 million or 31.6%, from approximately $1.9 million for the six months ended September 30, 2023 to approximately $2.5 million for the six months ended September 30, 2024, mainly due to the increase in cost of satellite network subscription of approximately $0.5 million. The increase in cost of revenue was consistent with the increase in revenue.

Our cost of revenue for our digitalization and other solutions increased by approximately $0.3 million or 21.4%, from approximately $1.4 million for the six months ended September 30, 2023 to approximately $1.7 million for the six months ended September 30, 2024. The increase was consistent with the increase in revenue.

Gross Profit

As a result of the foregoing, (i) our gross profit for our satellite connectivity solution increased from approximately $0.8 million for the six months ended September 30, 2023 to approximately $0.9 million for the six months ended September 30, 2024, and (ii) our gross profit for our digitalization and other solutions remained stable at approximately $0.1 million for the six months ended September 30, 2024 and 2023.

The overall gross profit margin decreased from approximately 22.2% for the six months ended September 30, 2023 to approximately 19.5% for the six months ended September 30, 2024 due to the increase in staff cost of approximately $0.2 million as our head count for operational staff increased from 13 for the six months ended September 30, 2023 to 20 for the six months ended September 30, 2024.

Comparison of the Years Ended March 31, 2024 and 2023

Operating Cost and Expenses

Sales and Marketing Expenses

Our sales and marketing expenses increased by approximately $0.1 million or 50.0%, from approximately $0.2 million for the six months ended September 30, 2023 to approximately $0.3 million for the six months ended September 30, 2024, attributable to the increase in staff costs as the head count increased.

General and Administrative expenses

Our general and administrative expenses increased by approximately $0.2 million or 40.0% from approximately $0.5 million for the six months ended September 30, 2023 to approximately $0.7 million for the six months ended September 30, 2024 mainly attributable to (i) increase in staff costs and directors’ remuneration of approximately $0.1 million due to salaries increment, increase in bonus as well as headcount, and (ii) increase in audit fee of approximately $0.1 million as we engaged US GAAP auditors in June 2023 for the purpose of the listing.

Other Operating Expenses, Net

Our other operating expenses decreased by approximately $10,000 or 76.9% from approximately $13,000 for the six months ended September 30, 2023 to approximately $3,000 for the six months ended September 30, 2024 mainly due to decrease in withholding tax for overseas customers of approximately $6,000 as well as decrease in government grants of approximately $3,000.

Finance Income and Finance Costs

Our finance income consists of interest income from sales-type lease of satellite network equipment. Our finance income increased by approximately $3,000 or 33.3% from approximately $9,000 for the six months ended September 30, 2023 to approximately $12,000 for the six months ended September 30, 2024, mainly due to increase in net investment in sales-type leases.

Our finance costs increased by approximately $5,000 or 35.7% from approximately $14,000 for the six months ended September 30, 2023 to approximately $19,000 for the six months ended September 30, 2024, mainly due to increase in interest expenses relating to finance lease as we purchase more equipment under hire purchase arrangements.

Income Tax Expense

No income tax provision for the six months ended September 30, 2024.

Net Income

As a result of the foregoing, our net income decreased from approximately $0.2 million for the six months ended September 30, 2023 to approximately $31,000 for the six months ended September 30, 2024.

Comparison of the Years Ended March 31, 2024 and 2023

Revenue

Our total revenue increased by approximately $1.1 million or 14.7% from approximately $7.5 million for the year ended March 31, 2023 to approximately $8.6 million for the year ended March 31, 2024. The increase was due to the increase in the number of vessels subscribing for our solutions. Our total number of vessels served increased from 339 for the year ended March 31, 2023 to 411 for the year ended March 31, 2024. The increase in revenue was contributed by customers from United States of approximately $0.3 million, Indonesia of approximately $0.2 million, Taiwan of approximately $0.2 million, Vietnam of approximately $0.2 million, Israel of approximately $0.1 million and Republic of the Marshall Islands of approximately $0.1 million.

Our revenue generated from our satellite connectivity solution increased by approximately $0.6 million or 12.0% from approximately $5.0 million for the year ended March 31, 2023 to approximately $5.6 million for the year ended March 31, 2024, due to the increase in sales and lease of satellite network equipment, device and services of approximately $0.5 million.

Our revenue generated from digitalization and other solutions increased by approximately $0.5 million or 20.0% from approximately $2.5 million for the year ended March 31, 2023 to approximately $3.0 million for the year ended March 31, 2024, due to the increase in the revenue generated from provision of IT support services and JARVISS subscription income of approximately $0.2 million and $0.3 million respectively.

Cost of Revenue

Our cost of revenue for our satellite connectivity solution increased by approximately $0.6 million or 17.6%, from approximately $3.4 million for the year ended March 31, 2023 to approximately $4.0 million for the year ended March 31, 2024, attributable to the increase in cost of satellite network equipment, device and services of approximately $0.7 million. The increase in cost of revenue was also consistent with the increase in revenue.

Our cost of revenue for our digitalization and other solutions increased by approximately $1.0 million or 55.6%, from approximately $1.8 million for the year ended March 31, 2023 to approximately $2.8 million for the year ended March 31, 2024. This was mainly due to increase in revenue.

Gross Profit

As a result of the foregoing, (i) our gross profit for our satellite connectivity solution increased from approximately $1.6 million for the year ended March 31, 2023 to approximately $1.7 million for the year ended March 31, 2024, and (ii) our gross profit for our digitalization and other solutions decreased from approximately $0.7 million for the year ended March 31, 2023 to approximately $0.2 million for the year ended March 31, 2024.

The gross profit margin of satellite connectivity solution decreased from approximately 31.8% for the year ended March 31, 2023 to approximately 29.6% for the year ended March 31, 2024 due to the increase in staff cost of approximately $0.1 million arising from the increase in number of head count in the connectivity segment gradually from 2 to 5 over the period of twelve months ended March 31, 2023 while 5 head count was maintained for the full year ended March 31, 2024.

The gross profit margin of digitalization and other solutions decreased from approximately 26.7% for the year ended March 31, 2023 to approximately 6.2% for the year ended March 31, 2024 due to (i) the increase in staff costs in digitalization segment of approximately $0.2 million arising from the increase in number of head count gradually from 6 to 8 over the period of twelve months ended March 31, 2023 while higher number of head count, i.e., 8 to 9, was maintained for the year ended March 31, 2024, (ii) lower margin from some customers whom we charged less engineering fee since they have their own team to handle and install the hardware, and (iii) special pricing given to some customers who expanded their business volume with us.

As a result, the overall gross profit margin decreased from approximately 30.1% for the year ended March 31, 2023 to approximately 21.5% for the year ended March 31, 2024.

Operating Cost and Expenses

Sales and Marketing Expenses

Our sales and marketing expenses increased by approximately $0.1 million or 33.3%, from approximately $0.3 million for the year ended March 31, 2023 to approximately $0.4 million for the year ended March 31, 2024, attributable to the increase in advertising expenses.

General and Administrative expenses

Our general and administrative expenses increased by approximately $0.6 million or 66.7% from approximately $0.9 million for the year ended March 31, 2023 to approximately $1.5 million for the year ended March 31, 2024 mainly due to (i) increase in audit fee of approximately $0.3 million or 5,266.5% as we engaged our auditors in June 2023 for the purpose of the listing, (ii) increase in staff costs of approximately $0.2 million as we recruited three employees in the second half of the year ended March 31, 2023, and (iii) increase in amortization on right of use assets of $0.1 million as we relocated to a new warehouse with higher rental in October 2022.

Other Operating (Expenses)/Income, Net

Our other operating expenses increased by approximately $15,000 from approximately $4,000 for the year ended March 31, 2023 to approximately $19,000 for the year ended March 31, 2024 mainly due to decrease in government grants of approximately $34,000 as there was no COVID-19 related support scheme during year ended March 31, 2024. However, the decrease in government grants was offset by the decrease in operating expenses of foreign exchange losses of approximately $11,000 and withholding tax for overseas customers of approximately $7,000.

Finance Income and Finance Costs

Our finance income consists of interest income from sales-type lease of satellite network equipment. Our finance income increased by approximately $7,000 or 50.0% from approximately $14,000 for the year ended March 31, 2023 to approximately $21,000 for the year ended March 31, 2024, which was consistent with the increase in demand from our customers in relating to our sales-type lease of satellite network equipment during the year ended March 31, 2024.

Our finance costs increased by approximately $12,000 or 50.0% from approximately $24,000 for the year ended March 31, 2023 to approximately $36,000 for the year ended March 31, 2024, mainly due to (i) increase in interest expenses relating to finance lease of approximately $13,000 as we purchase more assets through hire purchase arrangements.

(Loss)/Income before Income Taxes

As a result of the foregoing, our income before income taxes decreased from approximately $1.0 million for the year ended March 31, 2023 to a loss of approximately $48,000 for the year ended March 31, 2024.

Income Tax Credit/(Expense)

We recorded an income tax provision of approximately $115,000 for the year ended March 31, 2023. However, there was an income taxes credit of approximately $44,000 for the year ended March 31,2024 mainly due to the reversal of over provision of income taxes in relating to prior financial years.

Net (Loss)/Income

As a result of the foregoing, our net income decreased from approximately $0.9 million for the year ended March 31, 2023 to a loss of approximately $4,000 for the year ended March 31, 2024.

Liquidity and Capital Resources

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of September 30, 2024, as well as of the date of this prospectus. Our consolidated assets and liabilities, consolidated revenue and net income are the operation results of our subsidiary in Singapore. Current Singapore regulations permit such Singapore subsidiary to pay dividends to its respective shareholders only out of its accumulated profits, if any, determined in accordance with Singapore accounting standards and regulations. There are no exchange or capital controls under Singapore laws and both residents and non-residents are free to convert Singapore dollars to foreign currencies and/or remit such currencies out of the country. Under current Singapore tax rules, there is no withholding tax imposed on dividends, regardless of whether they are paid to Singapore or foreign shareholders. However, foreign shareholders may be taxed on the receipt of such dividends back in their own home country, which will depend on the tax laws in the respective countries where they are resident. As of September 30, 2024, none of the net assets of our subsidiary in Singapore were restricted net assets and there were no funds transferred from our Singapore subsidiary to us in the form of loans, advances, or cash dividends during the years ended March 31, 2024 and 2023. In August 2024, iO3 Singapore, our subsidiary in Singapore transferred S$12,000 to iOThree Limited, our Cayman Islands holding company.

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating expenditure commitments. Our liquidity needs are to meet our working capital requirements and operating expense obligations. Historically, we have financed our operations primarily through cash generated by operations and bank borrowing. Other than the bank borrowing, the Company has no other debt instruments.

As at September 30, 2024, our working capital was approximately $0.9 million, our cash and cash equivalents amounted to approximately $0.3 million, our current assets were approximately $3.9 million and our current liabilities were approximately $3.0 million.

Based on our current operating plan, we believe that our existing cash and cash equivalents and anticipated cash generated from operating activities will be sufficient to meet our anticipated working capital and capital expenditures for at least the next 12 months. Our future working capital requirements will depend on many factors, including the rate of our revenue growth, our introduction of new solution, and expansion of our business operation. To the extent that our cash and cash equivalents, cash flow from operating activities, and net proceeds of the underwritten public offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements, public or private equity or debt financings. We also may need to raise additional funds in the event we decide in the future to acquire businesses, technologies and products that will complement our existing operations. In the event additional funding is required, we may not be able to obtain bank credit arrangements or equity or debt financing on terms acceptable to us or at all.

We plan to use the net proceeds we receive from the underwritten public offering for the following purposes in line with our growth strategy:

•        approximately $1.7 million or 37.0% for solution development to expand and enhance our current solution offerings for JARVISS by hiring experienced solution architects, software team and marine engineering team, as well as to develop new features and functionalities to continue to provide added value to our customers;

•        approximately $400,000 or 8.7% for obtaining class approval from major maritime organization for our range of digital applications;

•        approximately $600,000 or 13.0% for marketing and branding, including expanding commercial sales team with dedicated marketing staff, and investing in marketing and promotional activities to further expand our customer base and strengthen our brand; and

•        approximately $1.9 million or 41.3% for general working capital and other general corporate purposes.

The foregoing represents our current intentions based upon our present growth strategy and business conditions to use and allocate the net proceeds of the underwritten public offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds. If an unforeseen event occurs or business conditions change, we may use the proceeds of the underwritten public offering differently than as described.

Cash Flows for the Years Ended March 31, 2024 and 2023 and for the Six Months Ended September 30, 2024 and 2023

The following summarizes the key components of our cash flows for the years ended March 31, 2024 and 2023 and for the six months ended September 30, 2024 and 2023:

	For the year ended March 31,		Six months ended September 30,
	2024 (US$)	2023 (US$)	2024 (US$)	2023 (US$)
Net cash (used in)/provided by operating activities	1,631,420	725,952	(111,679)	745,200
Net cash used in investing activities	(491,365)	(119,182)	(329,139)	(266,529)
Net cash used in financing activities	(539,194)	(410,337)	(238,873)	(181,500)
Effect on exchange rate change on cash and cash equivalents	(7,317)	(6,634)	7,228	(6,243)
Net change in cash and cash equivalents	593,544	189,799	(672,463)	290,928

Operating Activities

For the six months ended September 30, 2024, the Company had net cash used in operating activities of approximately $0.1 million attributable to (i) income before income taxes of approximately $31,000, (ii) change in customer deposits of approximately $0.7 million, and (iii) change in accounts receivables of approximately $0.2 million, partially offset by (i) change in other payables and accrued liabilities of approximately $0.3 million, (ii) adjustment for depreciation of approximately $0.2 million, and (iii) change in deposits, prepayments, and other receivables of approximately $0.2 million.

For the six months ended September 30, 2023, the Company had net cash provided by operating activities of approximately $0.7 million attributable to (i) income before income taxes of approximately $0.2 million, (ii) change in customer deposits of approximately $0.5 million, (iii) change in inventories of approximately $0.3 million, and (iv) adjustment for depreciation of approximately $0.1 million, partially offset by change in account receivables of approximately $0.3 million.

For the year ended March 31, 2024, the Company had net cash provided by operating activities of approximately $2.0 million attributable to (i) loss before income taxes of approximately $48,000, (ii) change in customer deposits of approximately $1.2 million, and (iii) adjustment for depreciation of approximately $0.3 million, partially offset by (i) change in net investment in sales-type leases of approximately $0.2 million, and (ii) change in deposits, prepayments, and other receivables of approximately $0.1 million.

For the year ended March 31, 2023, the Company had net cash provided by operating activities of approximately $0.7 million attributable to (i) income before income taxes of approximately $1.0 million, (ii) change in account payable of approximately $0.8 million, and (iii) adjustment for depreciation of approximately $0.2 million, partially offset by (i) change in inventories of approximately $0.7 million, and (ii) change in account receivables of approximately $0.3 million.

Investing Activities

The Company had net cash used in investing activities of approximately $0.3 million and $0.3 million for the six months ended September 30, 2024 and 2023, respectively, which was attributable to the purchase of property and equipment.

For the year ended March 31, 2024, the Company had net cash used in investing activities of approximately $0.5 million which was attributable to purchase of equipment of approximately $0.5 million.

For the year ended March 31, 2023, the Company had net cash used in investing activities of approximately $0.1 million attributable to purchase of intangible assets of approximately $0.1 million representing continuous development of our JARVISS platform and a new maritime ERP software.

Financing Activities

For the six months ended September 30, 2024, the Company had net cash used in financing activities of approximately $0.2 million mainly attributable to (i) repayment of lease liabilities of approximately $0.3 million, (ii) payment of deferred offering costs of approximately $0.2 million, partially offset by proceeds from lease financing of approximately $0.2 million.

For the six months ended September 30, 2023, the Company had net cash used in financing activities of approximately $0.2 million mainly attributable to (i) payment of deferred offering costs of approximately $0.4 million, (ii) repayment of lease liabilities of approximately $0.2 million, partially offset by (i) proceeds from issuance of shares and lease financing of approximately $0.3 million and $0.2 million respectively.

For the year ended March 31, 2024, the Company had net cash used in financing activities of approximately $0.5 million attributable to payment of deferred offering costs of approximately $0.8 million and repayment of lease liabilities of approximately $0.5 million. The cash outflow from financing activities was partially offset by funds injected by shareholders of approximately $0.7 million and proceeds from lease financing of approximately $0.4 million.

For the year ended March 31, 2023, the Company had net cash used in financing activities of approximately $0.4 million attributable to repayment of lease liabilities of approximately $0.3 million.

Bank Borrowing

We had bank borrowing obtained from a financial institution in Singapore, which bear annual interest at a fixed rate of 4.25% and are repayable in five years. As of September 30, 2024, March 31, 2024 and 2023, we had bank borrowing of approximately $0.1 million, $0.1 million and $0.2 million, respectively.

Dividends Paid

For the six months ended September 30, 2024, no dividends were paid by the Company.

For the year ended March 31, 2024 and 2023, iO3 Singapore paid dividends of approximately $293,000 and $79,000, respectively.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2024, March 31, 2024 and 2023.

Capital Expenditures

For six months ended September 30, 2024 and for the years ended March 31, 2024 and 2023, we had capital expenditures of approximately $0.3 million, $0.5 million and $0.1 million, respectively. Our capital expenditures were mainly used for the purchase of property, equipment and intangible assets.

Lease Liabilities

Our lease liabilities consist primarily of finance lease liabilities and operating lease liabilities. We have entered into finance lease agreements to purchase the equipment used in our operation. We have also entered into operating lease agreements for office and warehouse. As of September 30, 2024, we had lease liability of approximately $0.7 million. As of March 31, 2024 and 2023, we had lease liability of approximately $0.7 million and $0.8 million, respectively. The following table sets forth our lease liabilities as of September 30, 2024, March 31, 2024 and 2023:

	As of September 30,	As of March 31,
	2024 (US$)	2024 (US$)	2023 (US$)
Current
Finance lease liabilities	336,335	317,057	259,252
Operating lease liabilities	41,077	112,392	143,613
	377,412	429,449	402,865
Non-current
Finance lease liabilities	294,128	283,878	279,739
Operating lease liabilities	3,008	5,692	106,715
	297,136	289,570	386,454
Total lease liabilities	674,548	719,019	789,319

Our lease liabilities remained stable at approximately $0.7 million, $0.7 million and $0.8 million as of September 30, 2024, March 31, 2024 and 2023, respectively.

Net investment in sales-type leases

We have entered into sales-type lease agreements with our customers for sales of equipment. The lease terms are three to five years. Net investment in sales-type leases represents the sum of the present value of the future contractual lease payments from our customers.

As of September 30, 2024, March 31, 2024 and 2023, we had net investment in sales-type leases of approximately $0.6 million, $0.6 million and $0.4 million, respectively. The following table sets forth our net investment in sales-type leases as of September 30, 2024, March 31, 2024 and 2023:

	As of September 30,	As of March 31,
	2024 (US$)	2024 (US$)	2023 (US$)
Gross lease receivable	741,195	867,751	677,970
Received cash	(136,770)	(236,225)	(233,154)
Unearned interest income	(34,923)	(36,663)	(21,658)
	569,502	594,863	423,158

Reported as:
Current net investment in sales-type lease	222,172	230,209	176,536
Non-current net investment in sales-type lease	347,330	364,654	246,622
	569,502	594,863	423,158

Our net investment in sales-type leases remained stable at approximately $0.6 million as of September 30, 2024 and March 31, 2024.

Our net investment in sales-type leases increased by approximately $0.2 million or 50.0%, from approximately $0.4 million as of March 31, 2023 to approximately $0.6 million as of March 31, 2024, which is consistent with the increase in sales-type lease income during the year ended March 31, 2024.

Related Party Transaction

For further information on our related party transactions during the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024 and 2023, please refer to the section entitled “Related Party Transactions”.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. The accounting estimates that require our most significant and subjective judgments have an impact on revenue recognition, the determination of lease, fair values assessment in relating to financial instruments and impairment of intangible and long-lived assets.

We evaluate our estimates and judgments on an ongoing basis. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results could differ from these estimates. The critical accounting policies and estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We recognize revenue in accordance with ASC 606 which follows a five-step model to recognize revenue consisting of identifying contracts with customers, the performance obligations promised in those contracts, determining and allocating the transaction price to the obligations, and recognizing revenue when the Company satisfies its obligations. Revenue is recognized when a customer obtains control of promised products and services. The amount of revenue recognized reflects the consideration which we expect to be entitled to receive in exchange for these products and services.

Contracts with customers may comprise multiple performance obligations and may have lease and/or non-lease components. The total contract consideration is allocated to the separate lease components and non-lease components, which represent distinct performance obligations, based on the relative estimated standalone selling price in accordance with ASC 606, Revenue Recognition. We generally determine standalone selling prices based on observable price of the goods and services (i.e., actual selling prices charged to customers). If the standalone selling price is not directly observable, it is estimated using appropriate data that reflects the amount of consideration that we expect to receive in exchange for transferring such goods or services to the customer (i.e., cost plus expected margin). Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgements relating to these assumptions and estimates may impact revenue recognition.

The timing of revenue recognition each performance obligation depends on the nature of transaction and service provided.

Satellite connectivity solution

The Company provide various type of satellite connectivity solution to our customers:

(a)     Subscription

Monthly subscription fee is charged to customers for the satellite connection service in relating to the airtime, bandwidth subscription plan and value-added service subscribed. The revenue is recognized ratably over the period of the contract.

(b)    Sales or lease of satellite network equipment and devices

For satellite network equipment and devices, the Company assesses at contract inception whether it meet the criteria of lease. If the criteria are met, the revenue is recognized according to ASC 842, Leases (refer to the note in relating to lease below). The leased equipment are antenna and the connected devices.

If the criteria are not met, the revenue from the sales of satellite network equipment and devices are recognized upon the completion of installation and the transfer of control to the customer. The sales of satellite network equipment and devices including antenna, satellite phone, battery, wall charger, modem etc. The equipment is shipped and installed at the destination specified by the customer. As such, shipping and handling services are part of the performance obligation to deliver the equipment to customers and therefore the fee charged to the customers are included as part of the revenue from sales of satellite network equipment and devices.

Digitalization and other solutions

(a)     Digital platform service — The Company provides customers access to our JARVISS digital platform to obtain real time information for their daily operation management. Monthly subscription fee is charged to the customers based on the number of user access and number of service elements subscribed, e.g. V.SION, V.Sight, V.IoT, V,Secure, V.Mail etc. Revenue recognition commences ratably when control of the services is transferred to the customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those services over the contractual term.

(b)    Provision of information technology (IT) support — Customer specifies their IT support requirement in a contract, which may include IT help desk service, technical support, installation of software in the devices as specified etc. Performance obligations promised in the contract are identified based on the goods or services that to be delivered to the customer. Revenue recognition commences when or as the Company satisfies a performance obligation and the control of the goods or services transferred to the customer.

(c)     Provision of shipboard support services — The Company supplies shipboard equipment and/or engineering service as per customer’s specification. The shipboard equipment includes equipment relating to navigation systems, automatic identification system, electronic chart display and information system, voyage data recorders etc. Equipment is installed at the destination specified by the customers. As such, shipping and handling services are part of the performance obligation to deliver the equipment to customers. Revenue, including the shipping and handling fee charged to customers, is recognized when or as the Company satisfies a performance obligation and the control of the goods or services transferred to the customer.

Leases

We assess at contract inception whether a contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term corresponds to the non-cancellable period of each contract.

Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. We recognize lease expense or income for these leases on a straight-line basis over the lease term.

Our Company as a lessor

Other than outright sales, we also offer our customers to purchase the antenna and the connected devices through sales-type lease or operating lease arrangement.

At the commencement date, the lease payments are fixed payments. Lease payments do not include variable lease payments from our customers that do not depend on an index or a rate.

We classify a lease as a sales-type lease when the lease meets any of the following criteria:

(a)     the lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

(b)    the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

(c)     the lease term is for the major part of the remaining economic life of the underlying asset;

(d)    the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or

(e)     the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Notwithstanding the above criteria, leases are classified as operating leases if they have variable lease payments that do not depend on an index or rate and if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a selling loss.

For a sales-type lease, at the lease commencement, net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset. Lease receivable is the present values of the sum of lease payments and the guaranteed residual asset. We recognize all revenue and costs associated with the sales-type lease as revenue from leasing activities and cost of leasing activities upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recorded to finance income over time as customers are invoiced on a monthly basis.

All other leases are accounted for as operating leases wherein we recognize, at the commencement date, the lease payments as income in profit or loss over the lease term on a straight-line basis and we recognize variable lease payments as income in profit or loss in the period in which the changes in facts and circumstances on which the variable lease payment are based occur.

We suspend recognition of sales-type lease revenue and operating lease revenue and place the account on non-accrual status when management determines that collection of future income is not probable (generally after 60 days past due). We resume recognition of revenue, and recognize previously suspended income, when we consider collection of remaining amounts to be probable. We write off interest earned but uncollected prior to the receivables being placed on non-accrual status through allowance for doubtful accounts when, in the judgment of management, we consider it to be uncollectible.

Our Company as a lessee

Leases are classified at the inception date as either a finance lease or an operating lease. While we offer our customers to purchase the antenna and the connected devices through lease arrangement, we also purchase some of our antenna through finance lease.

As the lessee, a lease is a finance lease if any of the following conditions exist:

(a)     ownership is transferred to the lessee by the end of the lease term;

(b)     there is a bargain purchase option;

(c)     the lease term is at least 75% of the asset’s estimated remaining economic life;

(d)     the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased asset to the lessor at the inception date; or

(e)     the leased asset is of such a specialized nature that it is expected to have no alternative use.

Finance lease assets are presented separately on the consolidated balance sheet as finance lease right-of-use assets, and current and non-current portion of finance lease liabilities.

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. We leased our office and warehouse through operating lease arrangements. Operating leases (with an initial term of more than 12 months) are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities (current), and operating lease liabilities (non-current) in the consolidated balance sheet. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. We utilize a market-based approach to estimate the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease prepayments, reduced by lease incentives and accrued rent. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

The accounting update also requires that for finance leases, a lessee recognizes interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

Net Investment in Sales-type Lease

A net investment in finance lease is recognized if a lease meets specific criteria under the sales-type lease (refer to lease accounting policy above for more information) at its inception. Upon commencement of the lease, the book value of the equipment is de-recognized and a net investment in finance lease is recognized in our Consolidated Balance Sheets based on the present value of fixed payments under the contract and the residual value of the underlying asset, discounted at the rate implicit in the lease. We recognize the difference between the book value of the equipment and the net investment in the lease in equipment sales in our Consolidated Statement of Operations. Interest income on our net investment in finance leases is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease.

Intangible Assets

Software license consists of costs paid to third party for the right to use the licensed property and systems which was used as a base structure for JARVISS digital platform. It was initially recognized at cost and subsequently carried at cost less accumulated amortization and accumulated impairment losses, if any. Amortization is calculated on a straight-line basis over its expected useful lives of 7 years.

We are currently developing a new maritime ERP software. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the technological feasibility stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. As of balance sheet date, the software is in progress of development and not amortized until it is ready for intended use.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the intangible asset, are recognized in profit or loss when the intangible asset is derecognized.

The intangible assets are tested annually for impairment.

Impairment of Long-lived Assets

We evaluated our long-lived assets, including fixed assets, intangible assets and right of use assets, for impairment. Whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, we evaluate the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, we recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

Fair value measurement

We apply ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided for fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets. The fair values are determined based on prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities.

•        Level 2 — Includes other inputs that are directly or indirectly observable in the marketplace. The fair values are determined using the project future cash flows models and discount the future amounts to a present value using market-based observable inputs.

•        Level 3 — Unobservable inputs which are supported by little or no market activity. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

During the reporting periods, we assessed the fair values of our financial instruments. The carrying values of the financial instruments included in current assets and liabilities approximate their fair values due to their short-term maturities. The carrying amount of long-term borrowings and account receivables approximates its fair value due to the fact that the related interest rates approximate market rates for similar debt instruments of comparable maturities.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Our significant accounting policies are fully described in the notes to the audited financial statements (refer to Note 2 in our consolidated financial statements for the years ended March 31, 2024 and 2023) included elsewhere in this prospectus.

Recently Issued Accounting Pronouncements

In June 2023, the FASB issued Accounting Standards Update (ASU) No. 2022-03 Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This guidance is effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after October 15, 2023. Early adoption is permitted. The Company has assessed ASU 2023-03 and early adopted the guidance during the second quarter of 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842) — Common-Control Arrangements. This guidance amends the accounting for leasehold improvements in common-control arrangements by requiring a lessee in a common-control arrangement to amortize leasehold improvements that it owns over the improvements’ useful life to the common-control group, regardless of the lease term, if the lessee continues to control the use of the underlying asset through a lease. The new standard will become effective for the Company beginning in fiscal year 2025. The adoption did not have a material impact on the Company’s consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. This update will improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB codification with the SEC’s regulations. The adoption did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280)” (“ASU 2023-07”). The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision useful financial analyses. Topic 280 requires a public entity to report a measure of segment profit or loss that the chief operating decision maker (CODM) uses to assess segment performance and make decisions about allocating resources. Topic 280 also requires other specified segment items and amounts, such as depreciation, amortization, and depletion expense, to be disclosed under certain circumstances. The amendments in ASU 202307 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. Management considers that the guidance does not have a significant impact on the disclosures set out in these consolidated financial statements.

In December 2023, FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740)” (“ASU 2023-09”). The amendments in ASU 2023-09 address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. One of the amendments in ASU 2023-09 includes disclosure of, on an annual basis, a tabular rate reconciliation of (i) the reported income tax expense (or benefit) from continuing operations, to (ii) the product of the income (or loss) from continuing operations before income taxes and the applicable statutory federal income tax rate of the jurisdiction of domicile using specific categories, including separate disclosure for any reconciling items within certain categories that are equal to or greater than a specified quantitative threshold of 5%. ASU 2023-09 also requires disclosure of, on an annual basis, the year to date amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign jurisdictions, including additional disaggregated information on income taxes paid (net of refunds received) to an individual jurisdiction equal to or greater than 5% of total income taxes paid (net of refunds received). The amendments in ASU2023-09 are effective for annual periods beginning after December 15, 2024, and should be applied prospectively. The adoption did not have a material impact on the Company’s consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on the consolidated financial statements.

Quantitative and Qualitative Disclosures about Financial Risk

We have exposure to a variety of financial risks from our operations. The key financial risks include credit risk, interest rate risk, economic and political risk, exchange rate risk and liquidity risk.

Further quantitative disclosures are included throughout the consolidated financial statements.

Credit Risk

Financial instruments that potentially subject us to credit risk consist of cash equivalents, restricted cash, accounts and loans receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Singapore Deposit Protection Board pays compensation up to a limit of S$75,000 (approximately $55,592) if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2024, cash balances of $0.3 million, held at financial institutions in Singapore, were subject to credit risk. As of March 31, 2024, cash balance of $1.0 million, of which approximately $1.0 million was subject to credit risk. As of March 31, 2023, cash balance of $0.4 million, of which approximately $0.4 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, we determine, on a continuing basis, the probable losses and sets up an allowance for doubtful accounts based on the estimated realizable value.

We have adopted a policy of only dealing with creditworthy counterparties. We perform ongoing credit evaluation of our counterparties’ financial condition and generally do not require a collateral. We also consider the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

We have determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days or there is significant difficulty of the counterparty.

To minimize credit risk, we have developed and maintained our credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and our own trading records to rate our major customers and other debtors. We consider available reasonable and supportive forward-looking information which includes the following indicators:

•        Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations

•        Internal credit rating

•        External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 60 days past due in making contractual payment.

As of September 30, 2024, no individual accounts receivable and sale-type lease investment has an outstanding amount that exceeds 10% of total accounts receivable.

As of March 31, 2024, approximately 22.1% of accounts receivable and sale-type lease investments were collectively owed by two customers. The ageing for aforementioned receivables was less than 90 days.

As of March 31, 2023, approximately 23.5% of accounts receivable and sale-type lease investments were collectively owed by two customers. The ageing for aforementioned receivables were less than 90 days except for $21,565 which was 30 days overdue. However, this amount was successfully collected after the reporting date.

As of March 31, 2023, there was a single customer’s account receivable balance amounted to 10.5% of total receivable balance. The amount outstanding was less than 60 days.

Interest Rate Risk

As we have no significant interest-bearing assets, our income and operating cash flows are substantially independent of changes in market interest rates.

Our interest-rate risk arises from bank borrowings. We manage interest rate risk by managing the mixture of fixed and variable rate debt, the issuance and maturity dates of debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of September 30, 2024, March 31, 2024 and 2023, the borrowings were at fixed interest rates.

Economic and Political Risk

Our major operations are conducted in Asia. Accordingly, the political, economic, and legal environments in Asia, as well as the general state of Asia’s economy may influence our business, financial condition, and results of operations.

Exchange Rate Risk

We cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that we could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of S$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due. Our policy is to ensure that we have sufficient cash to meet our liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

INDUSTRY OVERVIEW

Our Industry

The integrated maritime connectivity and digital solutions market refers to the provision of unified communication and data platforms designed specifically for the various types of vessels in the maritime industry. Such service provision includes the context of shipboard networks, satellite connectivity, cloud-based data storage and analytics, and shore-based portals. Key offerings in this market include end-to-end digital infrastructure to connect ships’ on-board systems to centralized cloud platforms, enabling real-time data collection, analytics, and remote monitoring and control. By integrating these systems and leveraging IoT and big data, these platforms aim to improve operational efficiency, regulatory compliance, crew welfare, and other outcomes for maritime companies.

The market can be classified by solution offering where service providers provide one or more of offerings, by end-users and by types of vessels. It can also be classified based on solutions offering as follows:

•        Shipboard Networks (onboard LANs, wireless network etc.):    Secure and robust LANs, wireless networks, and IoT infrastructure are installed to connect sensors, transmit data, support video feeds, and enable devices across a ship. Standard wired Ethernet, wireless network, and industrial protocols allow ship systems and equipment to communicate and send information to central data servers onboard.

•        Satellite Connectivity (e.g., satellite, LTE/5G, VSAT, etc.):    Satellites act as the digital backbone enabling vessels to stay connected globally. Advanced communication satellites orbiting the earth provide the wireless signals that allow data transfer between vessels and onshore networks. With specialized satellite equipment and antennas installed on board, vessels can link to fast, modern broadband platforms.

•        Cloud-based Data Storage, Intelligence and Analytics:    Cloud platforms aggregate and store shipboard data for analytics, monitoring, and management. It securely manages enormous amounts of vessel operational data, equipment logs, positional information, weather data and more. It also provides the raw data for data visualizations, analytics and insights for shoreside teams to optimize fleet operations.

•        Shore-based Monitoring and Management Portals:    These dashboards centralize data forwarded from shipboard systems via satellite onto cloud databases. Features include display of vessel positions on digital maps, connectivity status, equipment alarms, maintenance events, fuel consumption metrics, weather overlays and more. Data-driven analytics and reporting inform decision making.

Value Chain

Source: The Frost & Sullivan Report

The upstream part of the industry consists of the foundational technology providers and infrastructure operators. It includes hardware manufacturers who produces specialized connectivity gear and sensors for the harsh maritime environment, as well as chipmakers provide key components like modems and processors to power data transmission and analytics. Satellite operators own and operate satellite constellations to deliver broadband to vessels around the globe, while telecom companies enable wireless connectivity in ports and coastal areas. Besides, software and IT firms focus on developing the frontend system configuration, backend data platforms, fleet management programs, and other analytics tools.

In the midstream section, maritime connectivity deployment providers focus on merely the vessel level operation in regard to the installation of hardware on vessels and managing connectivity software systems. They provide the physical infrastructure to capture and transmit shipboard data. Further, cloud infrastructure providers play an integral role in managing cloud platforms and integrating the collected data from vessels into centralized databases. Data analytics companies on the other hand leverage that aggregated data and provide analysis and business intelligence capabilities, creating dashboards, predictive models, and other tools to optimize fleet operations. To consolidate and streamline the function of these three types of industry players, Integrated Maritime Connectivity and Digital Solutions Providers emerged to offer end-to-end services encompassing deployment, cloud management, and analytics. These integrated providers offer a one-stop solution taking care of onboard installation, transmission infrastructure, cloud platforms, and data analysis applications. By consolidating all aspects of maritime data connectivity, integrated providers aim to provide complete coverage with seamless data flow from ships to shore-based stakeholders. Their comprehensive offerings can appeal to ship owners and operators looking for a simplified, single vendor approach to implementing maritime digital transformation, reducing the administrative and communication cost in engaging in multiple service providers, minimize the potential error and ultimately elevate operational efficiency and reducing costs. By connecting upstream innovation with downstream demand, the midstream providers enable digital transformation throughout the maritime industry and creates an integrated ecosystem maximizing efficiency, safety and productivity from ship to shore.

In the downstream of the value chain, shipowners purchase and utilize integrated systems to improve operations, crew welfare and compliance. Ship managers and operators handle connectivity and data platforms for entire fleets. Ports and terminals adopt smart port technologies to integrate ships into their digital infrastructure.

Market Size of Integrated Maritime Connectivity and Digital Solutions

The market size of integrated maritime connectivity and digital solutions represents the aggregated revenue of all midstream players of maritime connectivity deployment providers, cloud Infrastructure provides, data analytics companies and Integrated Maritime Connectivity and Digital Solutions Providers. The market size is highly associated with the number of vessels around the globe, the penetration rate of maritime connectivity and digital solutions services for each vessel as well as the growing project cost per solutions deployment. Among globally traded fleet segments like container ships, tankers, and bulk carriers, uptake of maritime connectivity has progressed from early adopters to wider implementation across prominent fleets. Large shipping companies are spearheading the charge, outfitting their ships with integrated sensor platforms, broadband communication systems, and cloud-based analytics. Rapid technological innovation, regulatory pressures, and competitive differentiation are driving substantial investment and thereby accelerating the market size, which has grown from $2,429.5 million in 2019 to $3,188.0 million in 2023, representing a CAGR of approximately 7.0% during 2019 to 2023. Going forward, the market size is expected to reach $4,151.6 million in 2028, representing a CAGR of approximately 5.6% during 2024 to 2028.

Source: The Frost & Sullivan Report

The Asia Pacific represents a major regional market for integrated maritime connectivity and digital solutions, and is rapidly expanding, driven by heavy investment from leading shipping companies and national maritime administrations. Propelled by the digitalization efforts of major fleets in China, Singapore, Japan, and Korea along with early adoption of connected ship solutions, the Asia Pacific market has grown substantially from $1,015.5 in 2019 to $1,374.0 in 2023, reflecting a CAGR of approximately 7.9%. With continuous advancement of maritime technology, regulatory pressures, and intensifying regional competition forcing carriers to pursue efficiency gains, Asia Pacific is poised for further growth, with the market projected to reach $1,847.4 by 2028 and maintain a CAGR of around 6.2% through 2028 as integrated platforms become more ubiquitous across prominent regional fleets.

Source: The Frost & Sullivan Report

Market Drivers Analysis

Increasing Demand for Operational Efficiency:    The maritime industry’s increasing need for operational efficiency is driving the adoption of Integrated Maritime Connectivity and Digital Solutions. These solutions provide the necessary tools and technologies to streamline processes, enhance vessel performance, minimize downtime, improve supply chain management, and enable data-driven decision-making. By embracing these solutions, maritime companies can achieve significant enhancements in operational efficiency, resulting in improved competitiveness and profitability. Integrated connectivity and digital solutions play a crucial role by automating manual tasks, eliminating paperwork, and facilitating efficient data exchange between vessels, onshore operations, and external stakeholders. Through the digitization and optimization of workflows, these solutions contribute to cost savings and time optimization. Furthermore, integrated connectivity solutions enable real-time monitoring and analysis of vital vessel performance metrics, including fuel consumption, engine health, and navigation data. By continuously monitoring and leveraging data analytics, maritime companies can pinpoint areas for improvement, optimize vessel operations, and reduce unnecessary fuel consumption. Ultimately, this leads to increased operational efficiency and substantial cost savings.

Growing Emphasis on Regulatory Compliance:    The rising focus on regulatory compliance within the maritime industry is generating a growing demand for Integrated Maritime Connectivity and Digital Solutions. As regulations become more rigorous and intricate, maritime companies are actively seeking solutions that assist them in ensuring adherence to safety, security, and environmental standards. Integrated connectivity and digital solutions offer the essential tools and capabilities required to effectively monitor, track, and report on compliance-related activities. By harnessing the power of these solutions, companies can gather real-time data, conduct automated analysis, and generate reports that validate their compliance with regulatory mandates. This encompasses the monitoring of vessel conditions, emissions, waste management, crew certifications, and other pertinent parameters. Integrated connectivity solutions facilitate seamless data exchange between vessels and regulatory authorities, guaranteeing prompt and accurate reporting.

The Advancements in Communication Technologies:    The advancements in communication technologies are driving an increased demand for Integrated Maritime Connectivity and Digital Solutions in the maritime industry. As technologies such as satellite connectivity and high-speed internet continue to evolve, they offer new opportunities for connectivity and data exchange in the maritime sector. Integrated connectivity solutions leverage these advancements to provide seamless communication and data transfer between vessels, onshore operations, and external stakeholders. The improved communication capabilities enable real-time information exchange, collaboration, and decision-making, leading to enhanced operational efficiency and safety. Vessels can stay connected to onshore teams, enabling effective coordination and response to changing conditions or emergencies. These solutions also facilitate remote monitoring and control of vessel systems, allowing for proactive maintenance and timely interventions. Additionally, the integration of communication technologies with digital solutions enables the collection, analysis, and utilization of vast amounts of data generated by vessels. This data can be leveraged for performance optimization, predictive maintenance, and data-driven decision-making. By utilizing advanced analytics and machine learning algorithms, companies can gain valuable insights into operational patterns, fuel consumption, equipment health, and other key metrics.

Market Trend and Opportunities Analysis

Increasing Adoption of IoT and Connectivity Solutions:    The adoption of IoT (Internet of Things) and connectivity solutions is witnessing significant growth in the domain of Integrated Maritime Connectivity and Digital Solutions. This trend is driven by the potential benefits these technologies offer to the maritime industry, including improved operational efficiency, enhanced safety, and better decision-making capabilities. IoT enables the connection of various devices and sensors on vessels, allowing real-time monitoring of critical parameters such as engine performance, fuel consumption, navigation data, and equipment health. This real-time data enables proactive decision-making, preventive maintenance, and optimization of vessel operations. IoT-enabled connectivity solutions also generate vast amounts of data that can be analyzed to extract valuable insights. By leveraging advanced analytics techniques, maritime companies can gain deep visibility into operational patterns, identify trends, and make data-driven decisions to improve efficiency, reduce costs, and enhance performance. It presents significant opportunities for maritime companies to leverage technology for transformative outcomes in the industry.

Emphasis on Cybersecurity:    The focus on cybersecurity in the realm of Integrated Maritime Connectivity and Digital Solutions is increasing. With the maritime industry’s growing adoption of digital technologies and interconnected systems, there is a heightened urgency to safeguard critical infrastructure, sensitive data, and vessels against cyber threats. Cybercriminals are increasingly targeting the maritime industry due to the potential consequences of successful attacks. Ransomware, data breaches, and system disruptions pose significant risks, leading to financial losses, operational disruptions, and compromising the safety of vessels and crew. To counteract these evolving cyber threats, robust cybersecurity measures are imperative. Integrated maritime connectivity solutions make use of advanced technologies like IoT, cloud computing, and remote monitoring systems. While these technologies offer numerous advantages, they also introduce vulnerabilities if not adequately protected. The interconnected nature of systems and the exchange of data among vessels, onshore operations, and external stakeholders create potential entry points for cyberattacks. By prioritizing cybersecurity measures, maritime companies can mitigate risks, ensure the continuity of operations, and uphold the trust and confidence of stakeholders in the digital era.

Remote Operations and Autonomous Vessel:    Integrated Maritime Connectivity and Digital Solutions prioritize remote operations and autonomous vessels as crucial focal points. These areas harness cutting-edge technologies to facilitate the remote supervision, control, and management of vessel operations from onshore locations, as well as the creation and deployment of autonomous vessels. Remote operations encompass the utilization of integrated maritime connectivity solutions to enable the instantaneous monitoring, control, and management of vessel systems and operations from onshore sites. By employing a combination of sensors, communication technologies, and data analytics, onshore teams can remotely oversee various aspects of vessel performance, including navigation, engine operations, fuel consumption, and equipment health. This capability empowers proactive decision-making, early identification of issues, and prompt interventions, thereby enhancing efficiency, safety, and cost-effectiveness. Autonomous vessels, in turn, constitute unmanned or minimally manned vessels that possess the ability to function and navigate independently, leveraging an array of advanced technologies like AI, machine learning, sensors, and connectivity solutions. These technologies empower autonomous vessels to analyze real-time data, make informed decisions, and execute tasks with minimal human involvement. Such advancements hold the potential to initiate transformative changes within the maritime industry, leading to improvements in efficiency, safety, and sustainability.

Data Analytics and AI:    Data analytics and AI are integral to Integrated Maritime Connectivity and Digital Solutions, enhancing efficiency, decision-making, and operational effectiveness in the maritime industry. Data analytics involves examining and extracting valuable insights from large volumes of maritime data, including vessel performance, weather conditions, cargo information, and historical records. Integrated maritime connectivity solutions enable the collection and analysis of diverse data sets. Advanced data analytics techniques like statistical modeling, machine learning, and predictive analytics provide valuable insights for optimizing operations, improving fuel efficiency, enhancing maintenance planning, and overall performance. AI technologies, such as machine learning and natural language processing, are increasingly integrated into maritime connectivity solutions. AI algorithms analyze extensive data, learn patterns, and provide intelligent predictions and recommendations. AI applications in the maritime industry include predictive maintenance, vessel performance optimization, safety and security, and intelligent decision support. By utilizing data analytics and AI, Integrated Maritime Connectivity and Digital Solutions unlock the full potential of data, enabling informed decisions, optimized operations, and improved safety and efficiency across the industry.

Market Threats Analysis

Uncertainty around data ownership, privacy and sovereignty:    Uncertainty around data ownership, privacy and sovereignty when adopting more integrated cloud and data platforms poses a threat for providers in the maritime connectivity market. As ships become increasingly interconnected through advanced sensors, satellites and cloud analytics, stakeholders across the value chain grapple with who rightfully owns and controls the data generated onboard vessels. Until standards and regulations mature around maritime data governance, uncertainty over these issues could slow adoption of integrated platforms that aggregate data from myriad sources into centralized databases. Solution providers may need clear data ownership rules to enable continued progression of maritime digitalization through cloud-based solutions.

High upfront costs for vessels:    Hardware, installation, and software costs for comprehensive digital solutions still require substantial upfront investment from ship owners and operators. Particularly for smaller fleets and vessels, limiting capital budgets makes it difficult to justify this spending. Additionally, the technical complexity of networked systems, data analytics, and specialized equipment necessitates skilled IT staff for implementation and ongoing management. Shipping companies without adequate in-house technical teams may struggle to adopt and utilize sophisticated integrated platforms.

Interoperability issues:    Vessels contain complex webs of proprietary machinery, navigation equipment, and operational technology spanning different ages and vendors. Integrating and extracting data from these disparate onboard systems to feed into new digital dashboards and analytics can be difficult. A lack of standardization means providers must develop custom interfaces and drivers to make legacy marine devices communicate with modern platforms. Overcoming interoperability issues will be key for providers seeking increased deployment of end-to-end integrated maritime data platforms across technically diverse global fleets.

Cost Structure Analysis

The median gross monthly income for full-time employed residents working in Singapore’s information and communications sector has been on an upward trajectory, rising from S$6,047.0 in 2019 to S$7,320 in 2023, representing a CAGR of approximately 4.9% during 2019 to 2023. This steady rise reflects the strong growth in fields like software development, data analytics, and IT services in Singapore’s economy. With the government continuing to invest in developing the country into a regional technology and innovation hub, the incomes of information and communications workers can be expected to see further gains going forward as demand grows for their skills and expertise, attaining S$9,034.9 in 2028, representing a CAGR of approximately 4.2% during 2024 to 2028.

Source: Singapore Department of Statistics, the Frost & Sullivan Report

Competitive Landscape

The global Integrated Maritime Connectivity and Digital Solutions Market is competitive with more than 1,000 existing market players. Depending on the business function and business model, there are mainly four types of industry players including (i) maritime connectivity deployment providers, focus on merely the vessel level operation in regard to the installation of hardware on vessels and managing connectivity software systems; (ii) cloud infrastructure providers, focus on managing cloud platforms and integrating the collected data from vessels into centralized databases; (iii) Data analytics companies; leverage aggregated data and provide analysis and business intelligence capabilities, creating dashboards, predictive models, and other tools to optimize fleet operations; and (iv) Integrated Maritime Connectivity and Digital Solutions Providers, offering a one-stop solution taking care of onboard installation, transmission infrastructure, cloud platforms, and data analysis applications. We are a pioneer of Integrated Maritime Connectivity and Digital Solutions Providers and we ranked fifth in the Singaporean market based on revenue from the provision of maritime connectivity and digital solutions with a market share of approximately 6.2% as of March 31, 2024.

Some major market players include:

•        MAN Energy Solutions, with the focus on deploying digital devices in regards to enhancing cybersecurity to optimizing operation, reducing fuel consumption and improving operational efficiency

•        MariApps Marine Solutions, focused on providing vessel management software solutions to shipping companies, specifically its flagship product smartPAL

•        Wärtsilä, a global company in innovative technologies and lifecycle solutions for the marine and energy sectors. Related maritime service include Dynamic Positioning Systems and Sensors and Integrated Vessel Control Systems

•        Kongsberg Digital offers maritime data analytics solution, particularly vessel-to-cloud data infrastructure designed to capture and aggregate critical vessel data in a secure and cost-effective way of easy access to real-time well information

•        ABB Marine & Ports offers services related to electrical propulsion, data-driven decision support and integrated solutions for ship and shore

•        Schneider Electric, a provider of advanced digital solutions and services for the maritime industry, offers EcoStruxure solutions to monitor ship emissions

Overall, the global Integrated Maritime Connectivity and Digital Solutions Market faces strong competition from many factors like dominant players, low switching costs for customers, integrated service provision, rapidly changing technology, price sensitivity, focus on after-sales service and consolidation. Service providers must focus on competitive pricing, customer service, value-added solutions, procuring cutting-edge products and streamlining operations to gain a competitive advantage. Building long-term customer and supplier partnerships is also key to success against intensifying competition.

Competitive Entry Barriers

High switching cost for downstream customers:    Downstream vessel operators face significant transitional costs and operational risk to remove existing hardware, migrate data, install new terminals and antennas, and retrain crews on different platforms when they attempt to changing Integrated Maritime Connectivity and Digital Solutions providers. Accordingly, the complex technical integration makes transitions between maritime connectivity systems challenging and therefore downstream operators are often reluctant to bear the costs and short-term productivity losses associated with switching and thereby creating substantial vendor lock-in that benefits established providers. New entrants struggle to dislodge existing players as customers are deterred by the high switching costs of changing maritime connectivity partners once systems are deployed.

Technology and R&D Expertise:    In the Integrated Maritime Connectivity and Digital Solutions industry, service providers must be specialized in competencies such as satellite and radio-frequency engineering, network optimization, cybersecurity, data compression, and maritime-grade hardware design. Developing leading-edge proprietary solutions tailored to the rigors of shipboard operations demands experienced engineering talent. Extensive field testing and trials are also needed to refine and harden maritime offerings. Accordingly, for any new firm lacking the technical staff and research capabilities to customize integrated platforms purpose-built for maritime clients, the R&D costs and learning curve present steep barriers to viability and adoption.

Maritime Supplier Partnerships:    New entrants need to build reliable supply chains to source the specialized network hardware, terminals, antennas, sensors, and other components that enable end-to-end maritime offerings. However, incumbent providers have already fostered deep relationships with equipment manufacturers and maritime technology suppliers over many years in the industry. Their purchasing scale and influence make it difficult for smaller newcomers to negotiate favorable commercial terms, access limited inventories, and collaborate on R&D with reputable suppliers. Lacking leverage and incumbent advantages, new providers struggle to build strategic partnerships across the supplier network.

Factors of Competition

Maritime Expertise:    Given the complexity of global shipping, providers need extensive on-the-water experience to inform tailored connectivity solutions. Expertise spanning fleet operations, commercial demands, shipboard workflows, navigational systems, and equipment data is crucial and companies must understand intricacies like vessel flagging, regulatory nuances, crew management, and port interfaces. Service providers conversant across the breadth of the maritime industry can earn trust and credibility with customers and blending connectivity capabilities with maritime market fluency gives firms a potent competitive advantage in this sector.

Big Data Analytics:    Success in the Integrated Maritime Connectivity and Digital Solutions industry requires leveraging data science and machine learning expertise to uncover optimization opportunities hidden within massive datasets. Successful service providers have built user-friendly analytics dashboards that convert complex analytics into actionable intelligence on key metrics like engine performance, fuel consumption, and voyage efficiency. Firm’s investing in scalable big data capabilities tailored to diverse maritime operational requirements stand to gain competitive advantage. In an increasingly connected shipping ecosystem, analytics proficiency is becoming a prerequisite for converting raw data into value-added services that improve decision-making and enhance productivity at sea.

Customer Relationship:    Companies that become trusted advisors on how to best leverage connectivity to improve operations and compliance will have an edge in the industry and success lies on the understanding each customer’s business to customize offerings and digital platforms. Successful service providers are also able facilitate knowledge sharing between maritime users to showcase value. With long sales cycles and high switching costs, customer retention through service and strategic partnerships is paramount. Firms who can cultivate loyal customers across the fragmented maritime landscape will be well-positioned to scale and keep pace with digitalization.

BUSINESS

Overview

We are a leading provider of maritime digital technologies including satellite connectivity and digitalization solutions in Singapore focused on facilitating the maritime industry towards digital transformation. Based on the Frost & Sullivan Report, as of March 31, 2024, we ranked fifth in the Singaporean market based on revenue from the provision of maritime connectivity and digital solutions with a market share of approximately 6.2%. Our company was established to adopt an innovative approach towards the management of solutions accustomed to contemporary needs and drive the digital evolution in the maritime industry.

We have two operating segments: (i) satellite connectivity solution, and (ii) digitalization and other solutions. In the satellite connectivity solution segment, we offer integrated satellite connectivity solution through the provision of satellite connectivity services and the sales and/or lease of satellite network equipment and devices for shipboard network management. In the digitalization and other solutions segment, we are involved in designing digital solutions, providing IT support, and providing shipboard support services for IT and OT applications enablement.

Our digitalization platform — JARVISS — has been specifically designed to support enhanced integrated solutions, asset optimization and delivery of secured critical applications globally. It hosts a fleet of native applications developed by us as well as third party applications, consolidating essential functions such as IoT and vessel management. Our unique platform seamlessly integrates these applications, simplifying maritime operations and fostering unprecedented efficiency and leads us to be a pioneer of integrated maritime connectivity and digital solution providers. For further details regarding JARVISS, see “— Our flagship solution — JARVISS” below. In addition to JARVISS, our portfolio of digital solutions encompasses our V.Suite solutions and our new maritime ERP system FRIDAY. For details, see “— V.Suite” and “— FRIDAY” below.

Our Business Model

The following diagram illustrates our business model:

We provide shipboard infrastructure to our customers by designing and installing the necessary satellite connectivity solution, IT equipment and shipboard equipment (such as equipment relating to navigation systems, automatic identification system, electronic chart display and information system, voyage data recorders etc.) and JARVISS on the vessels of our customers. With such satellite communications and JARVISS (or any additional IT support services required by the customer) in place, staff on the vessel can effectively communicate and interact real-time with their personnel on shore.

Our key management and operations are primarily based in Singapore. However, given that many of our customers and their vessels are located in places other than Singapore, we also operate outside of Singapore when delivering services and solutions to our customers. We have business arrangements with a few local agents in Taiwan and Vietnam with whom we have a close working relationship and we do not have any overseas subsidiaries.

We have two operating segments: (i) satellite connectivity solution and (ii) digitalization and other solutions. For the discussion of how these two segments were determined, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations”.

Satellite Connectivity Solution

We offer integrated satellite connectivity solution through the provision of satellite connectivity services and the sales and/or lease of satellite network equipment and devices for shipboard network management.

Our satellite connectivity services encompass a comprehensive range of services, including but not limited to, shared access services via an extensive satellite network, such as Ku-band VSAT solutions. In addition, we provide airtime services, bandwidth subscription plans, and voice services across various frequency bands, ensuring a tailored and reliable communication experience for our customers. These satellite connectivity services based on frequency bands include:

(i) L-Band (1-2 GHz)

•        Iridium Certus:    Utilizes L-band frequencies to provide global, low-latency maritime communication, including voice and data services.

•        Inmarsat FleetBroadband:    Offers broadband data and voice services for maritime users, especially for smaller vessels.

•        Thuraya:    Provides voice and data services for maritime users, especially smaller and regional-going vessels in Europe, the Middle East, Africa, and Asia.

•        Inmarsat C:    Primarily utilized for maritime safety and distress communications. Vessels can transmit distress signals and emergency messages, complying with international regulations such as the Global Maritime Distress and Safety System (“GMDSS”).

(ii) VSAT (4-40 GHz)

•        C-Band (4-8 GHz):    Often used in maritime applications for high-speed data communication via geostationary satellites.

•        Ku-Band (12-18 GHz):    Utilizes Ku-band frequencies for high-data-rate maritime communication, commonly for broadband internet access.

•        Ka-Band (26.5-40 GHz):    Utilizes Ka-band frequencies to deliver high-speed broadband services for high-throughput, low-latency connectivity for maritime vessels, improving data-intensive applications.

(iii) Long-Term Evolution (“LTE”)

•        Cellular Networks:    LTE networks are widely used for maritime connectivity when vessels are within range of coastal or terrestrial cell towers.

•        WiFi Hotspots:    Many maritime vessels, especially passenger ships and ferries, offer onboard Wi-Fi networks that are powered by LTE connections.

In order to provide the satellite connectivity services, we sell and/or lease the necessary satellite network equipment and devices including antenna, satellite phone, modem, IP handsets, wireless access points etc. to our customers. The required equipment and devices are then shipped and installed on the vessel specified by the customers. In this connection, shipping and handling services are included in the delivery of the equipment and devices to the customers. For instance, customers have the flexibility to acquire the main satellite antenna equipment either through a ‘sales with an upfront one-time cost’ model or via a ‘lease with a monthly fee’ arrangement. The upfront installation cost, which encompasses labor, shipment, and accessory cost, will be charged accordingly based on the chosen acquisition method. Furthermore, a monthly subscription fee is charged to the customers for the satellite connection services in relation to the airtime, bandwidth subscription plan and value-added service subscribed. Additional fees may be charged to the customers based on any additional value-added services provided.

The implementation process starts with a consultancy meeting discussing the customer’s requirements, followed by offsite visits to our customer’s premises to determine and finalize the customer’s specifications. After the customer’s requirements have been finalized, we will engage in the preparation of work scope, start the procurement of equipment and devices required and arrange for site survey to finalize the requirements prior to onboard implementation with the customer. This process of the preparation of work scope and procurement will take approximately three to seven days. The implementation process, which involves engineering work onboard of vessels will take approximately one to three days to complete.

Our satellite connectivity solution segment generated revenue of approximately $2.7 million for the six months ended September 30, 2023 and approximately $3.5 million for the six months ended September 30, 2024, which represents a 29.6% increase.

Our satellite connectivity solution segment generated revenue of approximately $5.0 million for the year ended March 31, 2023 and approximately $5.6 million for the year ended March 31, 2024, which represents a 12.0% increase year on year.

Digitalization and Other Solutions

(i) Digitalization

We offer JARVISS to our customers as our key digital platform in line with our vision to drive the maritime industry towards digitalization. In addition to JARVISS, our portfolio of digital solutions also includes our V.Suite solutions (V.SIGHT AI camera surveillance, V.SION AR smart glasses, V.IoT shipboard monitoring and analytics, V.SECURE cybersecurity, V.WEATHER route optimization, together, the “V.Suite”. For details, see “— V.Suite” below). Additionally, we recently launched FRIDAY maritime ERP system (For details, see “— FRIDAY” below). We provide customers access to the digital platform to obtain real time information for their daily operations management.

We generate revenue by charging our customers a monthly subscription fee for the JARVISS solution and its peripheral applications. Regarding the installation of JARVISS, we first install a hardware device that looks like a set-top box onto the vessel. In this process, we charge our customers the hardware cost and the labor cost in association with setting up JARVISS. Subsequently, we charge our customers a subscription fee on a monthly basis for subscribing to JARVISS.

(ii) Other Solutions

Provision of IT support

Our vessel IT support services encompass networking, troubleshooting, and maintenance, as well as the supply of essential hardware and software components. We provide dedicated helpdesk services to our clients, addressing a broad spectrum of technical challenges that vessels may encounter. This includes swiftly resolving network connectivity interruptions and diagnosing hardware issues, such as server or equipment malfunctions. Moreover, we specialize in configuring and optimizing critical software applications essential for efficient vessel operations.

In addition to providing proactive maintenance and real-time troubleshooting, we are well-prepared to respond to emergencies by having a dedicated support team to offer prompt assistance to our clients as and when necessary, thereby ensuring the safety and continuity of maritime operations. This comprehensive approach extends to cybersecurity incident response and performance enhancement, guaranteeing that vessel IT systems consistently operate at peak efficiency. To further enhance operations, we provide crew training and support, empowering personnel to effectively harness the capabilities of onboard IT systems.

In relation to IT support, coordination and maintenance services, we charge our customers a monthly recurring fee depending on the type of IT services provided. For instance, our scope of IT helpdesk service includes a dedicated support team proficient in resolving troubleshooting and networking issues, providing clients with a designated point of contact. We implement an organized ticketing system and established processes to ensure swift and efficient problem resolution. Moreover, we facilitate vessel contacts with our support team via phone and email for prompt assistance. Our responsibilities further extend to the continuous maintenance of vessel systems and the regular update of IT-related documentation, all of which contribute to the seamless operation of onboard IT infrastructure.

Based on the level of IT support provided, we then charge our customers a monthly recurring fee. In addition, we provide IT services and technical support according to specification of our customers, including the purchase of IT hardware, and purchase and installation of software on certain devices. We subsequently charge our customers the applicable hardware/software and labor cost accordingly.

Some of the key components of hardware and software provided on vessels, include but are not limited to:

Hardware Components

•        Network Infrastructure:    Ethernet switches, access points, and network cabling create the local area network (“LAN”) on the vessel, enabling seamless data transfer among connected devices.

•        Firewalls and Security Appliances:    Firewalls and security appliances protect the vessel’s network from cyber threats, ensuring the safety of onboard systems and data.

•        Computers and Servers:    Vessels may have various computers and servers for navigation, communication, automation, and crew use.

•        Cabling and Infrastructure:    Fiber-optic, Ethernet, and wireless connections are commonly used, with consideration for waterproof and corrosion-resistant materials.

•        Printer and Scanning Equipment:    Printers and scanners are used for generating and processing documents and paperwork on board, including maintenance logs and reports.

Software Components

•        Navigation Software:    Navigation systems with GPS and electronic charts are essential for safe navigation at sea. They provide real-time position data, route planning, and collision avoidance capabilities.

•        Communication Software:    Messaging, email, and voice communication software enable crew members to stay in touch with onshore personnel and other vessels.

•        Computer Software:    Microsoft Office standardized office productivity tools for various tasks such as documentation, communication, data analysis, and collaboration.

•        Cybersecurity Solutions:    Antivirus software, intrusion detection systems (“IDS”), and security monitoring tools are used to safeguard vessel networks and data from cyber threats.

•        Remote Support and Diagnostic Tools:    Remote support software allows IT teams onshore to diagnose and troubleshoot issues on the vessel remotely. This reduces the need for on-site technical assistance and downtime.

IT support for vessels typically involves a range of onboard engineering services that encompass the setup of onboard networks, troubleshooting, as well as the installation and configuration of IT hardware and software. The process for IT support may vary in duration depending on the specific requirements and volume of support requested by customers. This could range from a day for routine maintenance to several days for more complex installations or troubleshooting involving multiple systems.

Provision of shipboard support services

We also offer the sales of shipboard equipment and the provision of engineering services to our customers. We supply shipboard equipment and/or engineering services as per each customer’s specification.

The shipboard equipment we offer for sale includes and the following:

•        Navigation Systems:    This includes GPS receivers, radar systems, electronic chart displays, and gyrocompasses, which are critical for safe navigation and collision avoidance.

•        Automatic Identification System (“AIS”):    AIS transponders and receivers provide real-time information about the positions, identities, and movements of nearby vessels, enhancing situational awareness.

•        Electronic Chart Display and Information System (“ECDIS”):    ECDIS displays electronic nautical charts, integrating with navigation sensors to provide accurate and up-to-date chart data for route planning and monitoring.

•        Voyage Data Recorders (“VDRs”):    VDRs record and store data related to a vessel’s voyage, including sensor data, audio recordings, and navigational information, for accident investigation and safety compliance.

•        Very High Frequency (“VHF”) and Ultra High Frequency (“UHF”) Radios:    VHF and UHF radios are used for distress and safety calls.

•        GMDSS Equipment:    GMDSS equipment, such as Emergency Position Indicating Radio Beacons and Search and Rescue Transponders, are essential for distress alerting and search-and-rescue operations.

The above equipment is then installed on the vessel specified by each individual customers.

Our engineering services consist of on-site visits to the vessels and the installation of the equipment, accessories, and systems onto the vessels of our customers. Furthermore, we have a team of qualified engineers who are certified and highly trained who provide valuable design consultancy and reliable engineering services in achieving maximum value for our customers. Our engineering expertise extends to the seamless installation of these shipboard hardware components, ensuring optimal functionality. We also offer mandatory annual servicing to uphold equipment performance and provide efficient troubleshooting services for any encountered issues. We pledge to provide superior quality of refurbished equipment at competitive prices and ensure that all of our equipment undergoes extensive testing and verification.

We generate revenue upon the completion of equipment installation and transferring the control of the equipment to our customers. The freight charges for the shipment of the equipment are then billed to our customers. Our engineering services are billed to customers based on time cost.

The implementation process begins with a consultancy meeting discussing the customer’s requirements, followed by offsite visits to our customer’s premises to determine and finalize the customer’s plans. After the customer’s requirements have been finalized, we engage in the preparation of work scope, procurement of IT equipment and software, and arrange for site survey to finalize the requirements prior to onboard implementation with the customer. This process will take approximately three to seven days. The implementation process, which involves engineering work onboard of vessels will typically take approximately one to three days to complete.

Our digitalization and other solutions segment generated revenue of approximately $1.5 million for the six months ended September 30, 2023, and approximately $1.8 million for the six months ended September 30, 2024, which represents a 20.0% increase.

Our digitalization and other solutions segment generated approximately $2.5 million for the year ended March 31, 2023, and approximately $3.0 million for the year ended March 31, 2024, which represents a 20.0% year on year increase.

Our flagship solution — JARVISS

We seek to transform the maritime industry and accelerate our customers’ digital transformation journey by the adoption of JARVISS — a unified digital shipboard platform that encompasses the full spectrum end-to-end from shipboard edge device to cloud services for operational efficiencies and safer voyages. JARVISS provides an open, participative infrastructure for applications to be transmitted efficiently, with built-in cybersecurity protection. It is embedded with a transport accelerator protocol and supports our native applications, the V.Suite of services, the FRIDAY ERP system, as well as third party software. The advent of new technologies such as the cloud have brought benefits to a wide range of industries in terms of cost savings, efficiency and flexibility. However, the increasing complexity of IT networks, architectures and infrastructures poses new cybersecurity risks to the maritime industry.

JARVISS which is embedded with data acceleration technology, is designed to manage connectivity via various satellite networks. It transmits critical data efficiently, delivers IoT data and facilitates cyber security with AES256 (as defined below) encryption. JARVISS has the following three key features:

Satellite Network Management

JARVISS is proficient in the management of onboard satellite network connectivity by prioritizing business critical data to achieve more intelligent and productive operations.

With JARVISS and our cooperation with satellite operators, our customers can benefit from multiple coverage beams providing global or regional services, options for dual satellite constellation, and advanced onshore data monitoring, tracking and analysis. With the above features, our customers are able to optimize vessel operations and enhance crew welfare, whilst complying with regulations and staying connected to their network within budget.

Managing satellite connectivity on a vessel is essential for maintaining effective communication, ensuring safety through access to navigation and emergency resources, optimizing operational efficiency, supporting crew welfare, and complying with maritime regulations. JARVISS enables proper management of a vessel’s satellite connectivity which involves monitoring network performance, implementing redundancy, prioritizing bandwidth, enhancing security, controlling costs, conducting regular maintenance, and training crew members for emergency situations, collectively contributing to the vessel’s overall functionality and safety at sea.

Cybersecurity

JARVISS uses a highly secure advanced encryption standard with a 256-bit encryption key (“AES256”) to protect data. This process converts the data into an unreadable format, ensuring that even if unauthorized individuals gain access to it, they cannot decipher it without the correct encryption key. AES256 is known for its strong security and is widely used to safeguard sensitive information, making it extremely difficult for malicious parties to access or understand the encrypted data.

JARVISS ensures strong encryption in transport layer with encrypted protocol header and payload, creating a cryptographic way of authentication of every data packet. It also ensures the network perimeter has multi-layered boundary defenses with firewalls and proxies deployed between the untrusted external network and the trusted internal network.

Data Acceleration

JARVISS accelerates traffic by analyzing traffic and routing conditions in real time to search for the fastest route between the data source and the destination. Advanced congestion control offered by JARVISS helps to monitor and control the amount of data being sent, avoiding bottlenecks and ensuring the smooth transfer of data.

For example, delivery of data streams such as sending emails, conducting a web surfing session, carrying out a scheduled automatic file transfer, and updating a weather charting software, all initiates multiple handshakes and acknowledgement packets over the satellite network. Data sessions embedded with JARVISS acceleration feature reduce noise interference by other devices and congestion retransmission, ensuring smooth transfer of data with improved service performance.

V.Suite

With JARVISS installed on a vessel, various value-added services and native solutions can be added to a vessel’s platform as a customized subscription module:

V.SION

V.Sion is an AR smart glasses solution designed for maritime use. It enhances safety, navigation, and efficiency at sea by providing real-time video, voice calls, and hands-free communication for on-site personnel. This technology enables ship-to-shore communication, supporting functions like video conferencing updates, remote inspections, class surveyor audits, and medical consultations with onshore doctors.

Onshore personnel can gain a 360-degree view of the vessel’s environment through V.Sion. Crew personnel on the vessel wear the smart glasses, stand in front of objects to inspect, and transmit real-time images to onshore screens. For example, engineers and technicians onshore can ask on-board crew to inspect meters, valves, and pipes, instantly receiving video and images for remote assessment. This technology facilitates real-time insights and remote assistance, improving maritime operations.

A pair of smart-glasses which can operate with V.SION	Crew wearing smart-glasses on the vessel where real-time video streaming will be transmitted and shown to the personnel onshore via V.SION

Personnel onshore receiving real-time video streaming via V.SION so that they can gain real-time vision on the vessel in order to inspect the vessel’s environment

V.SIGHT

V.Sight is a comprehensive AI maritime camera surveillance solution that enhances vessel security and monitoring. It utilizes recognized marine-standard CCTV cameras to provide real-time streaming and AI video analytics for various onboard and external areas. This includes monitoring navigation, engine rooms, cargo operations, berthing, and the surrounding shipyard areas.

The real-time video feed from V.Sight can be accessed not only on shore dashboards but also on smartphones and computers, offering flexibility to users. Additionally, V.Sight incorporates AI analytics for added functionality and security alerts, such as motion detection, object removal, time-lapsed capture, intrusion detection, line crossing detection, and video tampering detection. This advanced technology ensures continuous surveillance and immediate alerts for enhanced vessel safety and security.

V.IoT

V.IoT is a powerful maritime data solution that seamlessly collects, transmits, and analyzes shipboard data for enhanced insights and decision-making. It securely gathers real-time data from onboard sensors and systems, offering shore users immediate access to critical engine parameters and performance metrics like vessel speed, fuel consumption, and voyage information.

This solution’s three-step process begins with data collection, which forms the foundation for accurate insights. V.IoT ensures data is collected comprehensively, enabling predictions and trend analysis. Next, data delivery addresses the challenge of interoperability among various sensors and engines. The system prioritizes data security during transmission to safeguard vessel operations. Finally, V.IoT’s data analysis transforms collected data into valuable information, aiding maritime business owners in optimizing fuel consumption, complying with regulations, predicting maintenance needs, and enhancing navigational safety. It also assists in calculating carbon emissions and carbon intensity for sustainability reporting, aligning with industry standards set by the International Maritime Organization.

V.SECURE

V.Secure is a cloud-based, all-encompassing security solution designed to fortify cybersecurity within the maritime industry. Its primary objective is to proactively identify potential cyber threats and respond to them swiftly. V.Secure monitors shipboard systems, navigation, propulsion, cargo handling, container tracking, and inventory management software for any signs of cyberattacks. This comprehensive approach includes multi-layered boundary defenses and is underpinned by the Cydome technology specifically tailored for maritime use, which enables regular patching to meet ISO 27001 and ISO 27017 guidelines.

This solution delivers an easily deployable cybersecurity solution uniquely tailored to the maritime sector. The system offers robust protection to the entire fleet, incorporating automated checks and real-time monitoring for both IT and OT systems during voyages. It safeguards vessels against electronic threats, hijacking, and preserves the reputation of shipowners and fleet managers by providing comprehensive cybersecurity coverage for both IT and OT aspects of vessel operations.

V.WEATHER

V.WEATHER offers weather based routing for vessels, which is the use of real-time weather data to find the optimal route for a ship’s voyage. We believe that this technology is advancing rapidly, such that ship owners can increasingly utilize this technology to improve their business from a safety, financial, and environmental standpoint.

We believe that V.WEATHER is effective in reducing voyage costs while ensuring safety, taking into account various limitations inherent in predicting weather. It offers the ability for real-time route optimization and shows the user comparisons between different suggested routes. The route optimization options are assessed based on parameters such as remaining fuel, cost required and time needed with accurate carbon emissions and consumption calculated in the end. Eventually, the chosen optimized route will be exported for loading in the vessel’s ECDIS as shown below.

iO3 - POWERING COMMUNICAT
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V-Weather
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Realtime - last minute
Vessel Name
Vessel A
Route From
Fremantle / Perth
Route Destination
Kaohsiung
Shortest route request
Instructed speed request
Routing Type
Shortest route request
Vessel Type
ContainerVessel
Depart Date
2022-11-17
Depart Time
12:00
Optimiza...
Laden
Yes
Speed
16
Eca Fuel Cost
580
Fuel Cost
420
Vessel Cost
12000
IMO
1234567
Vessel Length
150
Vessel Beam
30
+ ADD WEATHER LIMITS
ETA 2022-11-26T12:45:53Z
DISTANCE 3396.8 NM
DURATION 9.0 D
CONSUMPTION 186.0 MT
CO2EMISSIONS 579.2 MT
COST 186497.2 UNITS
CALCULATE
Routing Type
Instructed speed request
Vessel Type
ContainerVessel
Depart Date
2022-11-17
Depart Time
12:00
Optimization
Fuel
Laden
Yes
Speed
14
Eca Fuel Cost
580
Fuel Cost
420
Vessel Cost
12000
IMO
1234567
Vessel Length
150
Vessel Beam
30
+ ADD WEATHER LIMITS
ETA 2022-11-27T19:23:34Z
DISTANCE 3413.8 NM
DURATION 10.3 D
CONSUMPTION 133.1 MT
CO2EMISSIONS 414.5 MT
COST 179606.9 UNITS
CALCULATE
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V.MAIL

V.MAIL is a user-friendly and yet highly sophisticated solution tailored to provide cost effective and secure business email services for shipping and offshore customers, providing a stable and secured business email solution for use in demanding remote environments. It can integrate with Microsoft Outlook and other messaging applications to deliver emails in a highly compressed format for delivery via satellite connectivity. This secured shoreside dashboard for management of emails helps control costs and restrict unnecessary emails getting through.

V.MAIL also offers an anti-virus solution that is powered by the industry-leading endpoint solution, ESET, ensuring users receive world-class protection against viruses, malware, Trojans and dialers. All new devices, such as USB sticks, are scanned when inserted into protected machines. Anti-virus updates are designed with satellite bandwidth in mind, with only small files transferred and applied to connected workstations on-board. Users can choose the frequency of updates, be it live, daily or weekly. Users receive full reporting of a ship’s network status via the dashboard, which shows online workstations and update statuses. Updates are replicated locally, ensuring that offline workstations receive the latest anti-virus protection when they come back online.

FRIDAY

FRIDAY is a maritime ERP system launched on May 1, 2024 with customizable dashboard, intuitive navigation, and real-time data updates. It is a comprehensive and integrated hybrid software solution (on-cloud and on-premises) specifically designed to streamline and optimize the operational processes of ship management, providing real-time visibility into critical data. It serves as a central hub efficiently managing and coordinating various aspects such as vessel operations, fleet management, supply chain logistics, financial transactions, crewing, and maintenance.

The interface is designed to be responsive, ensuring accessibility on various devices, including smartphones and tablets.

FRIDAY offers an extensive range of integrated applications and features, including task management, detailed reporting, inventory and purchase management, document management, safety management, and crew management:

Inventory Module

The inventory module of FRIDAY helps manage and track all aspects of inventory and stock control across multiple locations, providing real-time visibility of inventory levels, suppliers, and purchase orders. It also features item classification, categorizing inventory by equipment structure, spare parts, stores, tools, and more to streamline inventory management. The inventory module integrates seamlessly with other modules within the system for holistic management of maritime operations, ensuring consistency and coordination across the organization. Additionally, it automatically updates the Running Order Balance of inventory parts consumed, maintaining accurate and up-to-date records.

Purchase Module

The purchase module of FRIDAY covers functionalities related to creating purchase requisitions, managing purchase orders, supplier management, tracking deliveries, and invoice reconciliation. This module is a dedicated part made to manage the procurement procedures used in the maritime sector. The purchasing activities of maritime operations are streamlined and automated, guaranteeing the efficient and economical acquisition of goods and services required for ship management, maintenance, and operation. In this module, contracts can be created as well.

Planned Maintenance System Module

The Planned Maintenance System module of FRIDAY ensures that the vessel’s equipment is well-maintained by tracking maintenance activities. It allows maritime companies to create maintenance schedules based on predefined criteria, such as time-based, condition-based, or usage-based triggers. This module also supports centralized maintenance management, allowing tasks to be allocated to multiple vessels with a single click, and offers customization options to adapt to specific maintenance processes, fleet configurations, and organizational requirements.

Additionally, the Planned Maintenance System module includes a running hour trigger feature that updates running hours to automatically generate a task when threshold limits are reached. It also provides comprehensive reports and analytics on maintenance activities, enhancing equipment reliability and availability through history recording and cost tracking.

Safety Module

The safety module of FRIDAY is a specific component that improves safety management in maritime operations. It focuses on managing and enhancing safety practices and procedures on board the vessel, including safety inspections, incident reporting, safety training, emergency response planning, risk assessment, and compliance management. By incorporating safety-related operations into the overall ERP framework, this module enables faster processes, better data management, and greater compliance with safety requirements. Additionally, it allows maritime enterprises to monitor, report, and handle safety issues, resulting in a safer working environment for crew and passengers while also safeguarding assets and the environment.

Electronic Document (“E-Doc”) Module

The E-Doc module of FRIDAY is a specialized component that manages and streamlines the generation, storage, retrieval and distribution of electronic documents during maritime operations. This program assists maritime firms in moving from paper-based to digital procedures, increasing productivity, document accessibility, accuracy, and compliance.

Crew Management

The crew management system helps manage all actions in the employee cycle of any maritime company, from the flow of recruitment to sign-on or even retirement. This module ensures the proper implementation of any company policy related to the employment of seafarers, and allows maritime enterprises to add full documentation of each employee, payroll and International Maritime Organization (IMO) crew list. Besides promoting efficient crew management, this system ensures compliance with labor regulations and supports crew development and training initiatives.

In addition to the above V.Suite native applications and FRIDAY ERP system, third-party software can be downloaded and integrated into JARVISS so that customers only have to interact with one single operating system, having access to both native and third-party applications all in one place.

Our Competitive Strengths

As a maritime connectivity and digital solutions provider, our goal is to offer a blend of extensive functionality, adaptable scalability, and a user-friendly interface, all designed to enhance and streamline our customers’ maritime experiences and voyages.

We are committed to providing our customers with a wide range of technology options, ensuring consistency, top-notch quality, and dependable services. Our diversified portfolio of solutions is fully customizable and designed to meet our customers’ individual requirements. We believe that our array of competitive advantages position us to not only maintain but also strengthen our position in the industry. Our competitive strengths include:

Committed and experienced management team

Since our establishment, our management team has been committed to excellence and focused on supporting the maritime industry towards digital transformation. We have a wealth of experience collectively in the maritime and satellite connectivity space.

Our Chief Executive Officer and Chairman, Mr. Eng Chye Koh, has over 20 years of experience in the satellite technology and maritime industries. He is passionate about facilitating the maritime industry towards digital transformation through technology-led solutions. With his enriched background and interest in technology including data-driven insights, Mr. Koh built his first satellite communication company in 2004 and later exited in 2018. He is able to leverage his first-hand experience in satellite communication and strengthen the growth of our business. Having gained a wide array of experiences and skills from the technology and maritime industry, he is committed to taking our company to great heights with his effective leadership and in-depth knowledge.

Our Chief Commercial Officer and director, Ms. Joanna Hui Cheng Soh, has an impressive track record of sales experience within the satellite communication industry for over 20 years. She has experience in various functions including marketing communications, sales and account management in the maritime sector. With an excellent sales track record and industry reference, she has deep expertise in selling to clientele within the shipping industry. With years of close interaction with the customers and industry contacts, Ms. Soh’s professional experience and connections allow her to lead and strengthen our sales and marketing team to bolster our marketing efforts.

Our Chief Technology Officer, Mr. Wei Meng See has over 20 years of experience in marine engineering, navigation, communication and automation systems. He is a firm believer in committing oneself to fully understand core issues and developing solutions. With a keen interest in business analytics and information sciences, Mr. See supports all technical related functions within our company, helping to grow our software development and marine electronics team.

Our Chief Financial Officer, Ms. Fui Chu Lo, has extensive experience in providing accounting and financial-related advice to public companies. She also has experience in advising companies on their restructuring plans and internal control systems and procedures. She is currently an independent director cum chairman of audit committee of a listed company in Singapore Stock Exchange. With her extensive knowledge in finance and accounting alongside her experience working with public companies, Ms. Lo is committed to leveraging her knowledge and experience to support the financial functions of our Company.

Loyal networks of customers and partners

By leveraging our management team’s deep experience in our industry, we have developed long-term relationships and a broad network of customers and suppliers, allowing us to integrate cutting-edge technical developments into satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY. Our management team has successfully formed and expanded their professional networks with not only end users and customers, but also regional distribution partners in Asia such as Indonesia, Thailand, and Malaysia.

Since 2019, we have developed stable and loyal long-term relationships with our major customers. We believe that our industry expertise and ability to design, develop and innovate to meet our customers’ requirements and specifications, and our ability to integrate these solutions has been the key drivers for the customers to continue utilizing our solutions. Looking forward, our stable and loyal relationships within our extensive network of customers will help strengthen our brand and reputation, thereby attracting further interests from renowned companies from international destinations to broaden our customer base.

We also benefit from a broad network of customers that provides referrals of new customers to us, which helps us to expand our customer base. For instance, we have connections with a few local agents who help market our products and solutions to potential customers in Taiwan and Vietnam. These local agents provide first level support and trouble-shooting services to our customers using our products and services. With the help of these networks, we hope to bring the Company closer to exerting a dominant market position in relation to maritime digital applications in the Asian market.

Proven track record in the industry and extensive industry experience

We have been providing maritime connectivity to our customers since 2019 and have accumulated extensive industry experience. Our strong research and development and engineering capabilities enable us to design, develop, customize, and integrate satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY to meet each of our customers’ needs. We also benefit from extensive data accumulated since inception, which are critical in revamping our software and algorithms to continuously optimize and improve our solutions.

In 2022, we were named by Thetius, a maritime innovation consultancy company based in the United Kingdom, as one of the 50 most innovative startups and scaleups in the maritime industry. We were also one of the 15 finalists for the OCBC (Oversea-Chinese Banking Corporation) Emerging Enterprise Award 2022.

We believe our achievements and strong track record in providing maritime connectivity and digital solutions will facilitate the promotion and demand for our products and solutions with both existing and new customers, as well as the expansion of our business. We have grown organically from inception to a company with approximately $8.6 million in gross revenue for the year ended March 31, 2024 in a span of 5 years. For the last two fiscal years ended March 31, 2024 and 2023, we recorded revenue of $8.6 million and $7.5 million, respectively, and recorded net loss of approximately $4,000 for the year ended March 31, 2024 and net income of approximately $0.9 million for the year ended March 31, 2023. For the six months ended September 30, 2024, we recorded revenue of $5.3 million and net income of $31,000. We pride ourselves on developing an all-in-one platform for maritime ships that we believe can handle all the different digital applications and services needed by shipowners, ship managers and operators, ports and terminals so that our customers only have to interact with one single operating system. Our customers can elect to utilize our V.Suite native applications and FRIDAY ERP system exclusively whereas customers who require a bespoke and customized digital solution can also integrate third-party software onto JARVISS, giving them access to both native and third-party applications all in one place. We believe that this housing of multiple, diversified products all on a single platform significantly differentiates us from our competitors, whose sole focus is on one aspect of each of the solutions our platform offers. In turn, our unified platform composed of multiple products enables us to accommodate the different needs of our customers, which we believe gives us a competitive edge which could lead to further business opportunities.

Culture of Growth and Innovation

We believe that our entrepreneurial culture of innovation and collaboration is an essential driver of our growth. This entrepreneurial culture of innovation and collaboration is deep-rooted and integral to our management team. Our management team brings a breadth of experience from a variety of fields, including automation, IT, connectivity, software development, AI and marine electronics.

With our culture of innovation, we have been able to develop and improve JARIVSS over the past four years and we are close to bringing JARVISS to full maturity. Recently, we have launched FRIDAY, a new maritime ERP system with customizable dashboard, intuitive navigation, and real-time data updates. This is a comprehensive and integrated hybrid software solution (on-cloud and on-premises) specifically designed to streamline and optimize the operational processes of ship management, providing real-time visibility into critical data. It serves as a central hub efficiently managing and coordinating various aspects such as vessel operations, fleet management, supply chain logistics, financial transactions, crewing, and maintenance.

In addition, professional development and training are key components of our culture and in developing our talent. We have half-yearly equipment and software upgrade courses available to our employees and we occasionally send our engineers to attend workshops at external sites for their continuing professional development. This on-the job training provides us with an additional talent pipeline for research and development specialists who can continue to drive our growth.

Our Growth Strategies

We plan to expand our business and strengthen our market position in the maritime industry by implementing the following business strategies and future plans.

Broaden and enhance our current solution offerings

We will continue to enhance and broaden our maritime connectivity and digital solutions offerings by developing and integrating new functionalities and features to address and fulfil our customers’ navigation needs at the sea. We believe that advancing our technologies using our research and development capabilities and engineering expertise are vital in maintaining our long-term competitiveness and driving our business growth. Continued development of our technological capabilities in areas such as satellite communications, connectivity, data analytics, AI analytics, will improve our user experience and engagement. Ongoing updates to our satellite communication and software technologies will provide an enhanced user experience in V.Suite and FRIDAY by ensuring higher video quality, lower latency, faster transmission speed and better transmission stability under various network conditions. In addition, improvements to our technology capabilities will bring us closer to fully transforming of JARVISS into a truly unified digital platform, which serves as a one-stop shop for our customers for a comprehensive user experience. We will also scale up and enhance our network and satellite infrastructure as the amount of data generated and stored by JARVISS continues to grow. The combination of the aforementioned efforts will help us retain existing customers, attract new customers, increase user engagement, and provide a better overall user experience.

Increase our geographical presence

We believe there is significant need for digital solutions such as JARVISS on a global basis and, accordingly, opportunity for us to grow our business through international expansion. We are expanding our global footprint and intend to establish a presence in additional international markets such as Asia and the Middle East in the next three years.

Pursue mergers and acquisitions

We are looking to acquire small businesses complementary to our own in Southeast Asia in the next 12 to 24 months to enhance our software and technology capabilities. We intend to pursue targeted acquisitions that further complement our solution portfolio or provide us access to new markets. We will carefully evaluate acquisition opportunities to assess whether they will be compatible within our business model and whether they will assist us with achieving our strategic objectives. We believe that through our informed and selective acquisition strategy, we will be able to effectively integrate targeted companies or assets into our offerings and grow our business successfully.

Adapt to digitalization and changing market conditions

We believe that the maritime industry is still in its infancy with respect to digital transformation. With the advent of new technologies and as the maritime industry gradually moves towards digitalization to respond to the rising demand, we believe that this presents a huge opportunity for us. We believe that if we continue to adapt to digitalization and changing market conditions arising from increased global dependency on technological solutions, there will be significant opportunities for us to expand our penetration into multiple aspects within the maritime industry, providing a unified platform offering our customers a more seamless and consistent experience. This will allow us to quickly and easily address every aspect of the customer experience on one unified platform (i.e., JARVISS) instead of asking our customers to navigate across different platforms for different services by third parties.

Broaden our partner ecosystem by forming strategic alliances

To facilitate our organic growth, we will continue to selectively pursue strategic alliances that can strengthen our technological capabilities, and broaden our customer base and solution offerings, as well as our partner ecosystem generally. We have a large and expanding network of partnerships that consists of third-party solution partners and third-party satellite providers who offer complementary capabilities as well as third-party technicians who provide installation of maritime equipment and other related services to our customers. These partners help us grow our business more efficiently by enhancing our sales force through co-marketing efforts and improving our profile and scale to service our customers. We intend to expand our network of partners who are able to drive meaningful collaborations and bring our solutions to new markets. We will continue to seek out potential strategic alliances that are complementary to and have synergies with our current business and that will help us attract and retain customers. By expanding our partner ecosystem, we will continue to grow our business and further provide value to our customers by offering them more diverse and improved solutions.

Our Customers

Our customers consist of certain renowned international brands, governmental department, as well as small and medium size enterprises (“SMEs”) that are based in Southeast Asia. The majority of our customers are ship managers of container vessels, offshore companies and marine transportation businesses which utilize our solutions to navigate the sea. Our customer base also includes shipping companies and maritime fleet providers. Included in our customer base are also our regional distribution partners in Asia such as Indonesia, Thailand, and Malaysia.

For the six months ended September 30, 2024, our top five customers contributed approximately 47.6% of the total revenue of our company. For the six months ended September 30, 2023, our top five customers contributed approximately 34.3% of the total revenue of our company. For the year ended March 31, 2024, our top five customers contributed approximately 34.1% of the total revenue of our company. For the year ended March 31, 2023, our top five customers contributed approximately 39.7% of the total revenue of our company.

For the six months ended September 30, 2024, and for the years ended March 31, 2024 and 2023, we have entered into several agreements with some of our top five customers for the provision of a wide range of services, including but not limited to, the supply and installation of equipment, provision of technology applications, project management, provision of satellite network and the provision of network troubleshooting and IT support maintenance services. Some of these agreements are master/framework agreements that either have a minimum commitment period of 12 months or last for an indefinite term until termination by the parties, whereby individual purchase orders are made by the customers depending on the actual services required. Depending on the services required by the customers, the services are charged either on a “one-time” or periodic basis depending on the nature of the services involved. For example, monthly fees are payable for the subscription of certain technology application, and “one-time” fees are payable for the installation of equipment, such as switches and antennas etc. Some of these agreements are individual agreements that have either a minimum commitment period of one to 36 months or a fixed term ranging from 12 months (with an option to renew for another 12 months) to 36 months, which are charged on either a monthly or “one-time” basis depending on the nature of services involved. We do not have any agreements with one of our top five customers for the six months ended September 30, 2024, one of our top five customers for the year ended March 31, 2024 and two of our top five customers for the year ended March 31, 2023, instead, these three customers placed purchase orders based on the specifications and requirements of the individual project with us. We derived approximately $0.4 million representing approximately 7.9%, $1.2 million representing approximately 14.1% and $0.9 million representing approximately 12.2% of our total revenue from our distributors for the six months ended September 30, 2024, and for the years ended March 31, 2024 and 2023, respectively, and the rest of our revenue for the six months ended September 30, 2024, and for the years ended March 31, 2024 and 2023 were derived from end customers. Save for ordinary and usual course of business, we do not have relationships with distributors that comprise a material portion of our revenue.

Our Suppliers

Our suppliers are mainly IT hardware/software distributors and satellite operators. As a business that relies on cloud infrastructure and satellite communications to run our solutions, we have built a close relationship with our suppliers in order to ensure stability of satellite communications and cloud services.

For the six months ended September 30, 2024, our top five suppliers contributed approximately 56.5% of the total cost of sales of our company. For the six months ended September 30, 2023, our top five suppliers contributed approximately 42.8% of the total cost of sales of our company. For the year ended March 31, 2024, our top five suppliers contributed approximately 49.8% of the total cost of sales of our company. For the year ended March 31, 2023, our top five suppliers contributed approximately 60.7% of the total cost of sales of our company.

For the six months ended September 30, 2024 and for the years ended March 31, 2024 and 2023, we have entered into several agreements with some of our top five suppliers for the provision of a wide range of services, including but not limited to the provision of satellite network, airtime services, equipment leasing and equipment installation. We are not dependent on any one of the top five suppliers and we are capable of finding alternative suppliers. Some of these agreements are individual agreements that have a minimum commitment period ranging from 4 months (with an automatic monthly renewal mechanism) to 36 months or a fixed initial term of 12 months with an option to renew on a year-by-year basis. Some agreements are master/framework agreements, whereby individual purchase orders are made depending on the actual services required and these services are paid either on a “one-time” or periodic basis depending on the nature of the services involved. For example, monthly fees are payable for the subscription of network services, such as satellite network or airtime, and “one-time” fees are payable for the purchase and installation of satellite network equipment, such as antennas and routers. We do not have any agreements with one of our top five suppliers for the six months ended September 30, 2024, one of our top five suppliers for the year ended March 31, 2024, and two of our top five suppliers for the year ended March 31, 2023. After obtaining quotations from these suppliers, we placed purchase orders for the sale of products or provision of services according to the needs of our customers, therefore, we did not enter into long term agreements with these suppliers.

Sales and Marketing

The focus of our sales and marketing efforts is to strengthen our brand recognition as a leading provider of maritime connectivity and digital solutions. To expand our partner ecosystem to connect with enterprises and other potential partners, we are committed to promoting our solutions to target customers through a variety of channels. One of such channel is working with our regional distribution partners in Asia such as Indonesia, Thailand, and Malaysia with whom we signed distributor agreements to promote our brand.

We benefit from a network of customers and agents in our partner ecosystem that generally have a strong willingness to refer their own customers and partnering institutions to us as this also benefits their own businesses by having cross referrals of customers. We have built solid business relationships with a few local agents in Taiwan and Vietnam who help market our products and solutions to potential customers in Southeast Asia. Through their referrals, we are able to expand our customer base and address these referrals’ needs for maritime connectivity and digital solutions. This allows our business to grow while controlling customer acquisition costs.

We also generate interest and acquire new customers by placing paid advertisements in magazines, social media and other selected platforms such as LinkedIn. Furthermore, our sales and marketing team is regularly reaching out via cold calls to targeted potential clients and nurturing our list of prospective clients with our maritime connectivity and digital solutions that align with their interest, with an aim to bring us the opportunity to converse with such prospective clients regarding our offerings.

Research and Development

As part of the development of our solutions, we review our projects with clients who utilize our satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY regularly and modify our equipment and technologies based on experience and feedback from completed projects. We are also committed to researching and developing technologies in order to understand the needs of ship owners and ship managers, and enhance the effectiveness of our solutions for our customers.

Our technology development personnel have extensive experience with the maritime industry, digital technologies, navigation and automation systems, and focuses on the following that support our long-term business growth:

•        Maintaining and strengthening all of our digital transformation platform and application system, including but not limited to satellite connectivity solutions, shipboard infrastructure and cloud technology;

•        Ensuring our technology system is well established, reviewed, tested and continuously strengthened; and

•        Organizing and participating in the industry seminars, exploring relevant cutting-edge technologies.

To complement the existing technology in our satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY and to supplement the expertise of our team, we are also looking to collaborate with third-party institutions with an aim to strengthen our research on multi satellite orbit electronic steering antenna and ERP operating system. We expect such research collaboration will enable deep knowledge exchange between the third-party institutions and our engineers, and we will continue to develop and enhance the connectivity and capabilities of our satellite connectivity solutions, JARVISS, V.Suite, and FRIDAY over time.

Intellectual Property

We regard our intellectual property as critical to our success. We currently rely on confidentiality, and non-disclosure agreements with our employees and others to protect our proprietary rights. We are in the process of applying for a trademark for “JARVISS” (i) under the international registration governed exclusively by the Madrid Protocol covering jurisdictions including Malaysia, Thailand, Vietnam, the Philippines, Indonesia, China, Japan, European Union Intellectual Property Office (EUIPO), United Kingdom and Brunei, (ii) in Hong Kong, and (iii) in Taiwan. As of the date of this prospectus, we have successfully registered the trademark for “JARVISS” with European Union Intellectual Property Office (EUIPO), United Kingdom, Brunei, Taiwan, Japan and the Philippines. Apart from the foregoing applications, the Company currently has no other registered contractual intellectual property rights.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property in violation of our rights. In the event of a successful claim of infringement against us, or our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed.

Data Security and Protection

We are committed to protecting the user data that we collect, process, store and use on a daily basis. Keeping confidential data and sensitive information safe is integral to maintaining the trust from our customers. We have implemented enhanced data encryption measures to ensure secured transmission of data, encrypt confidential personal information for storage and apply encryption methodology based on the level of risk. In addition, we have established and put in place stringent internal rules and policies on data security and protection to prevent any unauthorized access or use of our user data. All our employees are required to strictly follow our internal rules and policies to ensure our user data are protected. We limit the types of personal information that our employees and solutions are allowed to collect to only those strictly necessary for conducting our operations.

Furthermore, we provide regular training and awareness programs to educate employees on the importance of data security and protection, and their responsibilities in relation to information management. Only authorized individuals who require the information to fulfil their job responsibilities have access to the relevant information and systems.

Seasonality

We experience seasonality in our business, reflecting a combination of seasonal fluctuations in voyages and the use of ships and vessels. For example, we generally experience less marine traffic during October to January each year due to the cold weather in fall and winter. However, we mitigate the effects of this seasonality through our recurring revenue streams. Indeed, approximately 48.7% of our revenue is monthly recurring subscription income for the six months ended September 30, 2024, approximately 47.2% of our revenue is monthly recurring subscription income for the year ended March 31, 2024 and approximately 49.3% of our revenue is monthly recurring subscription income for the year ended March 31, 2023. Overall, the historical seasonality of our business has been relatively mild due to the rapid growth of our recurring revenue sources. Due to our relatively short operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

Competition

Due to our unique business offering, we have not encountered any direct competitors as there is no one company that operates and provides both of our business segments (i.e., “satellite connectivity solution” and “digitalization and other solutions”). However, we face different competitors in each of our business segments. Our main competitors are Navarino, Marlink and Inmarsat for satellite connectivity solution; and Alpha Ori, Zero North and Storm Geo for the ‘digitalization’ segment under ‘digitalization and other solutions’, as well as Navarino, Radio Holland, and DNV for the ‘other solutions’ segment under ‘digitalization and other solutions’. For further details, please see the section entitled “Industry Overview — Competitive Landscape”.

Despite our unique competitive position, we still hold a relatively small market share of the global maritime market. Further, while the digital space within the maritime industry remains relatively novel, a handful of our competitors that are more well-established players than us moving into the digital space. With a longer history and a more established brand name, our competitors are able to achieve better brand recognition than us. Moreover, our current and future competitors vary in size and in the breadth and scope of the products and services they offer. They may have longer operating histories or have greater available financial, technical, sales, marketing and other resources than we do. Future competitors such as venture backed startups that are purely software focused may be able to benefit from more capital being injected into the research and development of their products as well as business development efforts.

We believe the principal competitive factors in our market include, but are not limited to:

•        breadth and depth of integrated solutions and value-added services;

•        expertise and experience in the maritime and satellite communication industries;

•        brand recognition and reputation;

•        modern technology and user experience;

•        integration with a wide variety of third-party applications and systems; and

•        quality of implementation of customer service.

Our ability to remain competitive in our market will depend to a great extent upon our ongoing performance in these areas. Please see the section entitled “Industry Overview — Competitive Landscape” for more information regarding the competition facing the Company.

Facilities

Our principal executive office and warehouse are located in Singapore. These facilities currently accommodate our management headquarters, as well as most of our product development and storage, sales and marketing, and general administrative activities.

We lease all of the facilities that we currently occupy. We have entered into a tenancy agreement for our principal office in Singapore situated at 140 Paya Lebar Road #07-02, AZ@Paya Lebar, Singapore 409015 for a period of 12 months from October 1, 2024 to September 30, 2025. We have also entered into a tenancy agreement for our warehouse situated at Kampong Ubi Industrial Estate #01-68, 3025A Ubi Road Singapore 408654 for a period of 12 months from March 1, 2025 to February 28, 2026.

Employees

As of the date of this prospectus, iO3 Singapore had 35 full-time employees, all based in Singapore. iO3 Singapore enters into employment contracts with its full-time employees which contain standard confidentiality provisions. In addition, the employment contracts with our sales and marketing employees contain non-compete provisions. None of the other entities in the Company have full or part time employees.

We have not experienced any material labor disputes in the past, and we consider our relations with our employees to be good. None of our employees are represented by a labor union.

Insurance

We maintain public liability insurance against injuries, death, or losses due to fire and water leakage, as well as insurance as required by the Ministry of Manpower Singapore in relation to work injury compensation. Save for the above, we do not maintain any other liability insurance.

Legal Proceedings

We are not a party to any ongoing legal proceedings that in the opinion of our management would have a material adverse effect on our business. However, from time to time, we may be involved in legal proceedings or may be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATIONS

This section sets forth a summary of the material laws and regulations that affect the Company’s business and operations in Singapore. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of the Company. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore on our business and operations.

Laws And Regulations Relating To Our Business In Singapore

Our business operations are subject to the laws and regulations which are of general application in Singapore. The laws and regulations set out below are not exhaustive and are only intended to provide some general information to the investors and are neither designed nor intended to be a substitute for professional advice. Prospective investors should consult their own advisers regarding the implication of such laws and regulations.

Workplace Safety and Health Act

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) is the principal legislation governing the safety, health and welfare of persons at work in workplaces. Among other things, the WSHA imposes a duty on every employer and every principal (which would include us) to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees, and any contractor, any direct or indirect subcontractor, and any employee employed by such contractor or subcontractor, when at work.

The general penalties for non-compliance with the WSHA include the imposition of fines up to the amount of S$500,000 in the case of a body corporate. Further or other penalties may apply in the case of repeat offences or specific offences under the WSHA or its subsidiary legislation.

Work Injury Compensation Act

Work injury compensation is governed by the Work Injury Compensation Act 2019 (“WICA”) and is regulated by the MOM. The WICA applies to any person who has entered into or works under a contract of service or apprenticeship with an employer, subject to certain prescribed exclusions in respect of injuries suffered by them arising out of and in the course of their employment and sets out, amongst others, the amount of compensation they are entitled to and the methods of calculating such compensation. The WICA provides, subject to certain prescribed exceptions, that if in any employment, personal injury by accident arising out of and in the course of the employment is caused to an employee, his employer shall be liable to pay compensation in accordance with the provisions of the WICA. The amount of compensation shall be computed in accordance with the First Schedule of the WICA, subject to a maximum and minimum limit, considering factors such as the severity and permanence of the personal injury suffered.

Further, the WICA provides that where any person (referred to as the principal) in the course of or for the purpose of his trade or business contracts with any other person (referred to as the employer) for the execution by the employer of the whole or any part of any work, or for the supply of labor to carry out any work, undertaken by the principal, the principal shall be liable to pay to any employee employed in the execution of the work any compensation which he would have been liable to pay if that employee had been immediately employed by the principal.

Every employer is required to maintain work injury compensation insurance for all employees doing manual work and all employees earning less than S$2,600 per month. Failure to do so is an offence carrying a fine of up to S$10,000 and/or imprisonment of up to 12 months. Under the Work Injury Compensation Insurance Regulations 2020 (“WICIR”), every employer entering into a contract of insurance in accordance with the requirements of WICA shall be issued, by the insurer with whom he contracts, with a certificate of insurance which shall contain certain prescribed particulars. The WICIR further provides that such employer shall display a copy of the certificate of insurance at each place of business at which he employs any employee whose claims may be the subject of indemnity under the policy of insurance to which that certificate relates.

Employment Act

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. With effect from April 1, 2019, the Singapore EA extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman) who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively.

Employment of Foreign Manpower Act

The employment of foreign employees in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (the “EFMA”) and is regulated by the MOM. The EFMA prescribes the responsibilities and obligations of employers of foreign employees in Singapore.

The EFMA provides that no person shall employ a foreign employee unless the foreign employee has obtained a valid work pass from the MOM in accordance with the Employment of Foreign Manpower (Work Passes) Regulations 2012, which allows the foreign employee to work for him. Any person who fails to comply with or contravenes this provision of the EFMA is guilty of an offense and will: (a) be liable on conviction for a fine not less than S$5,000 and not more than S$30,000 or imprisonment for a term not exceeding 12 months or both; and (b) on a second or subsequent conviction: (i) in the case of an individual, be liable for a fine of not less than S$10,000 and not more than S$30,000 and imprisonment for a term of not less than one month and not more than 12 months; or (ii) in any other case, be punished with a fine of not less than S$20,000 and not more than S$60,000.

In Singapore, the work pass to be issued to a foreigner is contingent on, among other things, the type of work and salary being received by the foreigner in question. Foreign professionals, managers and executives earning a fixed monthly salary of at least S$4,500 with acceptable qualifications (such as a good university degree, professional qualifications or specialist skills) may apply for an employment pass, whereas older and more experienced candidates will need higher salaries. Mid-level skilled staff earning a fixed monthly salary of at least S$2,500 who possess a degree, diploma or technical certificate and have the relevant work experience may apply for an S-pass; and semi-skilled foreign workers from approved source countries working in, among others, the manufacturing sector may apply for a work permit.

Further, under the Employment of Foreign Manpower (Work Passes) Regulations 2012, an employer is required to purchase and maintain medical insurance with coverage of at least S$15,000 per 12-month period of a foreign workers’ employment (or for such shorter period where the foreign workers’ period of employment is less than 12 months) for the foreign workers’ in-patient care and day surgery except as the Controller of Work Passes may otherwise provide by notification in writing.

In addition, the employment of foreign workers is also subject to sector-specific rules regulated by the MOM through the following policy instruments: (a) business activity; (b) approved source countries; (c) the imposition of security bonds and levies; and (d) quota (or dependency ratio ceilings) based on the ratio of local to foreign workers.

Central Provident Fund Act

The Central Provident Fund (“CPF”) system is a mandatory social security savings scheme funded by contributions from employers and employees. Pursuant to the Central Provident Fund Act 1953 of Singapore (“CPFA”), an employer is obliged to make CPF contributions for all employees who are Singapore citizens or permanent residents who are employed in Singapore by an employer (save for employees who are employed as a master, a seaman or an apprentice in any vessel, subject to an exception for non-exempted owners). CPF contributions are not applicable for foreigners who hold employment passes, S passes or work permits. CPF contributions are required for both ordinary wages and additional wages (subject to an ordinary wage ceiling and a yearly additional wage ceiling) of employees at the applicable prescribed rates which is dependent on, among other things, the amount of monthly wages and the age of the employee. An employer must pay both the employer’s and employee’s share of the monthly CPF contribution. However, an employer can recover the employee’s share of CPF contributions by deducting it from their wages when the contributions are paid for that month.

Where the amount of the contributions which an employer is liable to pay under the CPFA in respect of any month is not paid within such period as may be prescribed, the employer shall be liable for the payment of interest on the amount for every day the amount remains unpaid commencing from the first day of the month succeeding the month in respect of which the amount is payable and the interest shall be calculated at the rate of 1.5% per month or the sum of S$5, whichever is greater. Where any employer who has recovered any amount from the monthly wages of an employee in accordance with the CPFA fails to pay the contributions to the CPF within such time as may be prescribed, he will be guilty of an offense and will be liable on conviction for a fine not exceeding S$10,000 or imprisonment for a term not exceeding seven years or both. Where a person fails to pay the contributions to the CPF within such time as may be prescribed which the person is liable under the CPFA to pay in respect of or on behalf of any employee in any month, he will be guilty of an offense and will be liable to a fine of not less than S$1,000 and not more than $5,000 or to imprisonment for a term not exceeding 6 months or to both and if that person is a repeat offender in relation to the same offence, to a fine of not less than $2,000 and not more than $10,000 or to imprisonment for a term not exceeding 12 months or to both. Where an offense has been committed under the CPFA but there are no penalties provided, the offender may be liable for a fine not exceeding S$5,000 or imprisonment for a term not exceeding six months or both, and where the offense is repeated by the same offender, the offender may be liable for a fine not exceeding S$10,000 or imprisonment for a term not exceeding 12 months or both.

The Income Tax Act 1947 of Singapore

The Income Tax Act 1947 of Singapore (the “ITA”) is the main legislation that governs the taxation of income in Singapore. The ITA was first enacted in 1947 and has been amended several times since then to keep up with changes in the tax system and economic landscape. Under the ITA, individuals, companies, and other entities are subject to tax on their income earned in Singapore. The ITA sets out the rules for determining taxable income, allowable deductions, and tax rates for different types of income.

The ITA is administered by the Inland Revenue Authority of Singapore (the “IRAS”), which is responsible for assessing and collecting taxes in Singapore. The ITA is regularly updated to reflect changes in the tax system and ensure that it remains relevant to the needs of taxpayers and the economy.

Some key provisions of the ITA include (i) Tax residency: The ITA defines the criteria for determining an individual or company’s tax residency status in Singapore, which determines the amount of tax they are liable to pay; (ii) Taxable income: The ITA sets out the rules for determining what constitutes taxable income, including employment income, business profits, rental income, and capital gains; (iii) Deductions and allowances: The ITA allows for certain deductions and allowances to be claimed to reduce the amount of taxable income, such as expenses related to employment or business operations; (iv) Tax rates: The ITA sets out the tax rates for different types of income and tax residency statuses; and (v) Filing and payment: The ITA requires individuals and companies to file tax returns and make tax payments by specific deadlines.

Failure to paying income tax or failing to file tax returns can result in penalties and legal consequences. The penalties can vary depending on the severity of the offense and whether it was a first-time or repeat offense. Some of the penalties that can be imposed for not paying income tax include (i) Late payment penalty, where if you do not pay your income tax by the due date, you will be charged a late payment penalty of 5% of the outstanding tax amount.

This penalty will continue to accrue until the tax is fully paid; (ii) Late filing penalty, where if you fail to file your tax return by the due date, you will be charged a late filing penalty of up to $1,000. The penalty amount may be higher if the tax return is filed later; (iii) Prosecution, where if you intentionally fail to pay income tax, you may be prosecuted under the ITA. This can result in fines, imprisonment, or both; and (iv) Additional tax and interest, where if the IRAS discovers that you have underreported your income, you may be required to pay additional tax and interest on the underreported amount. However, if you are having difficulty paying your taxes, you may be able to seek assistance and work out a payment plan with the IRAS to avoid penalties and legal consequences.

Personal Data Protection Act 2012

The Personal Data Protection Act 2012 of Singapore (“PDPA”) establishes the baseline regime for the protection of personal data in Singapore. The PDPA applies to all organizations that collect, use, disclose, and/or process personal data. The PDPA is administered and enforced by the Personal Data Protection Commission (“PDPC”). In this regard, “personal data” as defined under the PDPA refers to data, whether true or not, about an individual who can be identified from that data or other information to which the organization has or is likely to have access to.

An organization is required to comply with, amongst other things, the data protection obligations prescribed by the PDPA, which may be summarized as follows:

•        Consent obligation — the consent of individuals must be obtained before collecting, using, disclosing and/or processing their personal data, unless an exception applies. Additionally, an organization must allow the withdrawal of consent by an individual which has been given or is deemed to have been given;

•        Purpose limitation obligation — personal data must be collected, used, disclosed, and/or processed only for purposes that a reasonable person would consider appropriate in the circumstances, and if applicable, have been notified to the individual concerned;

•        Notification obligation — individuals must be notified of the purposes for the collection, use, disclosure, and/or processing of their personal data, prior to such collection, use, disclosure, and/or processing;

•        Access and correction obligations — when requested by an individual and unless an exception applies, an organization must: (i) provide that individual with access to his personal data in the possession or under the control of the organization and information about the ways in which his personal data may have been used or disclosed during the past year, and/or (ii) correct an error or omission in his personal data that is in the possession or under the control of the organization;

•        Accuracy obligation — an organization must make reasonable efforts to ensure that personal data collected by or on its behalf is accurate and complete if such data is likely to be used by the organization to make a decision affecting the individual to whom the personal data relates or if such data is likely to be disclosed to another organization;

•        Protection obligation — an organization must implement reasonable security arrangements to protect personal data in its possession or under its control from (i) unauthorized access, collection, use, disclosure, copying, modification, disposal or similar risks, and (ii) the loss of any storage medium or device on which personal data is stored;

•        Retention limitation obligation — an organization must anonymize or must not keep personal data for longer than it is necessary to fulfill; (i) the purposes for which it was collected, or (ii) a legal or business purpose;

•        Transfer limitation obligation — personal data must not be transferred out of Singapore except in accordance with the requirements prescribed under the PDPA. In this regard, an organization must ensure that the recipient of the personal data in that country outside Singapore is bound by legally enforceable obligations to provide the transferred personal data a standard of protection that is at least comparable to the protection under the PDPA;

•        Accountability obligation — an organization must implement the necessary policies and procedures in order to meet its obligations under the PDPA, communicate and inform their staff about these policies and procedures, as well as make information of such policies and procedures available on request. In addition, an organization must develop a process to receive and respond to data-related complaints, and must designate at least one individual as the data protection officer to oversee the organization’s compliance with the PDPA;

•        Data breach notification obligation — an organization must notify the PDPC and/or the affected individuals if it has suffered a data breach that meets the notification thresholds prescribed under the PDPA (i.e. the data breach is or is likely to be of significant scale, or has caused or is likely to cause significant harm to the affected individuals). The organization is expected to expeditiously assess the severity of the breach, and the timeline to notify the PDPC is 3 calendar days of the organization assessing that a notification threshold has been met; and

•        Data portability obligation — the data portability obligation (which is not yet in force as at the date of this prospectus) grants individuals with an existing direct relationship with an organization the right to request for a copy of their personal data to be transmitted in a commonly used machine-readable format to another organization which has a business presence in Singapore. The exact scope and applicability of this right will be delineated by the relevant regulations and guidelines to be published by the PDPC.

The maximum financial penalty that can be imposed on organizations is S$1 million, or 10% of the organization’s annual turnover in Singapore, whichever is higher. The severity of the penalties will be assessed based on, amongst other things, the amount of personal data involved, and the degree of harm caused to individuals.

Customs Act

Goods exported from Singapore are regulated under the Customs Act 1960 of Singapore (the “Customs Act”). To export goods from Singapore, the exporter is required to declare the goods to Singapore Customs, a department under the Ministry of Finance, which is the lead agency for trade facilitation and revenue enforcement. The Singapore Goods and Services Tax (the “GST”) is not levied on goods exported from Singapore. A Customs export permit is required for, among other things, the export of locally manufactured goods or local GST paid goods, the export of goods from free trade zones, dutiable goods from licensed warehouses and non-dutiable goods from a zero-rated warehouse. The exporter will be the party that issues the commercial invoice to his overseas customer. Exporters who intend to engage in import and/or export activities in Singapore or appoint a declaring agent to apply for Customs import, export and transshipment permits or certificates will need to activate their Customs Account with Singapore Customs, further to which a declaring agent may be appointed to apply for Customs permits on their behalf. Declaring agents have to be registered with Singapore Customs. Exporters may be penalized if they do not comply with the requirements and conditions imposed under the Customs Act. Making an incorrect declaration or failing to make a declaration of goods imported into, exported from or transshipped in Singapore will result in being liable on conviction for a fine not exceeding S$10,000, or the equivalent of the amount of the customs duty, excise duty or GST payable, whichever is the greater amount, or imprisonment for a term not exceeding 12 months, or both.

Unfair Contract Terms Act and Sale of Goods Act

The Unfair Contract Terms Act 1977 of Singapore, or the UCTA, provides that exclusion clauses in standard terms of business or where one of the contracting parties is a consumer are subject to a condition of “reasonableness.” Also, when a business deals with a consumer, the business cannot render contractual performance substantially different from what was reasonably expected of it, or render no performance at all in respect of the whole or part of any contractual obligation. The Sale of Goods Act 1979 of Singapore, or the SOGA, regulates the sale of goods in Singapore. The SOGA implies certain terms into contracts of sale of goods, which include implied conditions that the seller has or will have the right to sell the goods and that goods supplied are of satisfactory quality. The SOGA also provides that where a seller wrongfully neglects or refuses to deliver goods, the buyer may sue for non-delivery. The damages available are the estimated loss directly and naturally resulting from the seller’s breach of contract in the ordinary course of events. Rights, liabilities and implied conditions arising under a contract of sale pursuant to SOGA may be excluded or varied by contract, subject to the requirements of the UCTA.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position
Eng Chye Koh	48	Chief Executive Officer, Chairman
Fui Chu Lo	53	Chief Financial Officer
Joanna Hui Cheng Soh	44	Chief Commercial Officer, Director
Wei Meng See	49	Chief Technology Officer
Wai Man Raymond Cheung	47	Independent director
Ser Chiang Ng	58	Independent director
Yuanting Zhang	45	Independent director

Executive Officers

Eng Chye Koh is our founder and has served as our Chairman and Chief Executive Officer since inception in August 2023. Mr. Koh founded iO3 Singapore, the operating subsidiary of the Company in February 2019 and continues to serve as the Chief Executive Officer of iO3 Singapore since February 2019. As our founder, Chief Executive Officer, and Chairman, Mr. Koh is responsible for leading the development of our short and long-term strategies. From June 2009 to January 2019, Mr. Koh served as the managing director of IEC Telecom Singapore Pte. Ltd., an international satellite service operator. From August 2004 to May 2009, Mr. Koh served as the business development manager of Devor Technologies Pte. Ltd., a telecommunications company. From June 2002 to July 2004, Mr. Koh was a sales engineer at W.H. Brennan & Co. Pte Ltd., a marine supply provider. Mr. Koh received his diploma in electronics from Temasek Polytechnic in Singapore.

Fui Chu Lo has served as our Chief Financial Officer since October 2023. Ms. Lo has been serving as the finance director of iO3 Singapore, the operating subsidiary of the Company since July 2023. Since September 2019, Ms. Lo has been an independent director and chairman of the audit committee of HealthBank Holdings Ltd. (SGX:40B), a Singapore-based investment holding company focused on property investment and facilities management services. Since July 1997, Ms. Lo has also been a director of Irasaba. Sdn. Bhd., an oil palm plantation management company. Ms. Lo joined the training for executive/CEO coaching in July 2023 and worked as a Chair/CEO Coach for Vistage Malaysia, a CEO membership organization focused on professional training and executive coaching. From June 2017 to October 2020, Ms. Lo served as a director of Bright Chemicals Pte. Ltd., a pharmaceutical product trading company. From April 2007 to March 2016, Ms. Lo served as the Chief Financial Officer and member of the board of directors at Sinotel Technologies Ltd., a wireless communications company. Ms. Lo completed her Association of Chartered Certified Accountants (“ACCA”) study in Systematic Business Training Centre in June 1992 and became a member of the ACCA in September 1998.

Joanna Hui Cheng Soh has served as our Chief Commercial Officer and director since October 2023. Ms. Soh has been serving as the Chief Commercial Officer of iO3 Singapore, the operating subsidiary of the Company since March 2021. From July 2017 to March 2021, Ms. Soh served as the sales director of the Maritime Division of Speedcast Singapore Pte. Ltd. (ASX:SDA), a satellite communication company. From June 2013 to June 2017, she served as a key account manager of Marlink Pte. Ltd., a satellite communication company. From January 2012 to May 2013, she was a sales manager at Inmarsat Solutions Pte. Ltd. (LON:ISAT). From March 2006 to December 2011, she was employed as a marketing communication manager at Stratos Pte. Ltd., a remote communications service provider. Ms. Soh holds a bachelor’s degree in business (management) from RMIT University in Melbourne, Australia.

Wei Meng See has served as our Chief Technology Officer since October 2023. Mr. See has been serving as the Chief Technology Officer of iO3 Singapore, the operating company of the Company since April 2022. From July 2019 to March 2022, Mr. See was a senior technical service manager at Survitec Group (Singapore) Pte. Ltd., a survival technology company. From June 2003 to June 2019, Mr. See served as a technical sales and service manager at W.H. Brennan & Co. Pte. Ltd., a marine supply provider. From January 1999 to May 2003, he was employed as a service engineer at Associated Technical Services Pte. Ltd., a telecommunications company. Mr. See received his bachelor’s degree in business from the Singapore University of Social Sciences.

Non-Employee Directors

Wai Man Raymond Cheung has served as our independent director since December 31, 2024. Mr. Cheung has been appointed as the chief executive officer of Basel Medical Group, a medical service provider with operations in Singapore, since July 2023. Mr. Cheung is the founder and has been the chief executive officer of CER Consultancy Pte. Ltd., a ESG consultancy company, since its inception in March 2023, where he is responsible for providing end-to-end solutions and advisory services for ESG and green projects in Asia. Mr. Cheung has also served as a portfolio manager at Lucerne Asset Management Pte. Ltd., a financial services company since June 2022, and the managing director of Alpha Consultancy Pte. Ltd., a financial services company since March 2021. Mr. Cheung is also the founder and has been the chief executive officer of Alpha Millenia Technology Pte. Ltd., a fintech company since its inception in September 2020. Mr. Cheung’s directorship experience with public companies includes serving as an independent director and chairman of the risk management committee as well as a member of the audit committee, remuneration committee and nominating committee for Beverly JCG Ltd. (SGX: VFP) from March 2019 to April 2024 and SDAI Limited (SGX: 5TI; previously known as Kitchen Culture Holdings Ltd.) from July 2023 to date, both of which are listed on the Singapore Stock Exchange. From January 2019 to August 2020, Mr. Cheung was the chief executive officer of Allcars Pte. Ltd., an e-motor platform technology company which he co-founded in January 2019. From February 2018 to December 2018, Mr. Cheung was the chief strategy officer of Symbo Platform Holdings Pte. Ltd., a digital insurance brokerage. From April 2016 to February 2018, Mr. Cheung was the regional head of insurance of Grab Holdings Inc (Nasdaq: GRAB), a multinational e-ride hailing company. From December 2013 to June 2014, Mr. Cheung was the chief risk officer and group head of compliance of Asia Capital Reinsurance Group Pte. Ltd., a reinsurance company. Mr. Cheung received his bachelor’s degree in business with a major in actuarial science from Nanyang Technological University in 2001. He is also an associate member of the Institute & Faculty of Actuaries in the United Kingdom and the Singapore Actuarial Society.

Ser Chiang Ng has served as our independent director since December 31, 2024. Mr. Ng has been employed as a partner of Elitaire Law LLP, an advocates and solicitors firm in Singapore since August 2010. Mr. Ng is also an independent director and chairman of the nominating committee and remuneration committee of HGH Holdings Limited, previously known as AA Group Holdings Limited, a company listed on the Singapore Stock Exchange (SGX: 5GZ) since June 2016. From February 2002 to July 2004, Mr. Ng was a managing partner of Hameed & Company, a law firm, and from July 2004 to August 2010, Mr. Ng was the sole proprietor of the same firm. Mr. Ng received his bachelor’s degree in law from the University of Wolverhampton in the United Kingdom and was admitted as an advocate and solicitor of the Supreme Court of Singapore in 2000.

Yuanting Zhang has served as our independent director since December 31, 2024. Mr. Zhang has been the assistant finance manager of CCL Design (Singapore) Pte. Ltd., a company engaged in the design and manufacture of printed, functional and decorative products for electronics, automotives and industrial sectors, since February 2019, where he is responsible for managing the day-to-day financial operations and conducting external and internal audit for the company. From March 2014 to February 2019, Mr. Zhang served as an accountant cum operation manager at AsiaPhos Ltd, a company engaged in the trading of phosphate chemical products and commodity products with its shares listed on the Singapore Stock Exchange (SGX: 5WV). From August 2012 to February 2014, Mr. Zhang was a senior audit associate of Verity Partners, a professional services firm, where he was responsible for performing audit assignments in various industries and preparing group consolidated accounts with subsidiaries overseas. Mr. Zhang received his diploma in petrochemical technologies from Lanzhou Petrochemical School, Sinopec Corp of China in the People’s Republic of China in 1998, and his bachelor’s degree in applied accounting from Oxford Brookes University in the United Kingdom in 2009. Mr. Zhang is also a member of the Institute of Singapore Chartered Accountants (ISCA) and a fellow member of the Association of Chartered Certified Accountants (ACCA).

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Compensation of Directors and Executive Officers

For the six months ended September 30, 2024, iO3 Singapore paid approximately S$110,000 (approximately $81,000), S$82,000 (approximately $61,000), S$61,000 (approximately $45,000) and S$55,000 (approximately $41,000) in cash to our directors and executive officers — Eng Chye Koh, Joanna Hui Cheng Soh, Wei Meng See and Fui Chu Lo, respectively — as their compensation and benefits, including salaries, bonus and employer’s contribution to the Central Provident Fund, a mandatory social security scheme in Singapore funded by contributions from employers and employees. For the year ended March 31, 2024, iO3 Singapore paid approximately S$214,000 (approximately $161,000), S$159,000 (approximately $120,000), S$133,000 (approximately $100,000) and S$77,000 (approximately $58,000) in cash to our directors and executive officers — Eng Chye Koh, Joanna Hui Cheng Soh, Wei Meng See and Fui Chu Lo, respectively — as their compensation and benefits, including salaries, bonus and employer’s contribution to the Central Provident Fund, a mandatory social security scheme in Singapore funded by contributions from employers and employees. For the year ended March 31, 2023, iO3 Singapore paid approximately S$177,000 (approximately $133,000), S$132,000 (approximately $99,000) and S$128,000 (approximately $96,000) in cash to our directors and executive officers — Eng Chye Koh, Joanna Hui Cheng Soh and Wei Meng See, respectively — as their compensation and benefits, including salaries, bonus and employer’s contribution to the Central Provident Fund.

For the years ended March 31, 2023, iO3 Singapore did not pay any compensation to Fui Chu Lo, since she was only appointed as the finance director of iO3 Singapore after March 31, 2023.

Other than as disclosed above, for the years ended March 31, 2024 and 2023, we have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Employment Agreements

iO3 Cayman has not entered into employment agreements with any of our executive officers.

Directors’ Service Contracts

As of the date hereof, we have not offered or paid non-employee directors any compensation for their services. In addition, directors who are also our employees will receive no additional compensation for their service as a director.

However, we intend to reimburse our directors for reasonable expenses incurred during the course of their performance.

Outstanding Equity Awards at Fiscal Year-End

We have not yet adopted any incentive plans, cash incentive or performance-based compensation programs, and have not granted any equity awards to our directors or executive officers during the six months ended September 30, 2024 nor the years ended March 31, 2024 and 2023.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Composition of Board of Directors

Our board of directors consists of five directors, comprising two directors and three non-employee, independent directors. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our Amended and Restated Memorandum and Articles of Association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her director’s duties. A director may exercise all the powers of our Company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of our Company or of any third party.

Our board of directors has determined that none of our independent directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq.

Status as a Controlled Company and Foreign Private Issuer

As a “controlled company,” we are not required to comply with certain corporate governance requirements. Additionally, as a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for domestic issuers. While we may voluntarily follow many of the corporate governance listing requirements of Nasdaq, we intend to follow certain home country corporate governance practices in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. We may in the future decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq Listing Rules. Following our home country governance practices may provide less protection than is accorded to investors under Nasdaq Listing Rules applicable to domestic issuers.

Specifically, the Company intends to follow the provisions of the laws of the Cayman Islands and, once adopted in connection with the underwritten public offering, its Amended and Restated Memorandum and Articles of Association in lieu of certain corporate governance requirements under the Nasdaq Listing Rules:

•        Rule 5635(a), pursuant to which shareholder approval is required in certain circumstances prior to an issuance of securities in connection with the acquisition of the stock or assets of another company.

•        Rule 5635(b), pursuant to which shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company.

•        Rule 5635(c), pursuant to which shareholder approval is required for the establishment of or any material amendments to our equity compensation plans, or issuance of securities to external consultants.

•        Rule 5635(d), pursuant to which shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering where such transaction involves the issuance of securities representing more than 20% of or more of the voting power outstanding before the issuance at a price lower than the “Minimum Price”.

•        The requirement of holding annual shareholders’ meetings.

Although we may rely on certain home country corporate governance practices, we must comply with Nasdaq’s notification of non-compliance requirement (Nasdaq Rule 5625). Further, we must have a written charter for our audit committee specifying the authority and responsibilities required by Exchange Act Rule 10A-3 and requiring that the audit committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq Listing Rules.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Duties of Directors

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company and the shareholders as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not fetter the exercise of future discretion; (iv) duty of trusteeship of the company’s assets; (v) duty to exercise independent judgment; (vi) duty not to make secret profits from the office of director; (vii) duty to avoid putting themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (viii) duty to disclose personal interest in contracts involving the company. In connection with this last obligation, our Amended and Restated Memorandum and Articles of Association will provide that a director must disclose the nature and extent of their interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the Nasdaq Listing Rules, such director may vote in respect of any transaction or arrangement in which they are interested and may be counted in the quorum at the meeting, provided that such interest does not affect the ability of the interested director(s) to act bona fide in the best interests of the company. A director of a Cayman Islands company also owes the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent English and Commonwealth courts have moved toward an objective standard and have confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director and these authorities are likely to be followed in the Cayman Islands. Additionally, a director must exercise the knowledge, skill and experience which they actually possesses.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board of directors, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board of directors.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Ser Chiang Ng, Wai Man Raymond Cheung and Yuanting Zhang, and is chaired by Yuanting Zhang. We have determined that each of these three director satisfies the “independence” requirements of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 of the Exchange Act. We have determined that Yuanting Zhang qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements.

The audit committee has the responsibility to, among other things:

•        select the independent registered public accounting firm and pre-approve all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        review with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

•        review and approve all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discuss the annual audited financial statements with management and the independent registered public accounting firm;

•        review the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        annually review and reassess the adequacy of our audit committee charter;

•        meet separately and periodically with management and the independent registered public accounting firm;

•        monitor compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        report regularly to the board.

Compensation Committee

Our compensation committee consists of three independent directors, namely Ser Chiang Ng, Wai Man Raymond Cheung and Yuanting Zhang, and is chaired by Wai Man Raymond Cheung. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three directors, namely Ser Chiang Ng, Wai Man Raymond Cheung and Yuanting Zhang, and is chaired by Ser Chiang Ng. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Code of Business Conduct and Ethics

In connection with the underwritten public offering, we have adopted a code of business conduct and ethics, which will be applicable to all of our directors, executive officers and employees and is publicly available. A copy of the code of business conduct and ethics has been filed as an exhibit to the registration statement of which this prospectus forms a part. We will make our code of business conduct and ethics publicly available on our website prior to the closing of the underwritten public offering.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in the underwritten public offering by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in the underwritten public offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Ordinary Shares beneficially owned prior to the Underwritten Public Offering			Ordinary Shares beneficially held immediately after the Underwritten Public Offering
Name	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares	Number of Ordinary Shares		Approximate percentage of outstanding Ordinary Shares
Directors and executive officers(1)
Eng Chye Koh	19,209,600	(2)	80.04%	19,209,600	(7)	74.89%
Fui Chu Lo	—		—	—		—
Wei Meng See	14,282,400	(3)	59.51%	14,282,400		55.68%
Joanna Hui Cheng Soh	14,282,400	(4)	59.51%	14,282,400		55.68%

Directors and executive officers as a group	19,209,600		80.04%	19,209,600		74.89%

5% principal shareholders(1)
All Wealthy International Limited	4,927,200	(5)	20.53%	4,927,200	(7)	19.21%
iO3 Strategic Investments Limited	14,282,400	(6)	59.51%	14,282,400		55.68%

____________

(1)      The business address for our directors and executive officers is c/o iOThree Limited, 140 Paya Lebar Road, #07-02, AZ@Paya Lebar, Singapore 409015. The registered office address for both iO3 Strategic Investments Limited and All Wealthy International Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)      Represents (i) 4,927,200 Ordinary Shares held by All Wealthy International Limited, a British Virgin Islands company, and (ii) 14,282,400 Ordinary Shares held by iO3 Strategic Investments Limited (“iO3 Strategic”). Eng Chye Koh, our Chairman and Chief Executive Officer, is the sole owner of all of the issued and outstanding ordinary shares of All Wealthy International Limited, and therefore has sole voting and dispositive power over the Ordinary Shares held by All Wealthy International Limited. Mr. Koh owns 51 ordinary shares of iO3 Strategic, which represents 51% of the total issued and outstanding ordinary shares of iO3 Strategic, and pursuant to the organizational documents of iO3 Strategic Investments Limited, has sole voting and dispositive power over all of the Ordinary Shares held by iO3 Strategic.

(3)     Represents 14,282,400 Ordinary Shares held by iO3 Strategic. Mr. See owns 10 ordinary shares of iO3 Strategic, which represents 10% of the total issued and outstanding ordinary shares of iO3 Strategic. Mr. See disclaims beneficial ownership of the Ordinary Shares held by iO3 Strategic except to the extent of his pecuniary interest therein.

(4)      Represents 14,282,400 Ordinary Shares held by iO3 Strategic. Ms. Soh owns 20 ordinary shares of iO3 Strategic, which represents 20% of the total issued and outstanding ordinary shares of iO3 Strategic. Ms. Soh disclaims beneficial ownership of the Ordinary Shares held by iO3 Strategic except to the extent of her pecuniary interest therein.

(5)      Mr. Koh has sole voting and dispositive power over the 4,927,200 Ordinary Shares held by All Wealthy International Limited, a British Virgin Islands company.

(6)      The ordinary shares of iO3 Strategic are owned in the following proportions by the following individuals: 51% (Mr. Koh), 20% (Ms. Soh), 10% (Zhenhua Yin), 10% (Mr. See) and 9% (Loo Koon Goh). However, pursuant to the organizational documents of iO3 Strategic, Mr. Koh has sole voting and dispositive power over all of the Ordinary Shares held by iO3 Strategic. Ms. Soh, Mr. Yin, Mr. See, and Mr. Goh disclaim beneficial ownership of the Ordinary Shares held by iO3 Strategic except to the extent of their pecuniary interests therein.

(7)      All Wealthy International Limited is a Reselling Shareholder, and this Resale Prospectus is registering 2,037,500 Ordinary Shares out of the total 4,927,200 Ordinary Shares held by All Wealthy International Limited for resale.

Selling Shareholders in Underwritten Public Offering

The Public Offering Prospectus also covers the offering of 450,000 Ordinary Shares by the Selling Shareholders, as to 250,000 Ordinary Shares held by Tsang Nga Kwok, 100,000 Ordinary Shares held by One Investment and Consultancy Limited, and 100,000 Ordinary Shares held by Sakal Capital Pte. Ltd. The Public Offering Prospectus and any prospectus supplement will only permit the Selling Shareholders to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold” below under this heading. The Ordinary Shares owned by the Selling Shareholders are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to the Public Offering Prospectus to enable the Selling Shareholders the opportunity to sell those Ordinary Shares to the underwriters.

All information with respect to ownership of our Ordinary Shares of the Selling Shareholders has been furnished by or on behalf of the Selling Shareholders. Based on information supplied by the Selling Shareholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the Selling Shareholders have sole voting and dispositive power with respect to the Ordinary Shares reported as beneficially owned by them. Unless otherwise indicated in the footnotes, shares in the table refer to our Ordinary Shares.

The following table sets forth the names of the Selling Shareholders, the number and percentage of Ordinary Shares beneficially owned by the Selling Shareholders, the number of Ordinary Shares that may be sold in the underwritten public offering and the number and percentage of Ordinary Shares the Selling Shareholders will own immediately after such offering, without regard to any sale of the Resale Shares in this offering. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering(1)	Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned After this Public Offering	Percentage Ownership After this Public Offering(1)
Tsang Nga Kwok(2)	1,197,600	4.99%	250,000	947,600	3.69%
One Investment and Consultancy Limited(3)	1,197,600	4.99%	100,000	1,097,600	4.28%
Sakal Capital Pte. Ltd.(4)	1,197,600	4.99%	100,000	1,097,600	4.28%

____________

(1)      Based on 24,000,000 Ordinary Shares issued and outstanding immediately prior to the offerings and based on 25,650,000 Ordinary Shares to be issued and outstanding immediately after the underwritten public offering.

(2)      Includes 947,600 Ordinary Shares registered under the name of Ace Smart Global Limited, a company incorporated in Seychelles, with its registered office at Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahe, Republic of Seychelles. Ace Smart Global Limited is controlled and wholly owned by Tsang Nga Kwok and Mr. Kwok therefore is deemed to have sole voting and dispositive power over the Ordinary Shares held by Ace Smart Global Limited. Ace Smart Global Limited is offering 437,500 Ordinary Shares registered under its name pursuant to this Resale Prospectus.

(3)      Thomas Der Sian Ng owns and controls One Investment and Consultancy Limited, a company incorporated under the laws of the British Virgin Islands with its registered office address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Mr. Ng therefore has sole voting and dispositive power over the Ordinary Shares beneficially owned by One Investment and Consultancy Limited.

(4)      Sakal Capital Pte. Ltd., a company incorporated in Singapore with its registered office at 5C Surin Avenue, One Surin, Singapore (533922), is 51% owned by J Superfoods Inc and 49% owned by Shen Chieh Ong, who share voting and dispositive power in such proportions over the Ordinary Shares beneficially owned by Sakal Capital Pte. Ltd. J Superfoods Inc is wholly owned and controlled by Kok Hong Lim.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

RESELLING SHAREHOLDERS

This prospectus covers the offering of 3,412,500 Ordinary Shares by the Reselling Shareholders, as to 437,500 Ordinary Shares held by Ace Smart Global Limited (a company controlled and wholly owned by Tsang Nga Kwok), 250,000 Ordinary Shares held by One Investment and Consultancy Limited, 250,000 Ordinary Shares held by Sakal Capital Pte. Ltd., 2,037,500 Ordinary Shares held by All Wealthy International Limited, and 437,500 Ordinary Shares held by Shao Qi Limited. This prospectus and any prospectus supplement will only permit the Reselling Shareholders to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold.” The Ordinary Shares owned by the Reselling Shareholders are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to this prospectus to enable the Reselling Shareholders the opportunity to sell those Ordinary Shares.

Except All Wealthy International Limited which is wholly-owned and controlled by Mr. Koh, our founder and Chief Executive Officer, none of the Reselling Shareholders has had any position, office or other material relationship within past three years with the Company. None of the Reselling Shareholders is a broker-dealer or an affiliate of a broker-dealer. Once our Ordinary Shares are listed on Nasdaq and there is an established market for the Reselling Shareholders’ Ordinary Shares, the Reselling Shareholders may sell their Ordinary Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. For the Ordinary Shares to be offered by the Reselling Shareholders, they do not have an agreement or understanding to distribute any of the Ordinary Shares being registered. Each Reselling Shareholder may offer for sale from time to time any or all of the Ordinary Shares.

The table below assumes that the Reselling Shareholders will sell all of the Ordinary Shares offered for sale by this Resale Prospectus.

All information with respect to ownership of the Resale Shares has been furnished by or on behalf of the Reselling Shareholders and, unless otherwise indicated, is as of the date of this prospectus. Based on information supplied by the Reselling Shareholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the Reselling Shareholders have sole voting and dispositive power with respect to the Ordinary Shares reported as beneficially owned by them. Unless otherwise indicated in the footnotes, shares in the table refer to our Ordinary Shares.

Because the Reselling Shareholders may sell, transfer or otherwise dispose of all, some or none of the Ordinary Shares covered by this prospectus, we cannot determine the number of such Ordinary Shares that will be sold, transferred or otherwise disposed of by the Reselling Shareholders, or the amount or percentage of Ordinary Shares that will be held by the Reselling Shareholders upon termination of any particular offering or sale, if any. The Reselling Shareholders make no representations, however, that they will sell, transfer or otherwise dispose any Ordinary Shares in any particular offering or sale. In addition, the Reselling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Notwithstanding the foregoing, the Company may require the Reselling Shareholders to suspend the sales of Ordinary Shares offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

The following table sets forth the names of the Reselling Shareholders, the number and percentage of Ordinary Shares beneficially owned by the Reselling Shareholders, the number of Ordinary Shares that may be sold in this offering and the number and percentage of Ordinary Shares the Reselling Shareholders will own after the offering. The information appearing in the table below is based on information provided by or on behalf of the named Reselling Shareholders. We will not receive any proceeds from the sale of any of the Resale Shares.

Name of Reselling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering		Percentage Ownership Prior to Offering(1)	Number of Ordinary Shares to be Sold pursuant to this Resale Prospectus		Number of Ordinary Shares Being Sold pursuant to the Public Offering Prospectus		Number of Ordinary Shares Owned After Offerings Pursuant to both Resale and Public Offering Prospectuses		Percentage Ownership After Offerings(1)
All Wealthy International Limited(2)	4,927,200		20.53%	2,037,500		—		2,889,700		11.27%
One Investment and Consultancy Limited(2)	1,197,600		4.99%	250,000		100,000		847,600		3.30%
Sakal Capital Pte. Ltd.(3)	1,197,600		4.99%	250,000		100,000		847,600		3.30%
Shao Qi Limited(5)	1,197,600		4.99%	437,500		—		760,100		2.96%
Ace Smart Global Limited	947,600	(6)	3.95%	437,500	(6)	—	(6)	510,100	(6)	1.99%

____________

(1)      Based on 24,000,000 Ordinary Shares issued and outstanding immediately prior to the offering and based on 25,650,000 Ordinary Shares to be issued and outstanding immediately after this offering pursuant to this Resale Prospectus and the underwritten public offering pursuant to the Public Offering Prospectus, assuming no exercise of the over-allotment option by the underwriters.

(2)      Mr. Koh owns and controls All Wealthy International Limited, a British Virgin Islands company with its registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands, and therefore has sole voting and dispositive power over the Ordinary Shares beneficially owned by All Wealthy International Limited.

(3)      Thomas Der Sian Ng owns and controls One Investment and Consultancy Limited, a company incorporated under the laws of the British Virgin Islands with its registered office address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Mr. Ng therefore has sole voting and dispositive power over the Ordinary Shares beneficially owned by One Investment and Consultancy Limited.

(4)      Sakal Capital Pte. Ltd., a company incorporated in Singapore with its registered office at 5C Surin Avenue, One Surin, Singapore (533922) is owned 51% by J Superfoods Inc and 49% by Shen Chieh Ong, who share voting and dispositive in such proportions over the power of Ordinary Shares beneficially owned by Sakal Capital Pte. Ltd. J Superfoods Inc is wholly owned by Kok Hong Lim.

(5)      Shao Qi Limited, a company incorporated in Hong Kong, with its registered office address at Flat 1602, 16/F, Lucky Centre, No.165-171, Wan Chai Road, Wan Chai, Hong Kong is owned and controlled by Zhiqiang Qiu. Mr. Qiu therefore has sole voting and dispositive power over the Ordinary Shares beneficially owned by Shao Qi Limited.

(6)      Represents Ordinary Shares directly held by and registered in the name of Ace Smart Global Limited, a company incorporated in Seychelles, with its registered office at Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahe, Republic of Seychelles. Ace Smart Global Limited is controlled and wholly owned by Tsang Nga Kwok, and Mr. Kwok therefore is deemed to have sole voting and dispositive power over and to be the beneficial owner of the Ordinary Shares held by Ace Smart Global Limited. Mr. Kwok is separately selling 250,000 Ordinary Shares, which represent all the shares registered under his name, in the underwritten public offering pursuant to the Public Offering Prospectus. Immediately following the underwritten public offering and the resale offering, Mr. Kwok will beneficially own 510,100 Ordinary Shares of the Company through Ace Smart Global Limited.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

The Reselling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the Ordinary Shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

Additional Reselling Shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified Reselling Shareholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its Ordinary Shares from holders named in this prospectus after the effective date of this prospectus.

RELATED PARTY TRANSACTIONS

Set forth below are related party transactions of our Company for the years ended March 31, 2024, 2023 and 2022 and the six months ended September 30, 2024, which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may not be considered as related party transactions under Singapore law.

Amount Due from Related Party

As of September 30, 2024, there was no amount due from any related party.

As of March 31, 2024, the amount due from the related party was settled such that there was no amount due from any related party.

As of March 31, 2023, included in the deposits, prepayments and other receivables, there was an amount due from related party, TheNextBigThing Pte. Ltd., of $5,006. Eng Chye Koh, Joanna Hui Cheng Soh and Loo Koon Goh, our shareholders, are also the shareholders of TheNextBigThing Pte. Ltd. The amounts are unsecured, interest-free, repayable on demand and non-trade in nature.

Amount Due to Related Party

As of September 30, 2024, there was no amount due to any related party.

As of March 31, 2024, 2023 and 2022, included in other payables and accrued liabilities, there was an amount due to a Director, Eng Chye Koh, of nil, $77,697 and $77,697, respectively. The amount was unsecured, interest-free, repayable on demand and non-trade in nature, and was settled as of March 31, 2024.

Compensation of Directors and Executive Officers

See “Management — Compensation of Directors and Executive Officers”.

Policies and Procedures for Related Party Transactions

Our board of directors has created an audit committee in anticipation of the underwritten public offering which will be tasked with the review and approval of all related party transactions.

DESCRIPTION OF SECURITIES

We are an exempted company incorporated in the Cayman Islands and our corporate affairs are governed by our memorandum and articles of association, the Companies Act, and the common law of the Cayman Islands.

Upon the adoption of our Amended and Restated Memorandum and Articles of Association, our authorized share capital is $500,000, divided into 80,000,000 Ordinary Shares, with a par value of $0.00625 per share. All of our shares to be issued in the offering will be issued as fully paid. As of the date of this prospectus, 24,000,000 Ordinary Shares were issued and outstanding.

Our Memorandum and Articles of Association

Our shareholders intend to adopt an Amended and Restated Memorandum and Articles of Association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of the underwritten public offering. The following are summaries of material provisions of the Amended and Restated Memorandum and Articles of Association that we expect to become effective prior to completion of the underwritten public offering, insofar as they relate to the material terms of our Ordinary Shares.

Objectives of Our Company.    Under our Amended and Restated Memorandum and Articles of Association, the objects of our Company will be unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares.    Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our Amended and Restated Memorandum and Articles of Association will provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account or as otherwise permitted by the Companies Act, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights.    Subject to any rights and restrictions attached to any shares, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each ordinary share of which he or the person represented by proxy is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Amended and Restated Memorandum and Articles of Association. Holders of the Ordinary Shares may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles of Association will provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association will provide that upon the requisition of shareholders representing, as at the date of the deposit of the requisition, in aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our Company that as at the date of the deposit entitled to vote at general meetings, our chairman or board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Liquidation.    On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, out of the share premium account, or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our Company is being wound-up, may be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our Amended and Restated Memorandum and Articles of Association will authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records.    Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the Amended and Restated Memorandum and Articles of Association of our Company, any special resolutions passed by our Company and the register of mortgages and charges of our Company). However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions.    Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•        authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue negotiable or bearer shares or shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of the creditors or class of creditors, or is approved by seventy-five per cent in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90.0% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we intend to enter into indemnification agreements with our directors and executive officers prior to the completion of the underwritten public offering, that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Resolution.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our articles of association provide that any ordinary or special resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding at the date of deposit of requisition shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company that as at the date of the deposit entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our chairman or board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings. See “Our Memorandum and Articles of Association-General Meetings of Shareholders.” for more information on the rights of our shareholders’ rights to put proposals before the annual general meeting.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed by the affirmative vote of two-thirds of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors) or by an ordinary resolution (except with regard to the removal of the chairman, who may be removed from office by special resolution) of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; or (iv) is removed from office pursuant to any other provisions of our Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our articles of association, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the Ordinary Shares is Broadridge Financial Solutions, Inc.

History of Securities Issuances

The following is a summary of the securities issuances by our Company since its inception. None of transactions set forth below involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following transactions was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

•        On August 21, 2023, we issued 1 Ordinary Share to Harneys Fiduciary (Cayman) Limited, the initial subscriber.

•        On August 28, 2023, we issued an aggregate of 49,999 Ordinary Shares to Eng Chye Koh and 1 Ordinary Share was transferred from the initial subscriber to Eng Chye Koh, such that Eng Chye Koh held an aggregate of 50,000 Ordinary Shares.

•        On October 6, 2023, we issued 45,010 Ordinary Shares to iO3 Strategic Investments Limited and 4,990 Ordinary Shares to Tsang Nga Kwok as part of a share swap and reorganization that we consummated for the purpose of the underwritten public offering and listing on Nasdaq.

•        On February 8, 2024, we issued an aggregate of 14,900,000 Ordinary Shares to each of our shareholders (i.e., iO3 Strategic Investments Limited, All Wealthy International Limited, Tsang Nga Kwok, One Investment and Consultancy Limited, Sakal Capital Pte. Ltd. and Shao Qi Limited) in proportion to their existing shareholdings as part of a series of reorganization transactions for the sake of undertaking a public offering of our Ordinary Shares. After the consummation of such reorganization transactions, the total number of our issued and outstanding shares increased from 100,000 Ordinary Shares to 15,000,000 Ordinary Shares.

•        On August 22, 2024, iO3 Cayman conducted a consolidation of its issued and authorized but unissued shares at a ratio of 5 for 1. As such, iO3 Cayman’s authorized share capital changed from $500,000 divided into 50,000,000 Ordinary Shares, at par value of $0.01 per share to $500,000 divided into 10,000,000 Ordinary Shares, at par value of $0.05 per share. The total number of iO3 Cayman’s issued and outstanding Ordinary shares accordingly decreased from 15,000,000 to 3,000,000 shares. On the same day, iO3 Cayman further conducted a subdivision of its issued and unissued shares at a ratio of 1 for 8. As a result, iO3 Cayman’s authorized share capital changed from $500,000 divided into 10,000,000 Ordinary Shares, at par value of $0.05 per share to $500,000 divided into 80,000,000 Ordinary Shares, at par value of $0.00625 per share. The total number of iO3 Cayman’s issued and outstanding Ordinary shares thus increased from 3,000,000 to 24,000,000 shares. The ownership percentages of the Company’s shareholders remained the same after the Share Split.

The table below illustrates the breakdown of Ordinary Shares issued to each of our shareholders of record as at the date of this prospectus:

Name of shareholder	Number of Ordinary Shares allotted and issued
iO3 Strategic Investments Limited	14,282,400
All Wealthy International Limited	4,927,200
Tsang Nga Kwok	250,000
Ace Smart Global Limited*	947,600
One Investment and Consultancy Limited	1,197,600
Sakal Capital Pte. Ltd.	1,197,600
Shao Qi Limited	1,197,600
Total:	24,000,000

____________

*        On November 4, 2024, Tsang Nga Kwok transferred 947,600 Ordinary Shares to Ace Smart Global Limited, a company controlled and wholly owned by Tsang Nga Kwok.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the underwritten public offering, we will have 25,650,000 Ordinary Shares issued and outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Ordinary Shares. All of the Ordinary Shares sold in the underwritten public offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market prices of our Ordinary Shares. Prior to the underwritten public offering, there has been no public market for our Ordinary Shares. We cannot assure you that a regular trading market will develop in the Ordinary Shares. All of the Ordinary Shares sold by the Selling Shareholders and the Resale Shares sold by the Reselling Shareholders will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We, all of our directors and executive officers, have agreed that, for a period of 180 days from the date of this prospectus, except for the 2,037,500 Ordinary Shares being offered for resale by All Wealthy International Limited, a company owned by our Chairman and Chief Executive Officer, Mr. Eng Chye Koh, pursuant to this Resale Prospectus, subject to certain limited exceptions, will not directly or indirectly, without the prior written consent of the Representative (as defined in the Public Offering Prospectus), (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our Ordinary Shares (including, without limitation, Ordinary Shares that may be deemed to be beneficially owned by us in accordance with the rules and regulations of the SEC and Ordinary Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Ordinary Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Ordinary Shares or securities convertible, exercisable or exchangeable into Ordinary Shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing.

The underwriters have agreed to waive the lock-up requirement for the 2,037,500 Ordinary Shares being offered for resale by All Wealthy International Limited, a company owned by our Chairman and Chief Executive Officer, Mr. Eng Chye Koh, pursuant to this Resale Prospectus.

Rule 144

In general, under Rule 144 as currently in effect, after we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1.0% of the then outstanding Ordinary Shares; or

•        The average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our Ordinary Shares may be sold in some other manner outside the United States without requiring registration in the United States.

Registration Rights

As of the date of this prospectus, we do not have registration rights arrangements with the holders of our Ordinary Shares or their transferees, but we may enter into registration rights agreements with certain holders of our Ordinary Shares or their transferees in the future, under which they will be entitled to request that we register their Ordinary Shares for resale under the Securities Act upon completion of the underwritten public offering and following the expiration of the lock-up agreements described above.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the U.S. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands legal counsel. You should consult your tax advisors with respect to the consequences of acquisition, ownership and disposition of our Ordinary Shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. A Cayman Islands company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. Federal income tax considerations relevant to the acquisition, ownership, and disposition of our Ordinary Shares by U.S. Holders (as defined below) that will hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). Prior to the date of the completion of the offering, we will have filed a valid election, which shall be effective prior to the date of the completion of the offering, to be treated as a corporation for United States federal income tax purposes. Therefore, we will be treated as a foreign corporation for United States federal income tax purposes at all times that its Ordinary Shares are held by a U.S. Holder (as defined below).

This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; investors that have a functional currency other than the U.S. dollar), or holders that acquire Ordinary Shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in our Ordinary Shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our Ordinary Shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our Ordinary Shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our Ordinary Shares should consult their tax advisors regarding the tax consequences of an investment in the Ordinary Shares.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our Ordinary Shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code. Under current law, a non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at the lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that certain holding period and other requirements are met.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Our Ordinary Shares have been approved to list on The Nasdaq Capital Market, and United States Treasury Department guidance indicates that our Ordinary Shares will be readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our Ordinary Shares will meet the conditions required for the reduced tax rate. There can be no assurance that our Ordinary Shares will be considered readily tradable on an established securities market in later years.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our Ordinary Shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long-term capital gain or loss if you have held the Ordinary Shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our most recent taxable year and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our Ordinary Shares, fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in the underwritten public offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our current taxable year or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our Ordinary Shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our Ordinary Shares even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•        amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

•        amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our Ordinary Shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our Ordinary Shares have been approved to list on The Nasdaq Capital Market, which is a qualified exchange for these purposes. If the Ordinary Shares are regularly traded, and the Ordinary Shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our Ordinary Shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the Ordinary Shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our Ordinary Shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our Ordinary Shares, if such Ordinary Shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our Ordinary Shares, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Certain Singapore Tax Considerations

Dividend Distributions

Singapore adopted the one-tier corporate tax system beginning on January 1, 2003. Under the one-tier corporate tax system, the tax paid by a Singapore resident company on its corporate profits is a final tax. Dividends payable by the Singapore resident company to its shareholders are exempt from Singapore income tax in the hands of the shareholders.

There is no withholding tax on the dividend payments to both resident and non-resident shareholders.

Foreign shareholders receiving tax exempt (one-tier) dividends are advised to consult their tax advisors to take into account the tax laws of their respective countries of residence and the applicability of any double taxation agreement which their country of residence may have with Singapore.

Corporate Income Tax

Corporate taxpayers (both resident and non-resident) are subject to Singapore income tax on income accrued in or derived from Singapore (i.e. Singapore-sourced) and income received in Singapore from outside Singapore (i.e. foreign-sourced income received or deemed received in Singapore) unless specifically exempt from income tax.

Foreign-sourced income is deemed to be received in Singapore when it is:

(a)     remitted to, transmitted or brought into Singapore;

(b)    used to pay off any debt incurred in respect of a trade or business carried on in Singapore; or

(c)     used to purchase any movable property brought into Singapore.

Foreign-sourced income in the form of branch profits, dividends and service fee income (“specified foreign income”) received or deemed received in Singapore by a Singapore tax resident company are exempted from Singapore tax provided that the following qualifying conditions are met:

(a)     such income is subject to tax of a similar character to income tax under the law of the territory from which such income is received;

(b)    at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received is at least 15.0%; and

(c)     the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the recipient of the specified foreign income.

The prevailing corporate income tax rate in Singapore is 17.0%. With effect from the year of assessment 2020, 75% of up to the first S$10,000, and 50% of up to the next S$190,000 of a company’s chargeable income (otherwise subject to normal taxation) is exempt from corporate tax. The remaining chargeable income that exceeds S$200,000 will be fully taxable at the prevailing corporate tax rate.

For the year of assessment 2020, corporate taxpayers were entitled to corporate income tax rebates of 25% of the corporate tax payable (which were capped at S$15,000 for year of assessment 2020). The corporate income tax rebate did not apply to income derived by a non-resident company that is subject to final withholding tax. There were no corporate income tax rebates for the year of assessment 2021 and there are no corporate income tax rebates proposed for the year of assessment 2022.

A company is regarded as a tax resident in Singapore if the control and management of its business is exercised in Singapore. Control and management is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Generally, the location of the company’s board of directors meetings where strategic decisions are made determines where the control and management is exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore.

PLAN OF DISTRIBUTION

Once our Ordinary Shares are listed on Nasdaq and there is an established market for the Reselling Shareholders’ Ordinary Shares, the Reselling Shareholders (which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or interests in Ordinary Shares received after the date of this prospectus from a Reselling Shareholder as a gift, pledge, partnership distribution or other transfer) may sell their Ordinary Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Reselling Shareholders may use any one or more of the following methods when disposing of Ordinary Shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Reselling Shareholders to sell a specified number of such Ordinary Shares at a stipulated price per Ordinary Share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The Reselling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Reselling Shareholders to include the pledgee, transferee or other successors in interest as Reselling Shareholders under this prospectus. The Reselling Shareholders also may transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Ordinary Shares or interests therein, the Reselling Shareholders may enter into derivative transactions with broker-dealers or other financial institutions or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivative transactions, the broker-dealers or other financial institutions or third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer or other financial institution or third party may use securities pledged by the applicable Reselling Shareholder or borrowed from such Reselling Shareholder or others to settle those sales or to close out any related open borrowings of Ordinary Shares, and may use securities received from such Reselling Shareholder in settlement of those derivative transactions to close out any related open borrowings of Ordinary Shares. The Reselling Shareholders may also sell their Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers or other financial institutions that in turn may sell these securities.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this resale offering and the concurrent underwritten public offering by us. With the exception of the registration fee payable to the SEC, The Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$5,480
The Nasdaq Capital Market listing fee	75,000
FINRA filing fee	6,221
Printing and engraving expenses	55,000
Legal fees and expenses	530,000
Accounting fees and expenses*	—
Underwriter expenses	300,000
Miscellaneous	526,134
Total	1,497,835

____________

*        Note: Accounting fees and related expenses of approximately $325,000 have been recognized as an expense in the fiscal year ended March 31, 2024.

LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the Ordinary Shares covered by this Resale Prospectus and certain other legal matters as to Cayman Islands law will be passed upon by Harney Westwood & Riegels. And certain other matters of Republic of Singapore law will be passed upon for us by Rajah & Tann Singapore LLP.

EXPERTS

The consolidated financial statements of iOThree Limited for the fiscal years ended March 31, 2024 and 2023, and for each of the two years in the period ended March 31, 2024, appearing in this prospectus have been audited by Audit Alliance LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of Audit Alliance LLP are located at 10 Anson Road, #20-16 International Plaza, Singapore 079903.

ENFORCEMENT OF LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the directors and executive officers of our Company and the auditor of our Company resides outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Singapore

Rajah & Tann Singapore LLP, our counsel as to Singapore law, has advised us that there is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to fundamental public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. Singapore courts would not recognize or enforce judgments against us, our Directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of the underwritten public offering, we will be subject to the information reporting requirements for foreign private issuers with equity securities registered under Section 12 of the Exchange Act. As a foreign private issuer registrant, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our website can be found at https://io3.sg. We will not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
IOTHREE LIMITED

Results of Review of Interim Financial Information

We have reviewed the condensed consolidated balance sheets of IOTHREE Limited and Subsidiaries (collectively referred to as the “Company”) as of September 30, 2024, the related condensed consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the six-month periods ended September 30, 2024, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheet of the Company as of March 31, 2024, and the related statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for the year ended (not presented herein) and in our report dated October 10, 2024, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of March 31, 2024, it is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope that an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ Audit Alliance LLP

Singapore

We have served as the Company’s auditor since 2023.

January 27, 2025

IOTHREE LIMITED AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(Currency expressed in United States Dollars (“US$”))

	September 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$322,629	$995,092
Accounts receivable	1,210,543	954,917
Net investment in sales-type leases	222,172	230,209
Inventories	818,821	912,432
Deposits, prepayments and other receivables	1,329,925	1,341,958
Total current assets	3,904,090	4,434,608

Non-current assets:
Property and equipment, net	750,037	643,914
Intangible assets, net	372,912	409,775
Net investment in sales-type leases	347,330	364,654
Total non-current assets	1,470,279	1,418,343

TOTAL ASSETS	$5,374,369	$5,852,951

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$992,413	$1,054,455
Customer deposits	913,073	1,567,270
Other payables and accrued liabilities	675,387	409,924
Bank borrowings	48,227	44,488
Lease liabilities	377,412	429,449
Income tax payable	—	—
Total current liabilities	3,006,512	3,505,586

Long-term liabilities:
Bank borrowings	63,232	81,799
Lease liabilities	297,136	289,570
Total long-term liabilities	360,368	371,369

TOTAL LIABILITIES	3,366,880	3,876,955

Commitments and contingencies

Shareholders’ equity
Ordinary share, US$0.00625 par value – 80,000,000 shares authorized, 24,000,000 shares issued and outstanding*	150,000	150,000
Share premium	652,637	652,637
Retained earnings	1,204,852	1,173,359
Total shareholders’ equity	2,007,489	1,975,996

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,374,369	$5,852,951

____________

*        Giving retroactive effect to the 24,000,000 shares issued and outstanding as of March 31, 2024 following the share consolidation and share split on August 22, 2024, starting from the earliest period presented.

See accompanying notes to unaudited interim condensed consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(Currency expressed in United States Dollars (“US$”))

	Six months ended September 30,
	2024	2023
Revenues, net	$5,253,753	$4,245,487

Cost of revenue	(4,228,027)	(3,302,987)
Gross profit	1,025,726	942,500

Operating cost and expenses:
Sales and marketing expenses	(260,279)	(168,613)
General and administrative	(723,839)	(513,157)
Other operating expenses	(3,332)	(13,174)
Total operating cost and expenses	(987,450)	(694,944)

Income from operations	38,276	247,556

Finance income	11,875	9,460
Finance cost	(18,658)	(13,691)

NET INCOME	$31,493	$243,325

Net income per share
Basic and diluted	$— **	$0.01

Weighted average number of ordinary shares outstanding
Basic and diluted	24,000,000	*24,000,000

____________

*        Giving retroactive effect to the 24,000,000 shares issued and outstanding following the share consolidation and share split on August 22, 2024, starting from the earliest period presented.

**      The net income per share for six months ended September 30, 2024 is immaterial.

See accompanying notes to unaudited interim condensed consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Ordinary shares		Additional paid-in capital	Retained earnings	Total shareholders’ equity
	No. of shares	Amount
Balance as of April 1, 2023	*24,000,000	$150,000	$652,637	$1,470,305	$2,272,942
			—
Dividends declared to the former shareholders	—	—	—	(292,500)	(292,500)
Net income for the year	—	—	—	243,325	243,325
Balance as of September 30, 2023	*24,000,000	150,000	652,637	1,421,130	2,223,767

Balance as of April 1, 2024	*24,000,000	150,000	652,637	1,173,359	1,975,996

Net income for the year	—	—	—	31,493	31,493
Balance as of September 30, 2024	24,000,000	$150,000	$652,637	$1,204,852	$2,007,489

____________

*        Giving retroactive effect to the 24,000,000 shares issued and outstanding following the share consolidation and share split on August 22, 2024, starting from the earliest period presented.

See accompanying notes to unaudited interim condensed consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Currency expressed in United States Dollars (“US$”))

	Six months ended September 30,
	2024	2023
Cash flows from operating activities:
Income before income taxes	$31,493	$243,325
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	223,015	145,951
Unrealised foreign exchange (gain) / losses	(7,204)	13,612
Amortization of intangible assets	36,863	30,001
Change in operating assets and liabilities:
Accounts receivable	(238,287)	(320,751)
Net investment in sales-type leases	25,359	(90,061)
Inventories	93,611	308,147
Deposits, prepayments, and other receivables	200,087	46,157
Accounts payable	(68,634)	(45,363)
Customer deposits	(654,196)	495,410
Other payables and accrued liabilities	265,463	(37,999)
Income tax payable	(19,249)	(43,229)
Net cash (used in)/provided by operating activities	(111,679)	745,200

Cash flows from investing activities:
Purchase of property and equipment	(329,139)	(266,529)
Net cash used in investing activities	(329,139)	(266,529)

Cash flows from financing activities:
Funds injected by a shareholder	—	300,000
Proceeds from lease financing	245,804	202,500
Repayment of bank borrowings	(22,299)	(21,383)
Repayment of lease liabilities	(293,574)	(215,750)
Payment of deferred offering costs	(168,804)	(446,867)
Net cash used in financing activities	(238,873)	(181,500)

Effect on exchange rate change on cash and cash equivalents	7,228	(6,243)

Net change in cash and cash equivalent	(672,463)	290,928

BEGINNING OF YEAR	995,092	401,548

END OF YEAR	$322,629	$692,476

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$19,249	$43,229
Cash paid for interest	$18,658	$18,204

See accompanying notes to unaudited interim condensed consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 1 BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Principal Activities

iOThree Limited (“iO3 Cayman”) was incorporated in the Cayman Islands on August 21, 2023 under the Companies Act as an exempted company with limited liability. The authorized share capital is $50,000 divided into 5,000,000 Ordinary Shares, at par value of US$0.01 each. On January 19, 2024, the authorized share capital increased to US$500,000 divided into 50,000,000 Ordinary Shares, at par value of US$0.01 each.

iO3 Cayman, through its subsidiaries (collectively with iO3 Cayman, the “Company”) are mainly engaged in the business of satellite communications and software.

Description of subsidiaries incorporated and controlled by the Company as at balance sheet date:

Name	Background	Effective ownership
iOThree Maritime Technologies Limited (“iO3 BVI”)	• British Virgin Islands company • Incorporated on August 21, 2023 • Issued and outstanding 1,000 ordinary shares for US$1,000 • Investment holding • Provision of investment holding	100% owned by iOThree Cayman

iO3 Pte. Ltd. (“iO3 Singapore”)	• Singaporean company • Incorporated on February 19, 2019 • Issued and outstanding 147,360 ordinary shares for US$802,137 • Satellite communications and software	100% owned by iO3 BVI

Reorganization

On August 21, 2023, our founder and Chief Executive Officer, Eng Chye Koh, incorporated iOThree Maritime Technologies Limited (“iO3 BVI”), a holding company incorporated under the laws of the British Virgin Islands, which has no substantial operations in the British Virgin Islands. On September 4, 2023, iO3 Cayman acquired 100% of the equity interests of iO3 BVI from Mr. Koh.

On October 6, 2023, as part of a reorganization for the purpose of this offering and listing on Nasdaq, iO3 BVI (at the direction of iO3 Cayman), acquired the entire equity interest in iO3 Singapore from its shareholders, namely Eng Chye Koh, Joanna Hui Cheng Soh, Zhenhua Yin, Wei Meng See, Loo Koon Goh and Tsang Nga Kwok, and as consideration, iO3 Cayman allotted and issued its shares to Tsang Nga Kwok and iO3 Strategic Investments Limited, which is owned by Eng Chye Koh, Joanna Hui Cheng Soh, Zhenhua Yin, Wei Meng See and Loo Koon Goh (i.e., iO3 Cayman allotted and issued an aggregate of 50,000 Ordinary Shares of par value of US$0.01 each of iO3 Cayman credited as fully paid to Tsang Nga Kwok and iO3 Strategic Investments Limited for a consideration of US$1,630,695 determined based on the net assets of iO3 Singapore as at March 31, 2023, which is settled by the transfer of an aggregate of 147,360 ordinary shares of iO3 Singapore to iO3 BVI). After the reorganization, iO3 Singapore became a wholly-owned subsidiary of iO3 BVI, which in turn, is our wholly-owned subsidiary.

On February 8, 2024, as of the final step in the series of reorganization transactions for the purpose of this offering and listing on Nasdaq, each shareholder of iO3 Cayman (i.e., iO3 Strategic Investments Limited, All Wealthy International Limited, Tsang Nga Kwok, One Investment and Consultancy Limited, Sakal Capital Pte. Ltd. and Shao Qi Limited) was allotted and issued shares in iO3 Cayman that were in proportion to their existing shareholdings,

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 1 BUSINESS OVERVIEW AND BASIS OF PRESENTATION (cont.)

credited as fully paid up at par value out of the share premium account of iO3 Cayman. After such allotment and issuance, the total number of issued and outstanding shares of iO3 Cayman increased from 100,000 Ordinary Shares to 15,000,000 Ordinary Shares.

The financial statements of the Company were prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company. Accordingly, the results of the Company include the results of the subsidiaries for six months ended September 30, 2024 and 2023. Such manner of presentation reflects the economic substance of the companies, which were under common control throughout the relevant period, as a single economic enterprise, although the legal parent-subsidiary relationships were not established.

Forward Share Consolidation and Share Split

On August 22, 2024, the Company conducted share consolidation and share split as follow:

(a)     Share consolidated at the ratio of 1:5, i.e. every 5 ordinary shares were consolidated to 1 ordinary share; and

(b)    Share split at the ratio of 8:1, i.e. every 1 ordinary share was subdivided into 8 ordinary shares.

Subsequent to the above exercise, the Company has an authorised share of 80,000,000 ordinary shares of par value US$0.00625 each and 24,000,000 ordinary shares outstanding. All share and per share data prior to August 22, 2024 have been retroactively adjusted to reflect the forward share consolidation and share split throughout these consolidated financial statements.

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

•        Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

•        Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. Significant accounting estimates in the period include the allowance for doubtful accounts on accounts and other receivables, impairment loss on inventories, assumptions used in assessing right of use assets and impairment of long-lived assets, and deferred tax valuation allowance.

The inputs into the management’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

•        Basis of Consolidation

The consolidated financial statements include the consolidated financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Foreign Currency Translation and Transaction

The reporting currency of the Company is United States Dollar or “US$” and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries maintain their books and record in United States Dollars or “US$”, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the date of the balance sheet dates. The resulting exchange differences arising on the settlement of monetary items or on translating monetary items at the date of the balance sheet dates are recorded in the statement of operations.

•        Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts which are subject to an insignificant risk of change in value. The Company maintains its bank accounts in Singapore.

•        Accounts Receivable, net

Accounts receivable include trade accounts due from customers in the sale of products or delivery of services.

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable are within 90 days upon the delivery of goods or services. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

The Company does not hold any collateral or other credit enhancements overs its accounts receivable balances.

Contract asset

Amount receivable include contract asset arises when an entity transfers a good or performs a service in advance of receiving consideration from the customer as agreed upon. A contract asset becomes a receivable once the entity’s right to the receive consideration becomes unconditional.

•        Net investment in sales-type lease

A net investment in finance lease is recognized if a lease meets specific criteria under Accounting Standards Codification (“ASC”) 842 at its inception. Upon commencement of the lease, the book value of the equipment is de-recognized and a net investment in finance lease is recognized in our Consolidated Balance Sheets based on the present value of fixed payments under the contract and the residual value of the underlying asset, discounted at the rate implicit in the lease. The Company recognize the difference between the book value of the equipment and the net investment in the lease in equipment sales in our Consolidated Statement of Operations. Interest income on our net investment in finance leases is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. (Refer to Lease for more information).

•        Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined by the weighted average cost method. The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, accounting, and consulting fees relating to the Company’s proposed initial public offering (“IPO”), are capitalized in “Deposits, prepayments and other receivables” on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be expensed.

•        Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Computer equipment	3 years
Furniture, fixtures and fittings	3 years
Equipment	3 to 7 years
Motor vehicles	5 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•        Intangible assets

The software license is acquired by the Company. It initially recognised at cost and subsequently carried at cost less accumulated amortization and accumulated impairment losses, if any. Amortization is calculated on the straight-line basis over its expected useful lives of 7 years.

Software development costs consists of costs incurred to develop cloud-based applications used to deliver our services. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the technological feasibility stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. As of balance sheet date, the software is in progress of development and not amortized until it is ready for intended use.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the intangible asset, are recognised in profit or loss when the intangible asset is derecognised.

The intangible assets are tested annually for impairment.

•        Impairment of Long-lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC 606”) Revenue from Contracts with Customers, revenue is recognized when a customer obtains control of promised products and services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for these products and services. To achieve this core principle, the Company applies the following five steps as per Accounting Standards Update (“ASU”) No. 2014-09:

1.      Identification of the contract(s) with a customer

A contract with a customer exists when

(i)     the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services,

(ii)    the contract has commercial substance, and

(iii)   the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on historical results and the customer’s ability to pay the promised consideration. The Company’s contracts are typically evidenced through a signed Company quote or a customer purchase order and Company quote.

2.      Identification of the performance obligations in the contract

At contract inception, the Company evaluates whether a single contract includes more than one performance obligation. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

3.      Determination of the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. Such amounts are stated within the customer contracts.

4.      Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP) basis. The Company determines SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, the Company estimates the SSP taking into consideration available information, such as market conditions and internally approved pricing guidelines related to the performance obligations.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

5.      Recognition of revenue when or as the Company satisfies a performance obligation

Satellite connectivity solution

The Company provide various type of satellite connectivity solution to our customers:

(a)     Subscription

Monthly subscription fee is charged to customers for the satellite connection service in relating to the airtime, bandwidth subscription plan and value-added service subscribed. The revenue is recognized ratably over the period of the contract.

(b)    Sales of satellite network equipment and devices

The sales of satellite network equipment and devices including antenna, satellite phone, battery, wall charger, modem etc. The equipment is shipped and installed at the destination specified by the customer. As such, shipping and handling services are part of the performance obligation to deliver the equipment to customers. The revenue, including the shipping and handling fee charged to customers, is recognized at the point in time when control and ownership of the goods is transferred to the customer.

(c)     Integrated satellite connectivity solution

The Company offers integrated satellite connectivity solution to our customer, which includes both airtime and the satellite network equipment for network connection. Contract with customer comprise multiple performance obligations and may have lease components. The total contract consideration is allocated to the airtime service and the sales of satellite network equipment and devices, which represents distinct performance obligations. The revenue in relating to the airtime subscription fee is recognized according to (a) above. For satellite network equipment and devices, the Company assesses at contract inception whether it meet the criteria of lease. If the criteria are met, the revenue is recognized according to ASC 842, Leases (refer to the note in relating to lease). If the criteria are not met, the revenue from the sales of satellite network equipment and devices are recognized upon the completion of installation and the transfer of control to the customer.

Digitalization and other solution

(a)     Digital platform service — The Company provides customers access to the digital platform (“Jarviss”) to obtain real time information for their daily operation management. Monthly subscription fee is charged to the customers based on the number of user access and number of service elements subscribed. Revenue recognition commences rateably when control of the services is transferred to the customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those services over the contractual term.

(b)    Provision of information technology (IT) support — Customer specifies their IT support requirement in a contract, which may include IT help desk service, technical support, installation of software in the devices as specified etc. Performance obligations promised in the contract are identified based on the goods or services that to be delivered to the customer. Revenue recognition commences when or as the Company satisfies a performance obligation and the control of the goods or services transferred to the customer.

(c)     Provision of shipboard support services — The Company supplies shipboard equipment and/or engineering service as per customer’s specification. Equipment is installed at the destination specified by the customers. As such, shipping and handling services are part of the performance obligation to deliver the equipment to customers. Revenue, including the shipping and handling fee charged to customers, is recognized when or as the Company satisfies a performance obligation and the control of the goods or services transferred to the customer.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is subject to GST which is levied on the products at the rate of 0% - 9% (2023: 0% - 8%) on the invoiced value of sales in Singapore. The Company records its revenues on product sales, net of good & service taxes (“GST”).

Advance payment from customer on future products are recorded as customer deposit and recognized as income when the control and ownership of the good is transferred to the customer. The deposits received in advance from customers were $913,073 and $1,567,270 as at September 30, 2024 and March 31, 2024, respectively.

•        Lease

The Company assesses at contract inception whether a contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term corresponds to the non-cancellable period of each contract.

Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet; the Company recognizes lease expense or income for these leases on a straight-line basis over the lease term.

The Company as a lessor

At the commencement date, the lease payments are fixed payments. Lease payments do not include variable lease payments that do not depend on an index or a rate.

Leases are classified at the lease commencement date as either a sales-type lease or an operating lease. The lessor shall classify a lease as a sales-type lease when the lease meets any of the following criteria:

a)      the lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

b)      the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

c)      the lease term is for the major part of the remaining economic life of the underlying asset;

d)      the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or

e)      the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Notwithstanding the above criteria, leases are classified as operating leases if they have variable lease payments that do not depend on an index or rate and if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a selling loss.

For a sales-type lease, at the lease commencement, net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset. Lease receivable is the present values of the sum of lease payments and the guaranteed residual asset. The Company recognizes all revenue and costs associated with the sales-type lease as revenue from leasing activities and cost of leasing activities upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recorded to finance income over time as customers are invoiced on a monthly basis.

All other leases are accounted for as operating leases wherein the Company recognizes, at the commencement date, the lease payments as income in profit or loss over the lease term on a straight-line basis and the Company recognizes variable lease payments as income in profit or loss in the period in which the changes in facts and circumstances on which the variable lease payment are based occur.

The Company suspend recognition of sales-type lease revenue and operating lease revenue and place the account on non-accrual status when management determines that collection of future income is not probable (generally after 60 days past due). The Company resume recognition of revenue, and recognize previously suspended income, when

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the Company consider collection of remaining amounts to be probable. The Company write off interest earned but uncollected prior to the receivables being placed on non-accrual status through allowance for doubtful accounts when, in the judgment of management, the Company consider it to be uncollectible.

The Company as a lessee

Leases are classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exist:

a)      ownership is transferred to the lessee by the end of the lease term,

b)      there is a bargain purchase option,

c)      the lease term is at least 75% of the asset’s estimated remaining economic life,

d)      the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased asset to the lessor at the inception date or

e)      the leased asset is of such a specialized nature that it is expected to have no alternative use.

Finance lease assets are presented separately on the consolidated balance sheet as finance lease right-of-use assets, and current and non-current portion of finance lease liabilities.

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. Operating leases (with an initial term of more than 12 months) are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities (current), and operating lease liabilities (non-current) in the consolidated balance sheet. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company utilizes a market-based approach to estimate the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease prepayments, reduced by lease incentives and accrued rent. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

•        Shipping and Handling costs

Shipping and handling costs are included in cost of revenue as it is part of the Company’s fulfilment activity to satisfy the performance obligation as specified in the sales contract.

•        Sales and Marketing

Sales and marketing expenses include payroll, employee benefits and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $24,259 and $8,688 for the six months ended September 30, 2024 and 2023, respectively.

•        Government Grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is dependent on the management’s expectation of when the conditions attached to the grant can be fulfilled.

The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Government grants are recognized when received and all the conditions for their receipt have been met and are recorded as part of Other Income. The grants received were $7,844 and $10,585 for the years ended March 31, 2024 and 2023, respectively from the Singapore Government.

•        Comprehensive Income (Loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of shareholder’s equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•        Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their consolidated financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company is subject to tax in its local jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authorities. As such, the current and deferred tax were assessed based on each subsidiary’s local tax jurisdiction.

As of September 30, 2024 and March 31, 2024, the Company has no significant unrecognized deferred tax assets and liabilities.

Goods and services tax (“GST”)

Revenues, expenses and assets are recognised net of the amount of GST except:

—     Where the GST incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

—     Receivables and payables that are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

For the six months ended September 30, 2024 and 2023, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2024 and March 31, 2024, the Company did not have any significant unrecognized uncertain tax positions.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service are provided. The Company is required to make contribution to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-times employees in Singapore. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the six months ended September 30, 2024 and 2023, $109,875 and $82,602 contributions were made accordingly.

•        Segment Reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, who is the Company’s Chief Executive Officer, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has two operating segments, namely Satellite connectivity solution and Digitalization and other solution (refer to Note 2 of Revenue recognition for further details). The internal reports have been prepared based on these operating segments for decision making and performance assessment. It is, therefore, used as the source for reportable segments of the Company.

•        Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Commitments and Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

•        Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Singapore Deposit Protection Board pays compensation up to a limit of S$75,000 (approximately $58,500) if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2024, cash balances of $0.3 million, held at financial institutions in Singapore, were subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for doubtful accounts are based on the estimated realizable value. The Company identifies credit risk on a customer by customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

•        Exchange Rate Risk

The reporting currency of the Company is US$, to date the majority of the Company’s revenues and costs are denominated in US$ and S$, a majority of the Company’s assets are denominated in US$ and S$ and a significant portion of the Company’s liabilities are denominated in S$. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and S$. If S$ depreciates against US$, the value of S$ revenues, costs and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

•        Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosure (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

•        Level 1:    Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

•        Level 2:    Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

•        Level 3:    Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, accounts payable, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount. The Company accounts for loans receivable at cost, subject to impairment testing. The Company obtains a third-party valuation based upon loan level data including note rate, type and term of the underlying loans.

The Company’s non-marketable equity securities are investments in privately held companies, which are without readily determinable market values and are classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

•        Recently Issued Accounting Pronouncements

In June 2023, the FASB issued Accounting Standards Update (ASU) No. 2022-03 Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This guidance is effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after October 15, 2023. Early adoption is permitted. The Company has assessed ASU 2023-03 and early adopted the guidance during the second quarter of 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842) — Common-Control Arrangements. This guidance amends the accounting for leasehold improvements in common-control arrangements by requiring a lessee in a common-control arrangement to amortize leasehold improvements that it owns over the improvements’ useful life to the common-control group, regardless of the lease term, if the lessee continues to control the use of the underlying asset through a lease. The new standard will become effective for the Company beginning in fiscal year 2025. The adoption did not have a material impact on the Company’s consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. This update will improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB codification with the SEC’s regulations. The adoption did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280)” (“ASU 2023-07”). The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision useful financial analyses. Topic 280 requires a public entity to report a measure of segment profit or loss that the chief operating decision maker (CODM) uses to assess segment performance and make decisions about allocating resources. Topic 280 also requires other specified segment items and amounts, such as depreciation, amortization, and depletion expense, to be disclosed under certain circumstances. The amendments in ASU 202307 do not change or remove those disclosure requirements. The amendments in ASU 2023-07 also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. Management considers that the guidance does not have a significant impact on the disclosures set out in these consolidated financial statements.

In December 2023, FASB issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740)” (“ASU 2023-09”). The amendments in ASU 2023-09 address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. One of the amendments in ASU 2023-09 includes disclosure of, on an annual basis, a tabular rate reconciliation of (i) the reported income tax expense (or benefit) from continuing operations, to (ii) the product of the income (or loss) from continuing operations before income taxes and the applicable statutory federal income tax rate of the jurisdiction of domicile using specific categories, including separate disclosure for any reconciling items within certain categories that are equal to or greater than a specified quantitative threshold of 5%. ASU 2023-09 also requires disclosure of, on an annual basis, the year to date amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign jurisdictions, including additional disaggregated information on income taxes paid (net of refunds received) to an individual jurisdiction equal to or greater than 5% of total income taxes paid (net of refunds received). The amendments in ASU2023-09 are effective for annual periods beginning after December 15, 2024, and should be applied prospectively. The adoption did not have a material impact on the Company’s consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on the consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 BUSINESS SEGMENT AND DISAGGREGATION OF REVENUE (RESTATEMENT)

The Company has disaggregated its revenue from contracts with customers into categories based on the business segment and nature of the revenue in the following table:

	Six months ended September 30,
	2024				2023
	Satellite connectivity solution	Digitalization and other solution	Unallocated	Total	Satellite connectivity solution	Digitalization and other solution	Unallocated	Total
Revenue
Subscription	$2,223,690	206,532	—	2,430,222	$1,677,391	160,121	—	1,837,512
Equipment, device and services	1,253,059	1,570,472	—	2,823,531	1,024,126	1,383,849	—	2,407,975
	3,476,749	1,777,004	—	5,253,753	2,701,517	1,543,970	—	4,245,487
Cost of revenue
Subscription	$(1,408,718)	(205,092)	—	(1,613,810)	$(906,091)	(166,832)	—	(1,072,923)
Equipment, device and services	(1,133,163)	(1,481,054)	—	(2,614,217)	(962,387)	(1,267,677)	—	(2,230,064)
	(2,541,881)	(1,686,146)	—	(4,228,027)	(1,868,478)	(1,434,509)	—	(3,302,987)
Gross profit
Subscription	$814,972	1,440	—	816,412	$771,300	(6,711)	—	764,589
Equipment, device and services	119,896	89,418	—	209,314	61,739	116,172	—	177,911
	934,868	90,858	—	1,025,726	833,039	109,461	—	942,500

Operating expenses	$(55,538)	—	(931,912)	(987,450)	$(44,298)	—	(650,646)	(694,944)
Income from operations	879,330	90,858	(931,912)	38,276	788,741	109,461	(650,646)	247,556

Finance income	11,875	—	—	11,875	9,460	—	—	9,460
Finance cost	(16,121)	—	(2,537)	(18,658)	(10,224)	—	(3,467)	(13,691)
Income before income taxes	875,084	90,858	(934,449)	31,493	787,977	109,461	(654,113)	243,325

Segment assets	$2,799,500	969,830	1,605,039	5,374,369	$2,994,316	828,890	1,789,610	5,612,816
Segment liabilities	2,097,623	605,167	664,090	3,366,880	1,821,191	631,606	936,252	3,389,049

The following table presents revenues earned from external customers:

	Six months ended September 30,
	2024	2023
Subscription income from satellite connection service	$2,223,690	$1,677,391
Sales and lease of satellite network equipment and device	1,253,059	1,024,126
Subscription income from Jarviss	206,532	160,121
Revenue from IT support services	1,511,179	1,328,285
Revenue from shipboard support services	59,293	55,564
	$5,253,753	$4,245,487

Included in the revenue from sales and lease of equipment, device and services of satellite connectivity solution of $1,253,059 (2023: $1,024,126), the lease income from sales-type lease and operating lease are as below:

	Six months ended September 30,
	2024	2023
Sales-type lease income	$100,025	$229,840
Operating lease income	120,000	122,400
	$220,025	$352,240

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 BUSINESS SEGMENT AND DISAGGREGATION OF REVENUE (RESTATEMENT) (cont.)

The following table presents revenues by geographic area based on the countries in which the customer is located:

	Six months ended September 30,
	2024	2023
Singapore	$2,355,358	$1,686,020
Israel	850,879	559,305
Malaysia	640,850	512,547
Vietnam	314,343	290,788
Republic of Marshall Islands	278,612	147,285
Thailand	194,775	297,411
Indonesia	172,049	419,947
Others	446,887	332,184
	$5,253,753	$4,245,487

NOTE — 4 FINANCE INCOME

Finance income consisted of interest income from sales-type lease as a lessor.

NOTE — 5 FINANCE COSTS

Finance costs consisted of the following:

	Six months ended September 30,
	2024	2023
Interest expense in relating to finance lease	$16,121	$10,224
Interest expense in relating to bank borrowing	2,537	3,467
	$18,658	$13,691

NOTE — 6 ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	September 30, 2024	March 31, 2024
Accounts receivable, net	$1,210,543	$954,917

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for doubtful accounts, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. For the six months ended September 30, 2024 and 2023, the Company made no allowance for doubtful accounts.

Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant. There was no bad debt write-offs for the six months ended September 30, 2024 and 2023.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 6 ACCOUNTS RECEIVABLE, NET (cont.)

At September 30, 2024 and March 31, 2024, the analysis of the accounts receivable aging at the reporting date was as follows.

	September 30, 2024	March 31, 2024
Less than 30 days	$340,633	$444,526
31-60 days	294,054	382,775
61-90 days	267,434	57,250
More than 90 days	308,422	70,366
	$1,210,543	$954,917

The unsatisfied performance obligation resulting from long term satellite connectivity and digitalization contracts were expected to be recognized as revenue over the periods as specified below:

	September 30, 2024	March 31, 2024
Less than 1 year	$2,379,995	$1,343,215
From 1 to 2 years	1,146,157	762,783
From 2 to 3 years	514,386	348,496
From 3 to 4 years	207,807	209,356
From 4 to 5 years	29,015	90,498
Total	$4,277,360	$2,754,348

NOTE — 7 INVENTORIES

The Company’s inventories consisted of the following:-

	September 30, 2024	March 31, 2024
Satellite network and information technology equipment, at cost	$818,821	$912,432

No reserve for obsolete inventories as of September 30, 2024 and March 31, 2024.

NOTE — 8 DEFERRED OFFERING COSTS

Included in the deposits, prepayments and other receivables, the deferred offering costs as of September 30, 2024 and March 31, 2024 were as follows:

	September 30, 2024	March 31, 2024
Deferred offering costs	$1,005,092	$836,288

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 9 PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	September 30, 2024	March 31, 2024
At cost:
Right-of-use assets	$423,333	$423,333
Equipment	1,069,649	780,009
Computer equipment	91,415	54,267
Furniture, fixtures and fittings	8,213	5,862
Motor vehicles	7,179	7,179
	1,599,789	1,270,650
Less: accumulated depreciation	(849,752)	(626,736)
Property and equipment, net	$750,037	$643,914

Property and equipment under finance leasing arrangements classified under equipment as of September 30, 2024 and March 31, 2024 amounted to $626,206 and $469,617, respectively. Details of such leased assets are disclosed in Note 11.

Right-of-use assets under operating leasing arrangements as of September 30, 2024 and March 31, 2024 amounted to $49,674 and $125,735 respectively. Details of such leased assets are disclosed in Note 11.

Depreciation expense for the six months ended September 30, 2024 and 2023 were included in cost of revenue and general and administrative expenses as below:-

	Six months ended September 30,
	2024	2023
Cost of revenue:
Depreciation on equipment under finance lease	$116,303	$58,633
General and administrative expenses
Depreciation on rights of use assets under operating lease	76,061	72,475
Depreciation on other assets	30,651	14,843
	$223,015	$145,951

NOTE — 10 LEASES

Company as a lessee

The Company has entered into finance lease agreements to purchase the equipment used in its operations. The lease terms are 3 years. The right-of-use of the equipment are included under property and equipment.

The Company has also entered into operating lease agreements for office and warehouse. The remaining lives of the leases were less than 1 years. The Company adopts 4.33% as weighted average incremental borrowing rate to determine the present value of the lease payments.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 10 LEASES (cont.)

The table below presents the lease-related assets and liabilities recorded on the consolidated balance sheet.

	September 30, 2024	March 31, 2024
Assets
Finance lease, right-of-use assets, net	$626,206	$469,617
Operating lease, right-of-use assets, net	49,674	125,735
Total right-of-use asset	$675,880	$595,352

Liabilities
Current:
Finance lease liabilities	$336,335	$317,057
Operating lease liabilities	41,077	112,392
	377,412	429,449

Non-current:
Finance lease liabilities	294,128	283,878
Operating lease liabilities	3,008	5,692
	297,136	289,570
Total lease liabilities	$674,548	$719,019
	Six months ended September 30,
	2024	2023
Finance lease cost:
Interest on lease liabilities (per ASC 842)	$14,527	$10,224

Operating lease cost:
Operating lease expense (per ASC 842)	77,656	76,988
Total lease expense	$92,183	$87,212

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets. There was no lease expense in relating to the short-term leases for six months ended September 30, 2024 and 2023.

Components of Lease Expense

The Company recognize lease expense on a straight-line basis over the term of the operating leases, as reported within “general and administrative” expense on the accompanying consolidated statement of operations.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 10 LEASES (cont.)

Future Contractual Lease Payments

Finance lease

As of September 30, 2024 and March 31, 2024, the maturities of finance lease liabilities (excluding short-term leases) were as follows:

	September 30, 2024	March 31, 2024
Less than 1 year	$354,171	$334,230
More than 1 year	300,870	291,225
Total undiscounted lease payments	655,041	625,455
Less: Interest	(24,578)	(24,520
	$630,463	$600,935

Representing:-
Current liabilities	$336,335	$317,057
Non-current liabilities	294,128	283,878
	630,463	600,935

Operating lease

As of September 30, 2024 and March 31, 2024, the maturities of operating lease liabilities (excluding short-term leases) were as follows:

	September 30, 2024	March 31, 2024
Less than 1 year (current liabilities)	$41,077	$112,392
From 1 to 2 years (non-current liabilities)	3,008	5,692
	$44,085	$118,084

Company as a lessor

Sales-type lease receivables

The Company has entered into sales-type lease agreements with customers for sales of equipment. The lease terms are 3-5 years. Net investment in sales-type leases, which is the sum of the present value of the future contractual lease payments from customers. Lease receivables relating to sales-type leases are presented on the consolidated balance sheet as follows:

	September 30, 2024	March 31, 2024
Gross lease receivables	$741,195	$867,751
Received cash	(136,770)	(236,225)
Unearned interest income	(34,923)	(36,663)
	$569,502	$594,863
Reported as:
Current net investment in sales-type lease	222,172	230,209
Non-current net investment in sales-type lease	347,330	364,654
	569,502	594,863

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 10 LEASES (cont.)

As of September 30, 2024 and March 31, 2024, undiscounted cash flows of our sales-type lease receivables from customers for the next five years and thereafter were as follows:

	September 30, 2024	March 31, 2024
Less than 1 year	$222,172	$230,209
From 1 to 2 years	160,930	173,386
From 2 to 3 years	100,747	106,094
From 3 to 4 years	66,231	61,081
From 4 to 5 years	19,422	24,093
Total	$569,502	$594,863

Lease income in operating lease

The Company has entered into lease agreements with customers for rental of equipment. The leases are fixed payment and the lease terms are 3 years. The Company recognized the lease payments as revenue in profit or loss over the lease term on a straight-line basis as below:

	Six months ended September 30,
	2024	2023
Lease income relating to operating lease	$120,000	$122,400

The operating lease term is 3 years. As of September 30, 2024 and March 31, 2024, undiscounted cash flows of our operating lease receivables from customers for the next three years and thereafter were as follows:

	September 30, 2024	March 31, 2024
Less than 1 year	$197,700	$177,000
From 1 to 2 years	153,100	154,200
From 2 to 3 years	38,250	62,050
	$389,050	$393,250

NOTE — 11 INTANGIBLE ASSETS

	September 30, 2024	March 31, 2024
Intangible assets:
Software license	$528,031	$420,021
Software under development	—	108,010
	528,031	528,031
Less: accumulated amortization	(155,119)	(118,256)
Intangible assets, net	$372,912	$409,775

The amortization expense, included in the cost of revenue, for six months ended September 30, 2024 and 2023 was $36,863 and $60,003 respectively.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 11 INTANGIBLE ASSETS (cont.)

As of March 31, 2024, the estimated future amortization of finite-lived intangible assets for the next five years and thereafter was as follows:

Year ended March 31, 2025	$75,433
Year ended March 31, 2026	75,433
Year ended March 31, 2027	75,433
Year ended March 31, 2028	75,433
Thereafter	71,180
Total	$372,912

NOTE — 12 BANK BORROWING

Bank borrowing consisted of the following:

	Term of repayments	Annual interest rate	September 30, 2024	March 31, 2024
Term loan	5 years	4.25%	$111,459	$126,287
Representing:-
Within 12 months			$48,227	$44,488
Over 1 year			63,232	81,799
			$111,459	$126,287

As of September 30, 2024 and March 31, 2024, bank borrowing was obtained from a financial institution in Singapore, which bear annual interest at a fixed rate from 4.25% and are repayable in 5 years.

The Company’s bank borrowing is guaranteed under personal guarantees from the directors, Eng Chye Koh and Joanna Hui Cheng Soh, and a third party.

NOTE —13 SHAREHOLDERS’ EQUITY (RESTATEMENT)

Ordinary Shares

iO3 Cayman was established under the laws of Cayman Islands on August 21, 2023. After the reorganization exercise (see Note 1), iO3 Cayman has an authorized share of 50,000,000 Ordinary Shares of par value US$0.01 each and 15,000,000 Ordinary Shares outstanding.

On August 22, 2024, the Company conducted forward share consolidation and share split as follow:

(a)     Share consolidated at the ratio of 1:5, i.e. every 5 ordinary shares were consolidated to 1 ordinary share; and

(b)    Share split at the ratio of 8:1, i.e. every 1 ordinary share was subdivided into 8 ordinary shares.

Subsequent to the above exercise, the Company has an authorised share of 80,000,000 ordinary shares of par value US$0.00625 each and 24,000,000 ordinary shares outstanding. All share and per share data prior to August 22, 2024 have been retroactively adjusted to reflect the forward share consolidation and share split throughout these consolidated financial statements.

iO3 Cayman is authorized to issue one class of Ordinary Share.

The holders of iO3 Cayman’s Ordinary Share are entitled to the following rights:

Voting Rights:    Each share of iO3 Cayman’s Ordinary Share entitles its holder to one vote per share on all matters to be voted or consented upon by the shareholders. Holders of iO3 Cayman’s Ordinary Shares are not entitled to cumulative voting rights with respect to the election of directors.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 13 SHAREHOLDERS’ EQUITY (RESTATEMENT) (cont.)

Dividend Right:    Subject to limitations under Cayman law and preferences that may apply to any shares of preferred share that iO3 Cayman may decide to issue in the future, holders of iO3 Cayman’s Ordinary Share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of iO3 Cayman out of funds legally available therefor.

Liquidation Right:    In the event of the liquidation, dissolution or winding up of our business, the holders of iO3 Cayman’s Ordinary Share are entitled to share ratably in the assets available for distribution after the payment of all of the debts and other liabilities of iO3 Cayman, subject to the prior rights of the holders of iO3 Cayman’s preferred share.

Other Matters:    The holders of iO3 Cayman’s Ordinary Share have no subscription, redemption or conversion privileges. iO3 Cayman’s Ordinary Share does not entitle its holders to preemptive rights. All of the outstanding shares of iO3 Cayman’s Ordinary Share are fully paid and non-assessable. The rights, preferences and privileges of the holders of iO3 Cayman’s Ordinary Share are subject to the rights of the holders of shares of any series of preferred share which iO3 Cayman may issue in the future.

Dividend Distribution

	September 30, 2024	September 30, 2023
Declared and paid during the six months ended

Dividends on ordinary shares:
– Interim exempt (one-tier) dividends of Nil (September 30, 2023: $1.98 cents) per share	$—	$292,500

NOTE — 14 INCOME TAXES

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries are subject to taxes in the jurisdiction in which they operate, as follows:

BVI

iOThree Maritime Technologies Limited is considered to be an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Singapore

iO3 Pte. Ltd’s operations are primarily conducted in Singapore and are therefore subject to Singaporean tax law at the corporate tax rate at 17% on the Company’s assessable income arising in Singapore during its tax year.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 14 INCOME TAXES (cont.)

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the six months ended September 30, 2024 and 2023 are as follows:

	Six months ended September 30,
	2024	2023
Income before income taxes	$31,493	$243,325
Statutory income tax rate	17%	17%
Income tax expense at statutory rate	5,354	41,365
Tax incentives	(21,641)	(16,063)
Tax effect of deductible contractual lease payment	(17,872)	(37,255)
Tax effect of non-deductible items	46,854	33,594
Tax exemptions in relating to newly incorporated company	(948)	(12,713)
Utilization of capital allowance	(11,747)	(8,928)
Income tax expense	$—	$—

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024 and March 31, 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months ended September 30, 2024 and 2023 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2024.

NOTE — 15 RELATED PARTY TRANSACTIONS

Apart from the transactions and balances detailed elsewhere in these accompanying consolidated financial statements, the Company has no other significant or material related party transactions during the years presented.

NOTE — 16 CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)     Major customers

For the six months ended September 30, 2024 and 2023, the customers who accounted for 10% or more of the Company’s revenue are as below:

	2024		2023
	Percentage of revenue	Accounts receivable	Percentage of revenue	Accounts receivable
Customer A (Digitalization and other solution segment)	16.20%	$28,178	13.2%	$62,754

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 16 CONCENTRATIONS OF RISK (cont.)

(b)    Major vendors

For the six months ended September 30, 2024 and 2023, the vendor who accounted for 10% or more of the Company’s purchases and its outstanding payable balances as at year end date, is presented as follows:

	2024		2023
	Percentage of purchases	Accounts payable	Percentage of purchases	Accounts payable
Vendor A	17.5%	$160,927	18.9%	$264,310
Vendor B	12.0%	190,412
Vendor C	11.5%	112,206
Vendor D	10.2%	158,163

(c)     Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts and loans receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Singapore Deposit Protection Board pays compensation up to a limit of S$75,000 (approximately $58,500) if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2024, cash balances of $0.3 million, held at financial institutions in Singapore, were subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for doubtful accounts based on the estimated realizable value.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally do not require a collateral. The Company also considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days or there is significant difficulty of the counterparty.

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

•        Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations

•        Internal credit rating

•        External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 60 days past due in making contractual payment.

As of September 30, 2024, no individual accounts receivable and sale-type lease investment has an outstanding amount that exceeds 10% of total accounts receivable.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 16 CONCENTRATIONS OF RISK (cont.)

As of March 31, 2024, 22.1% of accounts receivable and sale-type lease investments were collectively owed by two customers. The ageing for aforementioned receivables were less than 90 days.

(d)    Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by managing the mixture of fixed and variable rate debt, the issuance and maturity dates of debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of September 30, 2024 and March 31, 2024, the borrowings were at fixed interest rates.

(e)     Economic and political risk

The Company’s major operations are conducted in Asia. Accordingly, the political, economic, and legal environments in Asia, as well as the general state of Asia’s economy may influence the Company’s business, financial condition, and results of operations.

(f)     Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of S$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(g)    Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

NOTE — 17 COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of September 30, 2024 and March 31, 2024, the Company has no material commitments or contingencies.

NOTE — 18 OFF-BALANCE SHEET TRANSACTIONS

As of September 30, 2024, the Company has not entered into any material off-balance sheet transactions or arrangements.

The Company has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, the Company has not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, the Company do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, the Company do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

IOTHREE LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 19 SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before condensed consolidated financial statements are issued, the Company has evaluated the impact of all events or transactions that occurred after September 30, 2024, up through the date the Company issued the audited consolidated financial statements. Apart from the transactions disclosed elsewhere in these accompanying consolidated financial statements, the Company did not have any material subsequent events other than disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

IOTHREE LIMITED

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of IOTHREE Limited and Subsidiaries (collectively referred to as the “Company”) as of March 31, 2024 and 2023, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows each of the years in the two-year period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2023 Financial Statements

As discussed in Note 2 to the consolidated financial statements, the 2023 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

Singapore

We have served as the Company’s auditor since 2023.

October 10, 2024

IOTHREE LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Currency expressed in United States Dollars (“US$”))

	As of March 31,
	2024	2023 Restatement
ASSETS
Current assets:
Cash and cash equivalents	$995,092	$401,548
Accounts receivable	954,917	1,037,542
Net investment in sales-type leases	230,209	176,536
Inventories	912,432	1,176,167
Deposits, prepayments and other receivables	1,341,958	1,079,823
Total current assets	4,434,608	3,871,616

Non-current assets:
Property and equipment, net	643,914	473,808
Intangible assets, net	409,775	446,768
Net investment in sales-type leases	364,654	246,622
Total non-current assets	1,418,343	1,167,198

TOTAL ASSETS	$5,852,951	$5,038,814

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,054,455	$842,471
Customer deposits	1,567,270	371,609
Other payables and accrued liabilities	409,924	500,653
Bank borrowings	44,488	45,135
Lease liabilities	429,449	402,865
Income tax payable	—	92,413
Total current liabilities	3,505,586	2,255,146

Long-term liabilities:
Bank borrowings	81,799	124,272
Lease liabilities	289,570	386,454
Total long-term liabilities	371,369	510,726
TOTAL LIABILITIES	3,876,955	2,765,872

Commitments and contingencies

Shareholders’ equity
Ordinary share, US$0.00625 par value – 80,000,000 shares authorized, 24,000,000 shares issued and outstanding*	150,000	150,000
Share premium	652,637	652,637
Retained earnings	1,173,359	1,470,305
Total shareholders’ equity	1,975,996	2,272,942
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,852,951	$5,038,814

____________

*        Giving retroactive effect to the 24,000,000 shares issued and outstanding following the share consolidation and share split on August 22, 2024, starting from the earliest period presented.

See accompanying notes to consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Currency expressed in United States Dollars (“US$”))

	Years ended March 31,
	2024	2023
Revenues, net	$8,570,070	$7,487,564
Cost of revenue	(6,724,479)	(5,231,836)
Gross profit	1,845,591	2,255,728

Operating cost and expenses:
Sales and marketing expenses	(406,870)	(348,786)
General and administrative	(1,453,282)	(853,462)
Other operating expenses	(18,588)	(4,106)
Total operating cost and expenses	(1,878,740)	(1,206,354)

(Loss)/Income from operations	(33,149)	1,049,374

Finance income	20,743	14,110
Finance cost	(35,830)	(23,951)

(Loss)/Income before income taxes	(48,236)	1,039,533

Income tax credit/(expense)	43,790	(115,373)

NET (LOSS)/INCOME	$(4,446)	$924,160

Net (loss)/income per share
Basic and diluted*	$— **	$0.04

Weighted average number of ordinary shares outstanding
Basic and diluted*	24,000,000	24,000,000

____________

*        Giving retroactive effect to the 24,000,000 shares issued and outstanding following the share consolidation and share split on August 22, 2024, starting from the earliest period presented.

**      The net loss per share for year ended March 31, 2024 is immaterial.

See accompanying notes to consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Ordinary shares*		Additional paid-in capital	Retained earnings	Total shareholders’ equity
	No. of shares	Amount
Balance as of April 1, 2022	24,000,000	$150,000	$652,637	$624,785	$1,427,422

Dividends declared to the former shareholders	—	—	—	(78,640)	(78,640)
Net income for the year	—	—	—	924,160	924,160
Balance as of March 31, 2023	24,000,000	150,000	652,637	1,470,305	2,272,942

Dividends declared and paid to the former shareholders	—	—	—	(292,500)	(292,500)
Net (Loss) for the year	—	—	—	(4,446)	(4,446)
Balance as of March 31, 2024	24,000,000	$150,000	652,637	$1,173,359	$1,975,996

____________

*        Giving retroactive effect to the 24,000,000 shares issued and outstanding following the share consolidation and share split on August 22, 2024, starting from the earliest period presented.

See accompanying notes to consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Currency expressed in United States Dollars (“US$”))

	Years ended March 31,
	2024	2023
Cash flows from operating activities:
(Loss)/Income before income taxes	$(48,236)	$1,039,533
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	310,384	186,929
Bad debt expenses	1,435	7,025
Unrealised foreign exchange losses	6,088	13,686
Amortization of intangible assets	60,003	58,253

Change in operating assets and liabilities:
Accounts receivable	81,952	(314,382)
Net investment in sales-type leases	(171,705)	(213,095)
Inventories	263,735	(740,757)
Deposits, prepayments, and other receivables	(127,282)	(235,344)
Accounts payable	213,346	767,962
Customer deposits	1,195,661	169,111
Other payables and accrued liabilities	(105,338)	29,254
Income tax payable	(48,623)	(42,223)
Net cash provided by operating activities	1,631,420	725,952

Cash flows from investing activities:
Purchase of property and equipment	(468,355)	(7,179)
Purchase of intangible assets	(23,010)	(112,003)
Net cash used in investing activities	(491,365)	(119,182)

Cash flows from financing activities:
Funds injected by shareholders	700,000	—
Proceeds from lease financing	382,316	—
Repayment of bank borrowings	(43,120)	(40,822)
Repayment of lease liabilities	(464,211)	(290,875)
Dividends paid	(277,891)	(78,640)
Payment of deferred offering costs	(836,288)	—
Net cash used in financing activities	(539,194)	(410,337)

Effect on exchange rate change on cash and cash equivalents	(7,317)	(6,634)

Net change in cash and cash equivalent	593,544	189,799

BEGINNING OF YEAR	401,548	211,749
END OF YEAR	$995,092	$401,548

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$48,623	$55,255
Cash paid for interest	$35,830	$29,331

See accompanying notes to consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 1 BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Principal Activities

iOThree Limited (“iO3 Cayman”) was incorporated in the Cayman Islands on August 21, 2023 under the Companies Act as an exempted company with limited liability. The authorized share capital is $50,000 divided into 5,000,000 Ordinary Shares, at par value of US$0.01 each. On January 19, 2024, the authorized share capital increased to US$500,000 divided into 50,000,000 Ordinary Shares, at par value of US$0.01 each.

iO3 Cayman, through its subsidiaries (collectively with iO3 Cayman, the “Company”) are mainly engaged in the business of satellite communications and software.

Description of subsidiaries incorporated and controlled by the Company as at balance sheet date:

Name	Background	Effective ownership
iOThree Maritime Technologies Limited (“iO3 BVI”)	• British Virgin Islands company • Incorporated on August 21, 2023 • Issued and outstanding 1,000 ordinary shares for US$1,000 • Investment holding • Provision of investment holding	100% owned by iOThree Cayman

iO3 Pte. Ltd. (“iO3 Singapore”)	• Singaporean company • Incorporated on February 19, 2019 • Issued and outstanding 147,360 ordinary shares for US$102,137 • Satellite communications and software	100% owned by iO3 BVI

Reorganization

On August 21, 2023, our founder and Chief Executive Officer, Eng Chye Koh, incorporated iOThree Maritime Technologies Limited (“iO3 BVI”), a holding company incorporated under the laws of the British Virgin Islands, which has no substantial operations in the British Virgin Islands. On September 4, 2023, iO3 Cayman acquired 100% of the equity interests of iO3 BVI from Mr. Koh.

On October 6, 2023, as part of a reorganization for the purpose of this offering and listing on Nasdaq, iO3 BVI (at the direction of iO3 Cayman), acquired the entire equity interest in iO3 Singapore from its shareholders, namely Eng Chye Koh, Joanna Hui Cheng Soh, Zhenhua Yin, Wei Meng See, Loo Koon Goh and Tsang Nga Kwok, and as consideration, iO3 Cayman allotted and issued its shares to Tsang Nga Kwok and iO3 Strategic Investments Limited, which is owned by Eng Chye Koh, Joanna Hui Cheng Soh, Zhenhua Yin, Wei Meng See and Loo Koon Goh (i.e., iO3 Cayman allotted and issued an aggregate of 50,000 Ordinary Shares of par value of US$0.01 each of iO3 Cayman credited as fully paid to Tsang Nga Kwok and iO3 Strategic Investments Limited for a consideration of US$1,630,695 determined based on the net assets of iO3 Singapore as at March 31, 2023, which is settled by the transfer of an aggregate of 147,360 ordinary shares of iO3 Singapore to iO3 BVI). After the reorganization, iO3 Singapore became a wholly-owned subsidiary of iO3 BVI, which in turn, is our wholly-owned subsidiary.

On February 8, 2024, as of the final step in the series of reorganization transactions for the purpose of this offering and listing on Nasdaq, each shareholder of iO3 Cayman (i.e., iO3 Strategic Investments Limited, All Wealthy International Limited, Tsang Nga Kwok, One Investment and Consultancy Limited, Sakal Capital Pte. Ltd. and Shao Qi Limited) was allotted and issued shares in iO3 Cayman that were in proportion to their existing shareholdings,

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 1 BUSINESS OVERVIEW AND BASIS OF PRESENTATION (cont.)

credited as fully paid up at par value out of the share premium account of iO3 Cayman. After such allotment and issuance, the total number of issued and outstanding shares of iO3 Cayman increased from 100,000 Ordinary Shares to 15,000,000 Ordinary Shares.

The financial statements of the Company were prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company. Accordingly, the results of the Company include the results of the subsidiaries for two-year period ended March 31, 2024 and 2023. Such manner of presentation reflects the economic substance of the companies, which were under common control throughout the relevant period, as a single economic enterprise, although the legal parent-subsidiary relationships were not established.

Forward Share Consolidation and Share Split

On August 22, 2024, the Company conducted share consolidation and share split as follow:

(a) Share consolidated at the ratio of 1:5, i.e. every 5 ordinary shares were consolidated to 1 ordinary share; and

(b) Share split at the ratio of 8:1, i.e. every 1 ordinary share was subdivided into 8 ordinary shares.

Subsequent to the above exercise, the Company has an authorised share of 80,000,000 ordinary shares of par value US$0.00625 each and 24,000,000 ordinary shares outstanding. All share and per share data throughout these consolidated financial statements have been retroactively adjusted to reflect the forward share consolidation and share split.

NOTE — 2 RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to filing of its Form F1/A, the Company identified errors in its historical consolidated financial statements which have not been prepared on the basis as if the reorganization became effective as of April 1, 2022.

The tables below summarize the effects of the restatement of the consolidated balance sheets as of March 31, 2023:

	As of March 31, 2023
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Cash and cash equivalents	$401,048	$500	$401,548
Deposits, prepayments and other receivables	379,823	700,000	1,079,823
Total current assets	3,171,116	700,500	3,871,616
TOTAL ASSETS	$4,338,314	$700,500	$5,038,814

Ordinary share, US$0.00625 par value – 80,000,000 shares authorized, 24,000,000 shares issued and outstanding	$102,137	$47,863	$150,000
Additional paid-in capital	—	652,637	652,637
Total shareholders’ equity	1,572,442	700,500	2,272,942
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,338,314	$700,500	$5,038,814

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

•        Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. Significant accounting estimates in the period include the allowance for doubtful accounts on accounts and other receivables, impairment loss on inventories, assumptions used in assessing right of use assets and impairment of long-lived assets, and deferred tax valuation allowance.

The inputs into the management’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

•        Basis of Consolidation

The consolidated financial statements include the consolidated financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

•        Foreign Currency Translation and Transaction

The reporting currency of the Company is United States Dollar or “US$” and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries maintain their books and record in United States Dollars or “US$”, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the date of the balance sheet dates. The resulting exchange differences arising on the settlement of monetary items or on translating monetary items at the date of the balance sheet dates are recorded in the statement of operations.

•        Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts which are subject to an insignificant risk of change in value. The Company maintains its bank accounts in Singapore.

•        Accounts Receivable, net

Accounts receivable include trade accounts due from customers in the sale of products or delivery of services.

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable are within 90 days upon the delivery of goods or services. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

The Company does not hold any collateral or other credit enhancements overs its accounts receivable balances.

Contract asset

Amount receivable include contract asset arises when an entity transfers a good or performs a service in advance of receiving consideration from the customer as agreed upon. A contract asset becomes a receivable once the entity’s right to the receive consideration becomes unconditional.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Net investment in sales-type lease

A net investment in finance lease is recognized if a lease meets specific criteria under Accounting Standards Codification (“ASC”) 842 at its inception. Upon commencement of the lease, the book value of the equipment is de-recognized and a net investment in finance lease is recognized in our Consolidated Balance Sheets based on the present value of fixed payments under the contract and the residual value of the underlying asset, discounted at the rate implicit in the lease. The Company recognize the difference between the book value of the equipment and the net investment in the lease in equipment sales in our Consolidated Statement of Operations. Interest income on our net investment in finance leases is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. (Refer to Lease for more information).

•        Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined by the weighted average cost method. The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

•        Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, accounting, and consulting fees relating to the Company’s proposed initial public offering (“IPO”), are capitalized in “Deposits, prepayments and other receivables” on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be expensed.

•        Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Computer equipment	3 years
Furniture, fixtures and fittings	3 years
Equipment	3 to 7 years
Motor vehicles	5 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•        Intangible assets

The software license is acquired by the Company. It initially recognised at cost and subsequently carried at cost less accumulated amortization and accumulated impairment losses, if any. Amortization is calculated on the straight-line basis over its expected useful lives of 7 years.

Software development costs consists of costs incurred to develop cloud-based applications used to deliver our services. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the technological feasibility stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. As of balance sheet date, the software is in progress of development and not amortized until it is ready for intended use.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the intangible asset, are recognised in profit or loss when the intangible asset is derecognised.

The intangible assets are tested annually for impairment.

•        Impairment of Long-lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

•        Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC 606”) Revenue from Contracts with Customers, revenue is recognized when a customer obtains control of promised products and services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for these products and services. To achieve this core principle, the Company applies the following five steps as per Accounting Standards Update (“ASU”) No. 2014-09:

1.      Identification of the contract(s) with a customer

A contract with a customer exists when

(i)     the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services,

(ii)    the contract has commercial substance, and

(iii)   the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on historical results and the customer’s ability to pay the promised consideration. The Company’s contracts are typically evidenced through a signed Company quote or a customer purchase order and Company quote.

2.      Identification of the performance obligations in the contract

At contract inception, the Company evaluates whether a single contract includes more than one performance obligation. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on their own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

3.      Determination of the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer. Such amounts are stated within the customer contracts.

4.      Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP) basis. The Company determines SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, the Company estimates the SSP taking into consideration available information, such as market conditions and internally approved pricing guidelines related to the performance obligations.

5.      Recognition of revenue when or as the Company satisfies a performance obligation

Satellite connectivity solution

The Company provide various type of satellite connectivity solution to our customers:

(a)     Subscription

Monthly subscription fee is charged to customers for the satellite connection service in relating to the airtime, bandwidth subscription plan and value-added service subscribed. The revenue is recognized ratably over the period of the contract.

(b)    Sales of satellite network equipment and devices

The sales of satellite network equipment and devices including antenna, satellite phone, battery, wall charger, modem etc. The equipment is shipped and installed at the destination specified by the customer. As such, shipping and handling services are part of the performance obligation to deliver the equipment to customers. The revenue, including the shipping and handling fee charged to customers, is recognized at the point in time when control and ownership of the goods is transferred to the customer.

(c)     Integrated satellite connectivity solution

The Company offers integrated satellite connectivity solution to our customer, which includes both airtime and the satellite network equipment for network connection. Contract with customer comprise multiple performance obligations and may have lease components. The total contract consideration is allocated to the airtime service and the sales of satellite network equipment and devices, which represents distinct performance obligations. The revenue in relating to the airtime subscription fee is recognized according to (a) above. For satellite network equipment and devices, the Company assesses at contract inception whether it meet the criteria of lease. If the criteria are met, the revenue is recognized according to ASC 842, Leases (refer to the note in relating to lease). If the criteria are not met, the revenue from the sales of satellite network equipment and devices are recognized upon the completion of installation and the transfer of control to the customer.

Digitalization and other solution

(a)     Digital platform service — The Company provides customers access to the digital platform (“Jarviss”) to obtain real time information for their daily operation management. Monthly subscription fee is charged to the customers based on the number of user access and number of service elements subscribed. Revenue

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

recognition commences rateably when control of the services is transferred to the customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those services over the contractual term.

(b)    Provision of information technology (IT) support — Customer specifies their IT support requirement in a contract, which may include IT help desk service, technical support, installation of software in the devices as specified etc. Performance obligations promised in the contract are identified based on the goods or services that to be delivered to the customer. Revenue recognition commences when or as the Company satisfies a performance obligation and the control of the goods or services transferred to the customer.

(c)     Provision of shipboard support services — The Company supplies shipboard equipment and/or engineering service as per customer’s specification. Equipment is installed at the destination specified by the customers. As such, shipping and handling services are part of the performance obligation to deliver the equipment to customers. Revenue, including the shipping and handling fee charged to customers, is recognized when or as the Company satisfies a performance obligation and the control of the goods or services transferred to the customer.

The Company is subject to GST which is levied on the products at the rate of 0% – 9% (2023: 0% – 8%) on the invoiced value of sales in Singapore. The Company records its revenues on product sales, net of good & service taxes (“GST”).

Advance payment from customer on future products are recorded as customer deposit and recognized as income when the control and ownership of the good is transferred to the customer. The deposits received in advance from customers were $1,567,270 and $371,609 as at March 31, 2024 and 2023, respectively.

•        Lease

The Company assesses at contract inception whether a contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term corresponds to the non-cancellable period of each contract.

Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet; the Company recognizes lease expense or income for these leases on a straight-line basis over the lease term.

The Company as a lessor

At the commencement date, the lease payments are fixed payments. Lease payments do not include variable lease payments that do not depend on an index or a rate.

Leases are classified at the lease commencement date as either a sales-type lease or an operating lease. The lessor shall classify a lease as a sales-type lease when the lease meets any of the following criteria:

a)      the lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

b)      the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise;

c)      the lease term is for the major part of the remaining economic life of the underlying asset;

d)      the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or

e)      the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Notwithstanding the above criteria, leases are classified as operating leases if they have variable lease payments that do not depend on an index or rate and if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a selling loss.

For a sales-type lease, at the lease commencement, net investment in the lease is recognized by the sum of the lease receivable and the unguaranteed residual asset. Lease receivable is the present values of the sum of lease payments and the guaranteed residual asset. The Company recognizes all revenue and costs associated with the sales-type lease as revenue from leasing activities and cost of leasing activities upon delivery of the underlying asset to the customer. Interest income based on the implicit rate in the lease is recorded to finance income over time as customers are invoiced on a monthly basis.

All other leases are accounted for as operating leases wherein the Company recognizes, at the commencement date, the lease payments as income in profit or loss over the lease term on a straight-line basis and the Company recognizes variable lease payments as income in profit or loss in the period in which the changes in facts and circumstances on which the variable lease payment are based occur.

The Company suspend recognition of sales-type lease revenue and operating lease revenue and place the account on non-accrual status when management determines that collection of future income is not probable (generally after 60 days past due). The Company resume recognition of revenue, and recognize previously suspended income, when the Company consider collection of remaining amounts to be probable. The Company write off interest earned but uncollected prior to the receivables being placed on non-accrual status through allowance for doubtful accounts when, in the judgment of management, the Company consider it to be uncollectible.

The Company as a lessee

Leases are classified at the inception date as either a finance lease or an operating lease. As the lessee, a lease is a finance lease if any of the following conditions exist:

a)      ownership is transferred to the lessee by the end of the lease term,

b)      there is a bargain purchase option,

c)      the lease term is at least 75% of the asset’s estimated remaining economic life,

d)      the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased asset to the lessor at the inception date or

e)      the leased asset is of such a specialized nature that it is expected to have no alternative use.

Finance lease assets are presented separately on the consolidated balance sheet as finance lease right-of-use assets, and current and non-current portion of finance lease liabilities.

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. Operating leases (with an initial term of more than 12 months) are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities (current), and operating lease liabilities (non-current) in the consolidated balance sheet. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company utilizes a market-based approach to estimate the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease prepayments, reduced by lease incentives and accrued rent. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

•        Shipping and Handling costs

Shipping and handling costs are included in cost of revenue as it is part of the Company’s fulfilment activity to satisfy the performance obligation as specified in the sales contract.

•        Sales and Marketing

Sales and marketing expenses include payroll, employee benefits and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $67,994 and $15,489 for the financial years ended March 31, 2024 and 2023, respectively.

•        Government Grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is dependent on the management’s expectation of when the conditions attached to the grant can be fulfilled.

Government grants as compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company during the COVID-19 pandemic. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants. Government grants are recognized when received and all the conditions for their receipt have been met and are recorded as part of Other Income. The grants received were $19,436 and $52,970 for the years ended March 31, 2024 and 2023, respectively from the Singapore Government.

•        Comprehensive Income (Loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of shareholder’s equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•        Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their consolidated financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the consolidated financial statements when it is more likely

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company is subject to tax in its local jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authorities. As such, the current and deferred tax were assessed based on each subsidiary’s local tax jurisdiction.

As of March 31, 2024 and 2023, the Company has no significant unrecognized deferred tax assets and liabilities.

Goods and services tax (“GST”)

Revenues, expenses and assets are recognised net of the amount of GST except:

—     Where the GST incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

—     Receivables and payables that are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

For the financial years ended March 31, 2024 and 2023, the Company did not have any interest and penalties associated with tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

•        Retirement Plan Costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service are provided. The Company is required to make contribution to their employees under a government-mandated multi-employer defined contribution pension scheme for its eligible full-times employees in Singapore. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the years ended March 31, 2024 and 2023, $181,512 and $143,970 contributions were made accordingly.

•        Segment Reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, who is the Company’s Chief Executive Officer, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has two operating segments, namely Satellite connectivity solution and Digitalization and other solution (refer to Note 2 of Revenue recognition for further details). The internal reports have been prepared based on these operating segments for decision making and performance assessment. It is, therefore, used as the source for reportable segments of the Company.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825 – 10 – 15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

•        Commitments and Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Singapore Deposit Protection Board pays compensation up to a limit of S$75,000 (approximately $56,397) if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2024, cash balance of $0.9 million were maintained at financial institutions in Singapore, of which approximately $0.9 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for doubtful accounts are based on the estimated realizable value. The Company identifies credit risk on a customer by customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

•        Exchange Rate Risk

The reporting currency of the Company is US$, to date the majority of the Company’s revenues and costs are denominated in US$ and S$, a majority of the Company’s assets are denominated in US$ and S$ and a significant portion of the Company’s liabilities are denominated in S$. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and S$. If S$ depreciates against US$, the value of S$ revenues, costs and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

•        Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

•        Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosure (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

•        Level 1:    Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

•        Level 2:    Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

•        Level 3:    Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, accounts payable, income tax payable, amount due to a related party, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of note payable approximate the carrying amount. The Company accounts for loans receivable at cost, subject to impairment testing. The Company obtains a third-party valuation based upon loan level data including note rate, type and term of the underlying loans.

The Company’s non-marketable equity securities are investments in privately held companies, which are without readily determinable market values and are classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

•        Recently Issued Accounting Pronouncements

In June 2023, the FASB issued Accounting Standards Update (ASU) No. 2022-03 Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This guidance is effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after October 15, 2023. Early adoption is permitted. The Company has assessed ASU 2023-03 and early adopted the guidance during the second quarter of 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842) — Common-Control Arrangements. This guidance amends the accounting for leasehold improvements in common-control arrangements by requiring a lessee in a common-control arrangement to amortize leasehold improvements that it owns over the improvements’ useful life to the common-control group, regardless of the lease term, if the lessee continues to control the use of the underlying asset through a lease. The new standard will become effective for the Company beginning in fiscal year 2025. The adoption did not have a material impact on the Company’s consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. This update will improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB codification with the SEC’s regulations. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements, but does not expect the impact to be material.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on the consolidated financial statements.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 4 BUSINESS SEGMENT AND DISAGGREGATION OF REVENUE (RESTATEMENT)

The Company has disaggregated its revenue from contracts with customers into categories based on the business segment and nature of the revenue in the following table:

	Years ended March 31,
	2024				2023
	Satellite connectivity solution	Digitalization and other solution	Unallocated	Total	Satellite connectivity solution	Digitalization and other solution	Unallocated	Total
Revenue
Subscription	$3,678,354	369,179	—	4,047,533	$3,605,177	84,770	—	3,689,947
Equipment, device and services	1,933,744	2,588,793	—	4,522,537	1,381,085	2,416,532	—	3,797,617
	5,612,098	2,957,972	__	8,570,070	4,986,262	2,501,302	__	7,487,564
Cost of revenue
Subscription	$(2,018,989)	(363,207)	—	(2,382,196)	$(2,222,496)	(133,400)	—	(2,355,896)
Equipment, device and services	(1,931,319)	(2,410,964)	—	(4,342,283)	(1,176,274)	(1,699,666)	—	(2,875,940)
	(3,950,308)	(2,774,171)	—	(6,724,479)	(3,398,770)	(1,833,066)	—	(5,231,836)
Gross profit
Subscription	$1,659,365	5,972	—	1,665,337	$1,382,681	(48,630)	—	1,334,051
Equipment, device and services	2,425	177,829	—	180,254	204,811	716,866	—	921,677
	1,661,790	183,801	—	1,845,591	1,587,492	668,236	—	2,255,728

Operating expenses	$(74,844)	—	(1,803,896)	(1,878,740)	$(59,253)	—	(1,147,101)	(1,206,354)
(Loss)/Income from operations	1,586,946	183,801	(1,803,896)	(33,149)	1,528,239	668,236	(1,147,101)	1,049,374

Finance income	20,743	—	—	20,743	14,110	—	—	14,110
Finance cost	(29,370)	—	(6,460)	(35,830)	(15,874)	—	(8,077)	(23,951)
(Loss)/Income before income taxes	1,578,319	183,801	(1,810,356)	(48,236)	1,526,475	668,236	(1,155,178)	1,039,533

Segment assets	$2,952,219	1,022,426	1,878,306	5,852,951	$2,405,316	1,266,820	1,366,678	5,038,814
Segment liabilities	415,372	228,261	3,233,322	3,876,955	1,442,557	610,353	712,962	2,765,872

The following table presents revenues earned from external customers:

	Year ended March 31,
	2024	2023
Subscription income from satellite connection service	$3,678,354	$3,605,177
Sales and lease of satellite network equipment and device	1,933,744	1,381,085
Subscription income from Jarviss	369,179	84,770
Revenue from IT support services	2,418,470	2,133,923
Revenue from shipboard support services	170,323	282,609
	$8,570,070	$7,487,564

The major customers (refer to Note 18(a) for further details) contributed for $869,824 (2023: $1,021,886) of the Company’s total revenue.

Included in the revenue from sales and lease of equipment, device and services of satellite connectivity solution of US$1,933,744, the lease income from sales-type lease and operating lease are as below:

	Year ended March 31,
	2024	2023
Sales-type lease income	$409,931	$369,439
Operating lease income	116,150	24,000
	$526,081	$393,439

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 4 BUSINESS SEGMENT AND DISAGGREGATION OF REVENUE (RESTATEMENT) (cont.)

The following table presents revenues by geographic area based on the countries in which the customer is located:

	Years ended March 31,
	2024	2023
Singapore	$3,407,171	$3,486,682
Malaysia	1,130,439	1,178,936
Israel	869,824	752,121
Indonesia	816,023	566,769
Thailand	625,178	576,644
Vietnam	534,472	343,233
Others	1,186,963	583,179
	$8,570,070	$7,487,564

NOTE — 5 FINANCE INCOME

Finance income consisted of interest income from sales-type lease as a lessor.

NOTE — 6 FINANCE COSTS

Finance costs consisted of the following:

	Year ended March 31,
	2024	2023
Interest expense in relating to finance lease	$29,370	$15,874
Interest expense in relating to bank borrowing	6,460	8,077
	$35,830	$23,951

NOTE — 7 ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of March 31,
	2024	2023
Accounts receivable, net	$954,917	$1,028,457
Contract assets	—	9,085
	$954,917	$1,037,542

Contract assets were consideration for sale of satellite equipment, which are unconditional (i.e., only the passage of time is required before payment of the consideration is due).

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for doubtful accounts, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecasted economic and market conditions. For the financial years ended March 31, 2024 and 2023, the Company made no allowance for doubtful accounts.

Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant. For the financial years ended March 31, 2024 and 2023, bad debt write-offs were $1,435 and $7,025 respectively.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 7 ACCOUNTS RECEIVABLE, NET (cont.)

At March 31, 2024 and 2023, the analysis of the accounts receivable aging at the reporting date was as follows.

	As of March 31,
	2024	2023
Less than 30 days	$444,526	$653,843
31 – 60 days	382,775	286,676
61 – 90 days	57,250	68,656
More than 90 days	70,366	19,282
	$954,917	$1,028,457

The unsatisfied performance obligation resulting from long term satellite connectivity and digitalization contracts were expected to be recognized as revenue over the periods as specified below:

	As of March 31,
	2024	2023
Less than 1 year	$1,343,215	$1,510,357
From 1 to 2 years	762,783	845,469
From 2 to 3 years	348,496	332,118
From 3 to 4 years	209,356	76,497
From 4 to 5 years	90,498	35,074
Total	$2,754,348	$2,799,515

NOTE — 8 INVENTORIES

The Company’s inventories consisted of the following:-

	As of March 31,
	2024	2023
Satellite network and information technology equipment, at cost	$912,432	$1,176,167

No reserve for obsolete inventories for years ended March 31, 2024 and 2023.

NOTE — 9 AMOUNT DUE FROM RELATED PARTY

There was no amount due from related party as at March 31, 2024.

Included in the deposits, prepayments and other receivables, there was an amount due from related party, TheNextBigThing Pte. Ltd., of $5,006 as at March 31, 2023. Eng Chye Koh, Joanna Hui Cheng Soh and Loo Kook Goh, the shareholders of the Company, are also the shareholders of TheNextBigThing Pte. Ltd. The amounts are unsecured, interest-free, repayable on demand and non-trade in nature.

NOTE — 10 PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of March 31,
	2024	2023
At cost:
Right-of-use assets	$423,333	$411,198
Equipment	780,009	338,833
Computer equipment	54,267	30,802
Furniture, fixtures and fittings	5,862	2,146
Motor vehicles	7,179	7,179
	1,270,650	790,158
Less: accumulated depreciation	(626,736)	(316,350)
Property and equipment, net	$643,914	$473,808

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 10 PROPERTY AND EQUIPMENT, NET (cont.)

Property and equipment under finance leasing arrangements classified under equipment as of March 31, 2024 and 2023 amounted to $469,617 and $194,267, respectively. Details of such leased assets are disclosed in Note 11.

Right-of-use assets under operating leasing arrangements as of March 31, 2024 and 2023 amounted to $125,735 and $253,840, respectively. Details of such leased assets are disclosed in Note 11.

Depreciation expense for the financial years ended March 31, 2024 and 2023 were included in cost of revenue and general and administrative expenses as below:-

	Year ended March 31,
	2024	2023
Cost of revenue:
Depreciation on equipment under finance lease	$139,020	$101,854
General and administrative expenses
Depreciation on rights of use assets under operating lease	140,239	59,290
Depreciation on other assets	31,125	25,785
	$310,384	$186,929

NOTE — 11 LEASES

Company as a lessee

The Company has entered into finance lease agreements to purchase the equipment used in its operations. The lease terms are 3 years. The right-of-use of the equipment are included under property and equipment.

The Company has also entered into operating lease agreements for office and warehouse. The remaining lives of the leases were less than 2 years. The Company adopts 4.25% as weighted average incremental borrowing rate to determine the present value of the lease payments.

The table below presents the lease-related assets and liabilities recorded on the consolidated balance sheet.

	As of March 31,
	2024	2023
Assets
Finance lease, right-of-use assets, net	$469,617	$194,267
Operating lease, right-of-use assets, net	125,735	253,840
Total right-of-use asset	$595,352	$448,107

Liabilities
Current:
Finance lease liabilities	$317,057	$259,252
Operating lease liabilities	112,392	143,613
	429,449	402,865

Non-current:
Finance lease liabilities	283,878	279,739
Operating lease liabilities	5,692	106,715
	289,570	386,454
Total lease liabilities	$719,019	$789,319

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 11 LEASES (cont.)

	Years ended March 31,
	2024	2023
Finance lease cost:
Interest on lease liabilities (per ASC 842)	$21,868	$15,874

Operating lease cost:
Operating lease expense (per ASC 842)	147,741	63,953
Total lease expense	$169,609	$79,827

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets. There were no short-term leases for years ended March 31, 2024 and March 31, 2023.

Components of Lease Expense

The Company recognize lease expense on a straight-line basis over the term of the operating leases, as reported within “general and administrative” expense on the accompanying consolidated statement of operations.

Future Contractual Lease Payments

Finance lease

As of March 31, 2024 and 2023, the maturities of finance lease liabilities (excluding short-term leases) were as follows:

	As of March 31,
	2024	2023
Less than 1 year	$334,230	$275,040
More than 1 year	291,225	287,656
Total undiscounted lease payments	625,455	562,696
Less: Interest	(24,520)	(23,705)
	$600,935	$538,991

Representing:-
Current liabilities	$317,057	$259,252
Non-current liabilities	283,878	279,739
	600,935	538,991

Operating lease

As of March 31, 2024 and 2023, the maturities of operating lease liabilities (excluding short-term leases) were as follows:

	As of March 31,
	2024	2023
Less than 1 year (current liabilities)	$112,392	$143,613
From 1 to 2 years (non-current liabilities)	5,692	106,715
	$118,084	$250,328

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 11 LEASES (cont.)

Company as a lessor

Sales-type lease receivables

The Company has entered into sales-type lease agreements with customers for sales of equipment. The lease terms are 3-5 years. Net investment in sales-type leases, which is the sum of the present value of the future contractual lease payments from customers. Lease receivables relating to sales-type leases are presented on the consolidated balance sheet as follows:

	As of March 31,
	2024	2023
Gross lease receivables	$867,751	$677,970
Received cash	(236,225)	(233,154)
Unearned interest income	(36,663)	(21,658)
	$594,863	$423,158
Reported as:
Current net investment in sales-type lease	230,209	176,536
Non-current net investment in sales-type lease	364,654	246,622
	594,863	423,158

As of March 31, 2024 and 2023, undiscounted cash flows of our sales-type lease receivables from customers for the next five years and thereafter were as follows:

	As of March 31,
	2024	2023
Less than 1 year	$230,209	$176,376
From 1 to 2 years	173,386	129,360
From 2 to 3 years	106,094	66,164
From 3 to 4 years	61,081	37,108
From 4 to 5 years	24,093	14,150
Total	$594,863	$423,158

Lease income in operating lease

The Company has entered into lease agreements with customers for rental of equipment. The leases are fixed payment and the lease terms are 3 years. The Company recognized the lease payments as revenue in profit or loss over the lease term on a straight-line basis as below:

	Year ended March 31,
	2024	2023
Lease income relating to operating lease	$116,150	$24,000

The operating lease term is 3 years. As of March 31, 2024 and 2023, undiscounted cash flows of our operating lease receivables from customers for the next three years and thereafter were as follows:

	As of March 31,
	2024	2023
Less than 1 year	$177,000	$40,200
From 1 to 2 years	154,200	39,000
From 2 to 3 years	62,050	16,200
	$393,250	$95,400

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 12 INTANGIBLE ASSETS

	As of March 31,
	2024	2023
Intangible assets:
Software license	$420,021	$420,021
Software under development	108,010	85,000
	528,031	505,021
Less: accumulated amortization	(118,256)	(58,253)
Intangible assets, net	$409,775	$446,768

The amortization expense, included in the cost of revenue, for the financial year ended March 31, 2024 and March 31, 2023 was $60,003 and $58,253 respectively.

As of March 31, 2024, the estimated future amortization of finite-lived intangible assets for the next five years and thereafter was as follows:

Year ended March 31, 2025	$60,003
Year ended March 31, 2026	60,003
Year ended March 31, 2027	60,003
Year ended March 31, 2028	60,003
Thereafter	61,753
Total	$301,765

NOTE — 13 AMOUNTS DUE TO RELATED PARTIES

Included in other payables and accrued liabilities, there was no amount due to a director, Koh Eng Chye, as at March 31, 2024 (2023: $77,697).

NOTE — 14 BANK BORROWING

Bank borrowing consisted of the following:

	Term of repayments	Annual interest rate	As of March 31,
			2024	2023
Term loan	5 years	4.25%	$126,287	$169,407
Representing:-
Within 12 months			$44,488	$45,135
Over 1 year			81,799	124,272
			$126,287	$169,407

As of March 31, 2024 and 2023, bank borrowing was obtained from a financial institution in Singapore, which bear annual interest at a fixed rate from 4.25% and are repayable in 5 years.

The Company’s bank borrowing is guaranteed under personal guarantees from the directors, Eng Chye Koh and Joanna Hui Cheng Soh, and a third party.

NOTE — 15 SHAREHOLDERS’ EQUITY (RESTATEMENT)

Ordinary Shares

iO3 Cayman was established under the laws of Cayman Islands on August 21, 2023. After the reorganization exercise (see Note 1), iO3 Cayman has an authorized share of 50,000,000 Ordinary Shares of par value US$0.01 each and 15,000,000 Ordinary Shares outstanding.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 15 SHAREHOLDERS’ EQUITY (RESTATEMENT) (cont.)

On August 22, 2024, the Company conducted forward share consolidation and share split as follow:

(a)     Share consolidated at the ratio of 1:5, i.e. every 5 ordinary shares were consolidated to 1 ordinary share; and

(b)    Share split at the ratio of 8:1, i.e. every 1 ordinary share was subdivided into 8 ordinary shares.

Subsequent to the above exercise, the Company has an authorised share of 80,000,000 ordinary shares of par value US$0.00625 each and 24,000,000 ordinary shares outstanding. All share and per share data throughout these consolidated financial statements have been retroactively adjusted to reflect the forward share consolidation and share split.

iO3 Cayman is authorized to issue one class of Ordinary Share.

The holders of iO3 Cayman’s Ordinary Share are entitled to the following rights:

Voting Rights:    Each share of iO3 Cayman’s Ordinary Share entitles its holder to one vote per share on all matters to be voted or consented upon by the shareholders. Holders of iO3 Cayman’s Ordinary Shares are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Right:    Subject to limitations under Cayman law and preferences that may apply to any shares of preferred share that iO3 Cayman may decide to issue in the future, holders of iO3 Cayman’s Ordinary Share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of iO3 Cayman out of funds legally available therefor.

Liquidation Right:    In the event of the liquidation, dissolution or winding up of our business, the holders of iO3 Cayman’s Ordinary Share are entitled to share ratably in the assets available for distribution after the payment of all of the debts and other liabilities of iO3 Cayman, subject to the prior rights of the holders of iO3 Cayman’s preferred share.

Other Matters:    The holders of iO3 Cayman’s Ordinary Share have no subscription, redemption or conversion privileges. iO3 Cayman’s Ordinary Share does not entitle its holders to preemptive rights. All of the outstanding shares of iO3 Cayman’s Ordinary Share are fully paid and non-assessable. The rights, preferences and privileges of the holders of iO3 Cayman’s Ordinary Share are subject to the rights of the holders of shares of any series of preferred share which iO3 Cayman may issue in the future.

Dividend Distribution

	As of March 31,
	2024	2023
Declared and paid during the financial year

Dividends on ordinary shares:
– Interim exempt (one-tier) dividends of US$1.98 cents (2023: 0.56 cents) per share	$292,500	$78,640

NOTE — 16 INCOME TAXES

The provision for income taxes consisted of the following:

	Years ended March 31,
	2024	2023
(Over provision for income taxes in prior financial years)/current tax	$(43,790)	$115,373

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 16 INCOME TAXES (cont.)

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries are subject to taxes in the jurisdiction in which they operate, as follows:

BVI

iOThree Maritime Technologies Limited is considered to be an exempted British Virgin Islands Company and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Singapore

iO3 Pte. Ltd’s operations are primarily conducted in Singapore and are therefore subject to Singaporean tax law at the corporate tax rate at 17% on the Company’s assessable income arising in Singapore during its tax year.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the financial years ended March 31, 2024 and 2023 are as follows:

	Years ended March 31,
	2024	2023
(Loss)/Income before income taxes	$(48,236)	$1,039,533
Statutory income tax rate	17%	17%
Income tax expense at statutory rate	(8,200)	176,721
Tax incentives	(28,995)	(33,747)
Tax effect of deductible contractual lease payment	(25,738)	(11,978)
Tax effect of non-deductible items	72,042	51,345
Tax exemptions in relating to newly incorporated company	(13,072)	(13,072)
Utilization of capital allowance	(37,962)	(19,668)
Over provision of income taxes in prior financial years, net	(43,790)	(22,917)
Others	41,925	(11,311)
Income tax (credit)/expense	$(43,790)	$115,373

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the financial years ended March 31, 2024 and 2023 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2024.

NOTE — 17 RELATED PARTY TRANSACTIONS

Apart from the transactions and balances detailed elsewhere in these accompanying consolidated financial statements, the Company has no other significant or material related party transactions during the years presented.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 18 CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)     Major customers

For the financial year ended March 31, 2024 and 2023, the customers who accounted for 10% or more of the Company’s revenue are as below:

	2024		2023
	Percentage of revenue	Accounts receivable	Percentage of revenue	Accounts receivable
Customer A (Digitalization and other solution segment)	10.2%	$—	10.0%	$—

(b)    Major vendors

For the financial year ended March 31, 2024 and 2023, the vendor who accounted for 10% or more of the Company’s purchases and its outstanding payable balances as at year end date, is presented as follows:

	2024		2023
	Percentage of purchases	Accounts payable	Percentage of purchases	Accounts payable
Vendor A	18.5%	$352,444	22.5%	$143,696

(c)     Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts and loans receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Singapore Deposit Protection Board pays compensation up to a limit of S$75,000 (approximately $55,592) if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2024, cash balance of $1.0 million, of which approximately $1.0 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for doubtful accounts based on the estimated realizable value.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally do not require a collateral. The Company also considers the probability of default upon initial recognition of asset and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days or there is significant difficulty of the counterparty.

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

•        Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations

•        Internal credit rating

•        External credit rating and when necessary

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 18 CONCENTRATIONS OF RISK (cont.)

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 60 days past due in making contractual payment.

As of March 31, 2024, 22.1% (2023: 23.5%) of accounts receivable and sale-type lease investments were collectively owed by two customers (2023: two customers). The ageing for aforementioned receivables were less than 90 days except for $Nil (2023: $21,565) which was 30 days overdue. However, this amount was successfully collected after the reporting date.

(d)    Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by managing the mixture of fixed and variable rate debt, the issuance and maturity dates of debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of March 31, 2024 and 2023, the borrowings were at fixed interest rates.

(e)     Economic and political risk

The Company’s major operations are conducted in Asia. Accordingly, the political, economic, and legal environments in Asia, as well as the general state of Asia’s economy may influence the Company’s business, financial condition, and results of operations.

(f)     Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of S$ converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(g)    Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

NOTE — 19 COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of March 31, 2024 and 2023, the Company has no material commitments or contingencies.

NOTE — 20 OFF-BALANCE SHEET TRANSACTIONS

As of March 31, 2024, the Company has not entered into any material off-balance sheet transactions or arrangements.

IOTHREE LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE — 20 OFF-BALANCE SHEET TRANSACTIONS (cont.)

The Company has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, the Company has not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, the Company do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, the Company do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

NOTE — 21 SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before condensed consolidated financial statements are issued, the Company has evaluated the impact of all events or transactions that occurred after March 31, 2024, up through the date the Company issued the audited consolidated financial statements. Apart from the transactions disclosed elsewhere in these accompanying consolidated financial statements, the Company did not have any material subsequent events other than disclosed above.

iOThree Limited

3,412,500 Ordinary Shares to be Sold by the Reselling Shareholders

_________________

RESALE PROSPECTUS

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April 9, 2025

Until and including May 4, 2025 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.